                                                                  EXECUTION COPY


                    ACQUISITION AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                             QUADRAMED CORPORATION,

                               RH ACQUISITION CO.

                                       AND

                               FA ACQUISITION CO.,

                                 ON THE ONE HAND

                                       AND

                         RESOURCE HEALTH PARTNERS, L.P.,

                             RESOURCE HOLDINGS, LTD.

                                       AND

                              FRA ACQUISITION INC.,

                                ON THE OTHER HAND





                                      DATED

                                DECEMBER 29, 1997

                                TABLE OF CONTENTS

                                                                                          Page
ARTICLE I.         DEFINITIONS.............................................................  1

        1.1.       "AAA"...................................................................  1
        1.2.       "Advisory Committee"....................................................  1
        1.3.       "Affiliate".............................................................  1
        1.4.       "Agreement".............................................................  2
        1.5.       "Arbitrator"............................................................  2
        1.6.       "Articles of Merger"....................................................  2
        1.7.       "Certificates of Merger"................................................  2
        1.8.       "Closing"...............................................................  2
        1.9.       "Closing Consideration A"...............................................  2
        1.10.      "Closing Consideration B"...............................................  2
        1.11.      "Closing Considerations"................................................  2
        1.12.      "Code"..................................................................  2
        1.13.      "Company"...............................................................  2
        1.14.      "Company Advisors"......................................................  2
        1.15.      "Company Disclosure Schedule"...........................................  2
        1.16.      "Company Financial Statements"..........................................  2
        1.17.      "Confidentiality Agreement".............................................  3
        1.18.      "Contract"..............................................................  3
        1.19.      "Daily Price"...........................................................  3
        1.20.      "DGCL"..................................................................  3
        1.21.      "Effective Time"........................................................  3
        1.22.      "Employee Benefit Plan(s)"..............................................  3
        1.23.      "Encumbrances"..........................................................  3
        1.24.      "Environmental Law".....................................................  3
        1.25.      "ERISA".................................................................  3
        1.26.      "Exchange Act"..........................................................  3
        1.27.      "Escrow Agent"..........................................................  3
        1.28.      "Escrow Agreement"......................................................  4
        1.29.      "Escrow Shares".........................................................  4
        1.30.      "Fair Market Value".....................................................  4
        1.31.      "FRA"...................................................................  4
        1.32.      "FRA Common Stock"......................................................  4
        1.33.      "General Partner".......................................................  4
        1.34.      "Government Communications".............................................  4
        1.35.      "Hazardous Substance(s)"................................................  4
        1.36.      "Indemnified Person"....................................................  4
        1.37.      "Indemnifying Person"...................................................  4
        1.38.      "Intellectual Property".................................................  4
        1.39.      "IRS"...................................................................  4

        1.40.      "Investment Representation Letter"......................................  4
        1.41.      "Licenses"..............................................................  5
        1.42.      "Loss(es)"..............................................................  5
        1.43.      "Material Adverse Effect"...............................................  5
        1.44.      "Merger Subs"...........................................................  5
        1.45.      "Mergers"...............................................................  5
        1.46.      "Notice of Superior Proposal"...........................................  5
        1.47.      "Partner(s)"............................................................  5
        1.48.      "Partnership Interests".................................................  5
        1.49.      "Permitted Encumbrance".................................................  5
        1.50.      "Person"................................................................  5
        1.51.      "QuadraMed".............................................................  5
        1.52.      "QuadraMed Balance Sheet"...............................................  5
        1.53.      "QuadraMed Balance Sheet Date"..........................................  5
        1.54.      "QuadraMed Common Stock"................................................  5
        1.55.      "QuadraMed Disclosure Schedule".........................................  5
        1.56.      "QuadraMed Indemnified Person(s)".......................................  6
        1.57.      "QuadraMed SEC Filings".................................................  6
        1.58.      "QuadraMed Shares"......................................................  6
        1.59.      "QuadraMed Stock Value".................................................  6
        1.60.      "QuadraMed Survival Period".............................................  6
        1.61.      "Real Property".........................................................  6
        1.62.      "Real Property Leases"..................................................  6
        1.63.      "Registration Rights Agreement" ........................................  6
        1.64.      "Resource Holdings".....................................................  6
        1.65.      "Resource Holdings Common Stock"........................................  6
        1.66.      "RHP"...................................................................  6
        1.67.      "RHP General Partnership Interest"......................................  6
        1.68.      "RHP Limited Partnership Agreement".....................................  6
        1.69.      "RHP Limited Partnership Interests".....................................  6
        1.70.      "RHP Survival Period"...................................................  6
        1.71.      "Rule 144"..............................................................  7
        1.72.      "SEC"...................................................................  7
        1.73.      "Securities Act"........................................................  7
        1.74.      "Software"..............................................................  7
        1.75.      "Sub A".................................................................  7
        1.76.      "Sub A Certificate of Merger"...........................................  7
        1.77.      "Sub A Common Stock"....................................................  7
        1.78.      "Sub B".................................................................  7
        1.79.      "Sub B Certificate of Merger"...........................................  7
        1.80.      "Sub B Common Stock"....................................................  7
        1.81.      "Sub B Merger Agreement"................................................  7
        1.82.      "Subsidiary" and "Subsidiaries".........................................  7
        1.83.      "Superior Proposal" ....................................................  7


        1.84.      "Surviving Corporation A"...............................................  7
        1.85.      "Surviving Corporation B"...............................................  8
        1.86.      "Tax(es)"...............................................................  8
        1.87.      "Tax Return(s)".........................................................  8
        1.88.      "Third Party"...........................................................  8
        1.89.      "Third Party Acquisition"...............................................  8
        1.90.      "Threshold Amount"......................................................  8

ARTICLE II.        THE MERGERS.............................................................  8

        2.1.       The Mergers.............................................................  8
        2.2.       Execution and Filing of Articles and Certificates of Merger.............  9
        2.3.       Effect of the Mergers...................................................  9
        2.4.       Articles or Certificate of Incorporation; Bylaws........................ 10
        2.5.       Directors............................................................... 10
        2.6.       Officers................................................................ 10
        2.7.       Effect on Capital Stock................................................. 10
        2.8.       Closing................................................................. 11
        2.9.       Delivery of Certificates................................................ 12
        2.10.      Escrow.................................................................. 12
        2.11.      Tax Consequences........................................................ 12
        2.12.      Pooling of Interests.................................................... 12
        2.13.      Private Placement....................................................... 12
        2.14.      Payment of Certain Fees and Expenses.................................... 12
        2.15.      Assignment of RHP Assets and Assumption of RHP Liabilities.............. 12


ARTICLE III.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................... 13

        3.1.       Organization and Good Standing of RHP and Subsidiaries.................. 13
        3.2.       Limited Partnership Agreement, Charter and Bylaws....................... 13
        3.3.       Corporate Minutes....................................................... 13
        3.4.       Qualifications to Do Business........................................... 13
        3.5.       Capitalization of Subsidiaries.......................................... 13
        3.6.       Ownership of RHP Partnership Interests.................................. 14
        3.7.       RHP Assets and Liabilities; Subsidiaries and Other Affiliates........... 14
        3.8.       Equity Ownership of Subsidiaries........................................ 14
        3.9.       Authority............................................................... 14
        3.10.      Company Financial Statements............................................ 15
        3.11.      Undisclosed Liabilities................................................. 15
        3.12.      Absence of Certain Changes.............................................. 16
        3.13.      Assets.................................................................. 17
        3.14.      Real Property Matters................................................... 18

        3.15.      Intellectual Property................................................... 18
        3.16.      Proprietary Information of Third Parties................................ 19
        3.17.      Software................................................................ 19
        3.18.      Tax Matters............................................................. 20
        3.19.      Legal and Regulatory Matters............................................ 22
        3.20.      Employees............................................................... 22
        3.21.      Billings................................................................ 22
        3.22.      Insurance............................................................... 22
        3.23.      Personnel............................................................... 23
        3.24.      Employee Benefit Plan(s)................................................ 23
        3.25.      Compliance with Environmental Laws...................................... 23
        3.26.      Bank and Brokerage Accounts............................................. 24
        3.27.      Contracts............................................................... 24
        3.28.      Material Misstatements or Omissions..................................... 25
        3.29.      Broker's, Finders or Other Transaction Fees............................. 25
        3.30.      Customers and Suppliers................................................. 25
        3.31.      Investment Representations of RHP....................................... 25


ARTICLE IV.        COVENANTS OF RHP........................................................ 26

        4.1.       Conduct of Company's Business........................................... 26
        4.2.       Access and Information.................................................. 28
        4.3.       Further Efforts......................................................... 29
        4.4.       Confidentiality......................................................... 29
        4.5.       Subsequent Events....................................................... 29
        4.6.       Public Announcement..................................................... 29
        4.7.       Exclusive Dealing....................................................... 29
        4.8.       Restrictions on Transferability of QuadraMed Shares, Compliance
                   with Securities Act..................................................... 30
        4.9.       Third Party Acquisitions................................................ 31
        4.10.      Pooling of Interests.................................................... 32

ARTICLE V.         REPRESENTATIONS AND WARRANTIES OF QUADRAMED,
                   SUB A AND SUB B......................................................... 32

        5.1.       Organization and Good Standing.......................................... 33
        5.2.       Capitalization of QuadraMed, Sub A and Sub B............................ 33
        5.3.       Authority............................................................... 34
        5.4.       QuadraMed Shares........................................................ 35
        5.5.       QuadraMed SEC Filings................................................... 35
        5.6.       Absence of Certain Changes.............................................. 35
        5.7.       Absence of Undisclosed Liabilities...................................... 35
        5.8.       Restrictions on Business Activities..................................... 36

        5.9.       Legal and Regulatory Matters............................................ 36
        5.10.      Broker's Fees........................................................... 36
        5.11.      Material Misstatements or Omissions..................................... 36
        5.12.      Eligibility to Use Form S-3............................................. 37


ARTICLE VI.        COVENANTS OF QUADRAMED, SUB A AND SUB B................................. 37

        6.1.       Conduct of QuadraMed's Business......................................... 37
        6.2.       Further Efforts......................................................... 38
        6.3.       Confidentiality......................................................... 38
        6.4.       Public Announcement..................................................... 38
        6.5.       Benefits for Retained Employees......................................... 38
        6.6.       Subsequent Events....................................................... 39
        6.7.       Treatment of Mergers as Reorganization.................................. 39


ARTICLE VII.       GENERAL CONDITIONS PRECEDENT............................................ 39

        7.1.       No Injunctions.......................................................... 39
        7.2.       No Governmental Proceedings............................................. 39
        7.3.       Governmental Approvals.................................................. 39
        7.4.       Escrow Agreement........................................................ 40
        7.5.       Simultaneous Mergers.................................................... 40


ARTICLE VIII.      CONDITIONS PRECEDENT TO QUADRAMED'S, SUB A'S
                   AND SUB B'S OBLIGATIONS TO CLOSE..................................... 40

        8.1.       Certificates of RHP..................................................... 40
        8.2.       No Material Adverse Effect.............................................. 40
        8.3.       Legal Opinion of RHP's Counsel.......................................... 40
        8.4.       Certified Resolutions................................................... 40
        8.5.       Employment Agreements................................................... 41
        8.6.       Proceedings Satisfactory to Counsel..................................... 41


ARTICLE IX.        CONDITIONS PRECEDENT TO RHP'S OBLIGATIONS TO CLOSE...................... 41

        9.1.       Certificates of QuadraMed, Sub A and Sub B.............................. 41
        9.2.       Certified Resolutions................................................... 41
        9.3.       Legal Opinion........................................................... 42
        9.4.       Registration Rights Agreement........................................... 42
        9.5.       Employment Agreements................................................... 42

        9.6.       Closing Considerations and Expenses..................................... 42
        9.7.       Proceedings Satisfactory to Counsel..................................... 42


ARTICLE X.         SURVIVAL OF REPRESENTATIONS AND INDEMNIFICATIONS........................ 42

        10.1.      Survival of Representations, Etc........................................ 42
        10.2.      Indemnification by RHP.................................................. 43
        10.3.      Indemnification by QuadraMed, Sub A and Sub B........................... 44
        10.4.      Procedure for Indemnification of Claims................................. 44
        10.5.      Settlement or Compromise................................................ 45
        10.6.      Third Party Claims...................................................... 45
        10.7.      Certificate of Incorporation and Bylaws................................. 46
        10.8.      Exclusivity............................................................. 46


ARTICLE XI.        TERMINATION............................................................. 46

        11.1.      Termination............................................................. 46
        11.2.      Effect of Termination................................................... 47
        11.3.      Certain Payments........................................................ 48
        11.4.      Waiver of Conditions.................................................... 48
        11.5.      Payment of Expenses..................................................... 48


ARTICLE XII.       GENERAL................................................................. 48

        12.2.      Amendments.............................................................. 49
        12.3.      Assignment.............................................................. 49
        12.4.      Notices................................................................. 50
        12.5.      Further Assurances/Access............................................... 51
        12.6.      Entire Agreement........................................................ 51
        12.7.      Counterparts; Facsimile................................................. 51
        12.8.      Governing Law........................................................... 51

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
EXHIBITS
        Exhibit "A"  Escrow Agreement
        Exhibit "B"  Registration Rights Agreement
        Exhibit "C"  Sub A Certificate of Merger
        Exhibit "D"  Sub B Certificate of Merger
        Exhibit "E"  Sub A Merger Agreement
        Exhibit "F"  Assignment and Assumption Agreement
        Exhibit "G"  Investment Representation Letter
        Exhibit "H"  Opinion of Proskauer Rose LLP
        Exhibit "I"  Opinion of Pennsylvania counsel
        Exhibit "J"  Employment Agreements
        Exhibit "K"  Opinion of Brobeck, Phleger & Harrison LLP


SCHEDULES

        RHP Schedules
        -------------
        Schedule 3.3         Corporate Minutes
        Schedule 3.4         Qualifications to Do Business
        Schedule 3.5         Capitalization of Subsidiaries
        Schedule 3.6         Ownership of RHP Partnership Interests
        Schedule 3.7         RHP Assets and Liabilities; Subsidiaries and Other Affiliates
        Schedule 3.8         Equity Ownership of Subsidiaries
        Schedule 3.9(a)      Authority
        Schedule 3.10        Company Financial Statements
        Schedule 3.11        Undisclosed Liabilities
        Schedule 3.12        Absence of Certain Changes
        Schedule 3.13(a)     Assets
        Schedule 3.13(a)(i)  Permitted Encumbrances
        Schedule 3.14        Real Property
        Schedule 3.15        Intellectual Property
        Schedule 3.17        Software
        Schedule 3.18(a)     Tax Matters
        Schedule 3.18(b)     Threatened or Pending Tax Claims
        Schedule 3.18(c)     Tax Returns
        Schedule 3.18(e)     States for Tax Returns
        Schedule 3.18(g)     Waivers or Consents
        Schedule 3.18(h)     Tax Rulings or Agreements
        Schedule 3.18(i)     Consolidated Tax Returns
        Schedule 3.18(k)     Joint Venture/Partnership Agreements
        Schedule 3.18(l)     Accounting Method Adjustments
        Schedule 3.19        Litigation


        Schedule 3.22               Insurance
        Schedule 3.24               Employee Benefit Plan(s)
        Schedule 3.25               Compliance with Environmental Laws
        Schedule 3.26               Bank and Brokerage Accounts
        Schedule 3.27(a)            Contracts
        Schedule 3.27(b)            Validity of Contracts
        Schedule 3.29               Broker's, Finder's or Other Transaction Fees


        QuadraMed Schedules
        -------------------
        Schedule 5.2                Capitalization
        Schedule 5.6                Absence of Certain Changes
        Schedule 5.7                Absence of Undisclosed Liabilities

                    ACQUISITION AGREEMENT AND PLAN OF MERGER


        This Acquisition Agreement and Plan of Merger is entered into as of December 29, 1997, by and among QuadraMed Corporation, a Delaware corporation ("QuadraMed"), RH Acquisition Co. ("Sub A") and FA Acquisition Co. ("Sub B" and together with Sub A, the "Merger Subs") on the one hand, and Resource Health Partners, L.P., a Delaware limited partnership ("RHP"), Resource Holdings, Ltd., a Pennsylvania corporation ("Resource Holdings") and FRA Acquisition Inc., a Delaware corporation ("FRA") on the other hand.

        WHEREAS, the Boards of Directors of QuadraMed and Merger Subs, the Advisory Committee of RHP (the "Advisory Committee"), the General Partner of RHP and the Boards of Directors of Resource Holdings and FRA believe that it is in their respective best interests for QuadraMed to acquire the business of RHP on the terms set forth herein, and have each approved such acquisition by means of
(i) a merger of Sub A with and into Resource Holdings pursuant to the terms of this Agreement (the "Sub A Merger") and (ii) a merger of Sub B with and into FRA pursuant to the terms of this Agreement (the "Sub B Merger," together with the Sub A Merger, the "Mergers"), with the Mergers to be accomplished on a tax-deferred basis pursuant to Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code (as defined below) and on a pooling-of-interests basis.

        WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the Mergers and also to prescribe certain conditions to the Mergers.

        NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each signatory hereto, it is agreed as follows:


                                   ARTICLE I.

                                   DEFINITIONS

        As used in this Agreement, the following terms shall have the following meanings:

        1.1. "AAA" shall have the meaning specified in Section 12.1(a).

        1.2. "Advisory Committee" shall have the meaning specified in the preamble hereto.

        1.3. "Affiliate" shall mean any Person directly or indirectly controlled by, controlling or under common control of any other Person.

        1.4. "Agreement" shall mean this Acquisition Agreement and Plan of Merger, including the exhibits and schedules referred to herein.

        1.5. "Arbitrator" shall have the meaning specified in Section 12.1(a).

        1.6. "Articles of Merger" shall mean the Articles of Merger to be filed in connection with Sub A Merger.

        1.7. "Certificates of Merger" shall refer to the Articles of Merger, the Sub A Certificate of Merger and the Sub B Certificate of Merger.

        1.8. "Closing" shall mean the closing of the transactions contemplated in this Agreement.

        1.9. "Closing Consideration A" shall have the meaning specified in
Section 2.7(a)(i).

        1.10. "Closing Consideration B" shall have the meaning specified in
Section 2.(b)(i).

        1.11. "Closing Considerations" shall mean the sum of Closing Consideration A and Closing Consideration B.

        1.12. "Code" shall mean the Internal Revenue Code of 1986, as amended.

        1.13. "Company" shall refer collectively to RHP and all of RHP's Subsidiaries.

        1.14. "Company Advisors" shall refer collectively to RHP's financial advisor or any other investment banker and any attorney or accountant retained by RHP.

        1.15. "Company Disclosure Schedule" shall have the meaning specified in
Article III.

        1.16. "Company Financial Statements" shall mean (i) the audited consolidated balance sheet of FRA and its consolidated subsidiaries as of December 31, 1996 and the related consolidated statements of operations, shareholder's equity and cash flows for the year then ended, as reported upon by Deloitte & Touche LLP, independent certified public accountants to FRA, including notes thereto, and the unaudited consolidated balance sheet of FRA and its consolidated subsidiaries as of October 31, 1997, and the related consolidated statements of operations, shareholder's equity and cash flows for the ten (10) month period then ended (without footnotes); and (ii) the unaudited consolidated balance sheets of Resource Holdings and its consolidated subsidiaries as of October 31, 1996 and the related consolidated statements of operations, stockholder's equity and cash flows for the year then ended as reviewed by Beucler, Kelly & Irwin Ltd., independent certified public accountants to Resource Holdings, and the unaudited unconsolidated balance sheets of each of Resource Holdings and Healthcare Research Affiliates, Inc. as of October 31, 1997 and the related statements of operations for the year then ended (without footnotes).

        1.17. "Confidentiality Agreement" shall mean that agreement by and among QuadraMed and RHP, dated as of July 16, 1997.

        1.18. "Contract" shall mean any existing written or oral contract, lease, indenture, mortgage, note, bond, instrument, license or other agreement.

        1.19. "Daily Price" of the QuadraMed Shares shall mean the last reported sales price on such day reported by the National Association of Securities Dealers, Inc. Automated Quotation System.

        1.20. "DGCL" shall mean the Delaware General Corporation Law.

        1.21. "Effective Time" shall mean the date and time the Certificates of Merger are filed with the Delaware Secretary of State (in the case of Sub B Merger) and the Pennsylvania Secretary of State (in the case of Sub A Merger).

        1.22. "Employee Benefit Plan(s)" shall mean any "employee benefit plan" as defined in Section 3(3) of ERISA and any other plan, policy, program, practice or arrangement providing compensation or other benefits to any current or former officer or employee of the Company or any beneficiary or dependent thereof that is or was maintained by the Company within the past five (5) years.

        1.23. "Encumbrances" shall mean any mortgage, chattel mortgage, conditional sales contract, pledge, lien, security interest, encumbrance, easement or similar interest.

        1.24. "Environmental Law" shall mean all applicable federal, state and local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directives, licenses, authorizations, permits and agreements with RHP issued or signed by any federal, state or local government authority that are currently in effect and relate to the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Water Act of 1977, the Clean Air Act, the Resource Conservation and Recovery Act of 1976, the Federal Insecticide, Fungicide and Rodenticide Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act of 1986 and the Safe Drinking Water Act, all as amended, and any state and local counterparts to such acts as exist at the time of Closing.

        1.25. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        1.26. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        1.27. "Escrow Agent" shall mean State Street Bank & Trust Company.

        1.28. "Escrow Agreement" shall mean the Escrow Agreement, in substantially in the form attached hereto as Exhibit A and incorporated herein by this reference (the "Escrow Agreement").

        1.29. "Escrow Shares" shall have the meaning specified in Section 2.9.

        1.30. "Fair Market Value" with respect to each of the QuadraMed Shares shall mean the average of the Daily Price per share of the QuadraMed Shares (adjusted for any stock splits or other reclassifications during the applicable time period) for the twenty (20) consecutive trading days immediately preceding the second business day prior to the Closing.

        1.31. "FRA" shall have the meaning specified in the preamble hereto.

        1.32. "FRA Common Stock" shall have the meaning specified in Section 2.7(b).

        1.33. "General Partner" shall mean RHP GP, L.P.

        1.34. "Government Communications" shall mean all written inspection reports, complaints and other notices received by the Company from government and regulatory agencies and authorities.

        1.35. "Hazardous Substance(s)" shall mean: (i) any substance, the presence of which requires investigation or remediation under any Environmental Law or under common law; (ii) any toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous substance which is regulated by any Environmental Law; and (iii) radon, ureaformaldehyde, polychlorinated biphenyls, friable asbestos or friable asbestos-containing materials, petroleum and petroleum products in concentrations or quantities which are regulated under the Environmental Laws.

        1.36. "Indemnified Person" shall have the meaning specified in Section 10.4.

        1.37. "Indemnifying Person" shall have the meaning specified in Section 10.4.

        1.38. "Intellectual Property" shall have the meaning specified in
Section 3.15 of this Agreement.

        1.39. "IRS" shall mean the United States Internal Revenue Service or any successor entity.

        1.40. "Investment Representation Letter" shall have the meaning specified in Section 4.8(d).

        1.41. "Licenses" shall mean all material governmental licenses, permits, approvals and registrations necessary for the ownership of the Company properties and the conduct of its business as currently conducted.

        1.42. "Loss(es)" shall have the meaning specified in Section 10.2(a).

        1.43. "Material Adverse Effect" shall mean a material adverse effect on the business, assets, properties, operations or financial condition of RHP and the Subsidiaries, taken as a whole, or QuadraMed and its subsidiaries, taken as a whole, as the case may be, but shall not include the effect of economic, political or other conditions affecting the Company's industry or the economy generally.

        1.44. "Merger Subs" shall have the meaning specified in the preamble hereto.

        1.45. "Mergers" shall have the meaning specified in the preamble hereto.

        1.46. "Notice of Superior Proposal" shall have the meaning specified in
Section 4.9(b).

        1.47. "Partner(s)" shall mean the holder(s) of RHP Limited Partnership Interests and the General Partner.

        1.48. "Partnership Interests" shall mean RHP Limited Partnership Interests and RHP General Partnership Interests.

        1.49. "Permitted Encumbrance" shall have the meaning specified in
Section 3.13(a) of this Agreement.

        1.50. "Person" shall mean an individual, a partnership, a corporation, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture or any other entity of whatever nature.

        1.51. "QuadraMed" shall have the meaning specified in the preamble hereto.

        1.52. "QuadraMed Balance Sheet" shall mean the Balance Sheet included in QuadraMed's Quarterly Report on Form 10-Q for the period ended September 30, 1997.

        1.53. "QuadraMed Balance Sheet Date" shall mean September 30, 1997.

        1.54. "QuadraMed Common Stock" shall mean the shares of common stock of QuadraMed, $0.01 par value.

        1.55. "QuadraMed Disclosure Schedule" shall have the meaning specified in Article V.

        1.56. "QuadraMed Indemnified Person(s)" shall have the meaning specified in Section 10.2(a).

        1.57. "QuadraMed SEC Filings" shall mean any and all documents, reports and other filings, including those required as exhibits, made by QuadraMed with the SEC.

        1.58. "QuadraMed Shares" shall mean the shares of QuadraMed Common Stock issuable as the Closing Considerations.

        1.59. "QuadraMed Stock Value" shall mean the Fair Market Value of each of the QuadraMed shares used to calculate the Closing Considerations.

        1.60. "QuadraMed Survival Period" shall have the meaning specified in
Section 10.1(b).

        1.61. "Real Property" shall mean all of the land, buildings, plants, facilities, installations, fixtures and other structures and improvements leased to the Company pursuant to the Real Property Leases.

        1.62. "Real Property Leases" shall mean, collectively, any written real property leases to which the Company is a party.

        1.63. "Registration Rights Agreement" shall mean the Registration Rights Agreement, substantially in the form of Exhibit B attached hereto.

        1.64. "Resource Holdings" shall have the meaning specified in the preamble hereto.

        1.65. "Resource Holdings Common Stock" shall have the meaning specified in Section 2.7(a).

        1.66. "RHP" shall have the meaning specified in the preamble hereto.

        1.67. "RHP General Partnership Interest" shall mean the general partnership interest in RHP.

        1.68. "RHP Limited Partnership Agreement" shall mean that certain First Amended and Restated Agreement of Limited Partnership of Resource Health Partners, L.P., dated as of January 13, 1995, as amended.

        1.69. "RHP Limited Partnership Interests" shall mean the limited partnership interests in RHP.

        1.70. "RHP Survival Period" shall have the meaning specified in Section 10.1(a).

        1.71. "Rule 144" shall have the meaning specified in Section 3.31(b).

        1.72. "SEC" shall mean the Securities and Exchange Commission.

        1.73. "Securities Act" shall mean the Securities Act of 1933, as amended.

        1.74. "Software" shall have the meaning specified in Section 3.17.

        1.75. "Sub A" shall have the meaning specified in the preamble hereto.

        1.76. "Sub A Certificate of Merger" shall mean the Certificate of Merger in substantially the form attached hereto as Exhibit C, to be executed and filed in connection with the Sub A Merger.

        1.77. "Sub A Common Stock" shall mean the common stock of Sub A, $0.001 par value.

        1.78. "Sub B" shall have the meaning specified in the preamble hereto.

        1.79. "Sub B Certificate of Merger" shall mean the Certificate of Merger in substantially the form attached hereto as Exhibit D, to be executed and filed in connection with the Sub A Merger.

        1.80. "Sub B Common Stock" shall mean the common stock of Sub B, $0.001 par value.

        1.81. "Sub B Merger Agreement" shall mean the Agreement and Plan of Merger, in the form attached as Exhibit E.

        1.82. "Subsidiary" and "Subsidiaries" shall mean the subsidiaries of RHP as listed on Schedule 3.5 hereto.

        1.83. "Superior Proposal" shall mean any bona fide proposal to acquire directly or indirectly for consideration consisting of cash and/or securities RHP Limited Partnership Interests entitled to 50% or more of the distributions of RHP then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Advisory Committee of RHP by a majority vote determines in its good faith judgment (based on consultation with the financial advisor of RHP) to be reasonably capable of being completed (taking into account all legal, financial, regulatory and other aspects of the proposal and the person or entity making the proposal, including the availability of financing therefor) and more favorable to RHP's Limited Partners than the Mergers.

        1.84. "Surviving Corporation A" shall have the meaning specified in
Section 2.1(a).

        1.85. "Surviving Corporation B" shall have the meaning specified in
Section 2.1(b).

        1.86. "Tax(es)" shall mean all taxes, charges, fees, levies or other assessments of any nature whatsoever (including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever) together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) upon the Company to which reference is being made or any Affiliate thereof for upon any consolidated, combined or unitary group of which any such entity is or was a member.

        1.87. "Tax Return(s)" shall mean all federal, state, foreign, local and other tax returns, reports and statements heretofore required to be filed by the Company to which reference is being made or by any consolidated, combined or unitary group of which the Company is or was a member.

        1.88. "Third Party" shall mean any person or entity (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than QuadraMed, Sub A, Sub B or any affiliate thereof.

        1.89. "Third Party Acquisition" shall mean the occurrence of any of the following events: (i) the acquisition of RHP by merger or otherwise by any person or entity (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than QuadraMed, Sub A, Sub B or any affiliate thereof; (ii) the acquisition by a Third Party of 50% or more of the total assets of the Company (other than the purchase of the Company's products in the ordinary course of business); (iii) the acquisition by a Third Party of RHP Limited Partnership Interests entitled to 50% or more of distributions of RHP; (iv) the adoption by RHP of a plan of partial or complete liquidation or the declaration or payment of an extraordinary dividend other than in connection with the transactions contemplated by this Agreement; or (v) the repurchase by RHP of the RHP Limited Partnership Interests entitled to 50% or more of distributions of RHP.

        1.90. "Threshold Amount" shall have the meaning specified in Section 10.2(b).


                                   ARTICLE II.

                                   THE MERGERS

        2.1.   The Mergers.

               (a) Sub A Merger. Subject to the terms and conditions of this Agreement and the Sub A Merger Agreement, simultaneously with the Sub B Merger, the Sub A Merger shall be consummated in accordance with the PBCL, as promptly as practicable following the satisfaction or waiver of the conditions set forth in Articles VII, VIII and IX. At the Effective Time, subject to the terms and conditions of this Agreement and the Sub A Merger Agreement and in accordance with the laws of the State of Pennsylvania, Sub A shall be merged with and into Resource Holdings, the separate corporate existence of Sub A shall cease and Resource Holdings shall continue as the surviving corporation (the "Surviving Corporation A").

                (b) Sub B Merger. Subject to the terms and conditions hereof, simultaneously with the Sub A Merger, the Sub B Merger shall be consummated in accordance with the DGCL as promptly as practicable following the satisfaction or waiver of the conditions set forth in Articles VII, VIII and IX. At the Effective Time, subject to the terms and conditions of this Agreement and in accordance with the laws of the State of Delaware, Sub B shall be merged with and into FRA, the separate corporate existence of Sub B shall cease and FRA shall continue as the surviving corporation (the "Surviving Corporation B").

        2.2.   Execution and Filing of Articles and Certificates of Merger.

               (a) Sub A Merger. Prior to the Closing, Sub A and Resource Holdings shall (i) complete and execute the Sub A Merger Agreement, the Articles of Merger, as required by the PBCL, and the Sub A Certificate of Merger, as required by the DGCL, (ii) shall cause the Articles of Merger and Sub A Merger Agreement to be delivered to the Pennsylvania Secretary of State for filing as part of the Closing as provided by the PBCL, and (iii) shall cause the Sub A Certificate of Merger to be delivered to the Delaware Secretary of State for filing as part of the Closing as provided by the DGCL. The parties hereto will also execute and deliver such other documents or certificates as may be required to effect the Sub A Merger.

               (b) Sub B Merger. Prior to the Closing, Sub B and FRA shall complete and execute the Certificate of Merger and cause the Certificate of Merger to be delivered to the Delaware Secretary of State for filing as part of the Closing as provided in Section 251 of the DGCL. The parties hereto will also execute and deliver such other documents or certificates as may be required to effect the Merger.

        2.3.   Effect of the Mergers.

                (a) The Sub A Merger shall have the effect set forth in Section 1921 of the PBCL.

                (b) The Sub B Merger shall have the effect set forth in Section 251 of the DGCL.

        2.4.   Articles or Certificate of Incorporation; Bylaws.

               (a) Sub A Merger. As of the Effective Time, the Articles of Incorporation of Resource Holdings shall be the Articles of Incorporation of Surviving Corporation A, and the Bylaws of Resource Holdings shall be the Bylaws of Surviving Corporation A.

               (b) Sub B Merger. As of the Effective Time, the Certificate of Incorporation of FRA shall be the Certificate of Incorporation of Surviving Corporation B, and the Bylaws of Sub B shall be the Bylaws of Surviving Corporation B.

        2.5.   Directors.

               (a) Sub A Merger. At the Effective Time, the directors of Sub A shall become the directors of Surviving Corporation A. Such directors shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation and Bylaws of Resource Holdings, or as otherwise provided by law.

               (b) Sub B Merger. At the Effective Time, the directors of Sub B shall become the directors of Surviving Corporation B. Such directors shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and Bylaws of Sub B, or as otherwise provided by law.

        2.6.   Officers.

               (a) Sub A Merger. At the Effective Time, the officers of Sub A shall become the officers of Surviving Corporation A. Such officers shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation and Bylaws of Resource Holdings, or as otherwise provided by law.

               (b) Sub B Merger. At the Effective Time, the officers of Sub B shall become the officers of Surviving Corporation B. Such officers shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and Bylaws of Sub B, or as otherwise provided by law.

        2.7.   Effect on Capital Stock.

               (a) Conversion of Resource Holdings Common Stock; Sub A Merger.

                   (i) At the Effective Time of the Sub A Merger, each share of common stock, no par value, of Resource Holdings ("Resource Holdings Common Stock") issued and outstanding immediately prior to the Effective Time will be canceled and extinguished and be converted automatically into the right to receive a number of shares of QuadraMed Common Stock equal to the quotient obtained by dividing (A) the amount obtained by dividing $3,792,039.90 by the Fair Market Value (such quotient referred to as "Closing Consideration A"), by (B) the number of shares of Resource Holdings Common Stock outstanding at the Effective Time. At the Effective Time, all rights in respect of such shares of Resource Holdings Common Stock shall cease to exist, other than the right to receive Closing Consideration A. Until surrendered, each outstanding certificate, if any, which prior to the Effective Time represented issued and outstanding shares of Resource Holdings Common Stock shall be deemed for all corporate purposes to evidence the right to receive such amount.

                   (ii) At the Effective Time, all shares of Resource Holdings Common Stock that are owned by Resource Holdings as treasury stock immediately prior to the Effective Time shall be canceled and retired and cease to exist, without any conversion thereof.

                (b) Conversion of FRA Common Stock; Sub B Merger.

                   (i) At the Effective Time of the Sub B Merger, each share of common stock, $.01 par value, of FRA ("FRA Common Stock") issued and outstanding immediately prior to the Effective Time will be canceled and extinguished and be converted automatically into the right to receive a number of shares of QuadraMed Common Stock equal to the quotient obtained by dividing (A) the amount obtained by dividing $34,128,359.10 by the Fair Market Value (such quotient referred to as "Closing Consideration B"), by (B) the number of shares of FRA Common Stock outstanding at the Effective Time. At the Effective Time, all rights in respect of such shares of FRA Common Stock shall cease to exist, other than the right to receive Closing Consideration B. Until surrendered, each outstanding certificate, if any, which prior to the Effective Time represented issued and outstanding shares of FRA Common Stock shall be deemed for all corporate purposes to evidence the right to receive such amount.

                   (ii) At the Effective Time, all shares of FRA Common Stock that are owned by FRA as treasury stock immediately prior to the Effective Time shall be canceled and retired and cease to exist, without any conversion thereof.

        2.8. Closing. Unless this Agreement shall have been terminated pursuant to the provisions of Article XI, the Closing of the transactions contemplated by this Agreement shall take place at the offices of Brobeck, Phleger & Harrison LLP, One Market, Spear Tower, San Francisco, California 94105 as soon as practicable following the satisfaction or waiver of the conditions set forth in Articles VII, VIII and IX.

        2.9.   Delivery of Certificates.

               (a) RHP shall deliver to QuadraMed, at the Closing, the certificates for all outstanding shares of Resource Holdings Common Stock and FRA Common Stock in exchange for the shares of QuadraMed Common Stock to be issued in the Mergers.

               (b) QuadraMed shall deliver to RHP, at the Closing, (i) a certificate in the name of RHP for a number of QuadraMed Shares equal to the quotient obtained by dividing $3,700,000 by the QuadraMed Stock Value (the "Escrow Shares"), to be deposited with and held by the Escrow Agent by RHP pursuant to the terms of the Escrow Agreement, and (ii) a certificate in the name of RHP for the aggregate number shares of QuadraMed Common Stock to be issued to RHP in the Mergers, other than the Escrow Shares. Each of the certificates shall bear the legends set forth in Section 4.8.

        2.10. Escrow. At the Closing, RHP shall cause the Escrow Shares to be deposited with the Escrow Agent, to be held in an escrow account established by the Escrow Agent for the purposes hereof in accordance with the terms of the Escrow Agreement.

        2.11. Tax Consequences. It is intended that the Mergers shall constitute a reorganization, within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code with respect to the acquisition of Resource Holdings and FRA, and that this Agreement shall constitute a "plan of reorganization" for purposes of Section 368 of the Code.

        2.12. Pooling of Interests. The parties intend that the Mergers be treated as a "pooling of interests" for accounting purposes.

        2.13. Private Placement. The shares of QuadraMed Common Stock to be issued in the Mergers will be exempt from registration requirements of the Securities Act pursuant to the private placement exemption provided by Section 4(2) thereof.

        2.14. Payment of Certain Fees and Expenses. QuadraMed shall assume and pay all fees and expenses of the Company Advisors as contemplated by Section 11.5.

        2.15. Assignment of RHP Assets and Assumption of RHP Liabilities. At the Closing, QuadraMed and RHP shall execute and deliver the Assignment and Assumption Agreement attached hereto as Exhibit F, pursuant to which RHP shall assign to QuadraMed the assets and properties of RHP as of the Closing Date (other than the equity interests in the Subsidiaries) and QuadraMed shall assume all liabilities of RHP (other than those liabilities arising under the RHP Limited Partnership Agreement) as of the Closing Date on the terms and conditions of said Assignment and Assumption Agreement.

                                  ARTICLE III.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

               Except as disclosed in a document of even date herewith and delivered by RHP to QuadraMed concurrently with the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Company Disclosure Schedule"), RHP, Resource Holdings and FRA jointly and severally represent and warrant to QuadraMed and the Merger Subs as follows:

        3.1. Organization and Good Standing of RHP and Subsidiaries. RHP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite partnership power and authority to carry on its business as now being conducted and to own, lease and operate its properties. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, has all requisite corporate power and authority to carry on its business as now being conducted and to own, lease and operate its properties.

        3.2. Limited Partnership Agreement, Charter and Bylaws. RHP has delivered to QuadraMed and the Merger Subs true, correct and complete copies of the RHP Limited Partnership Agreement and the charters (certified by the applicable Secretary of State) and bylaws (certified by its Secretary) of each Subsidiary, together with all amendments to each through the date hereof. The RHP Limited Partnership Agreement and each such charter and bylaws are in full force and effect.

        3.3. Corporate Minutes. Except as set forth on Schedule 3.3, RHP has delivered to QuadraMed and the Merger Subs copies of all minute books and stock certificate books of each Subsidiary, and the stock certificate books reflect all issuances of equity securities of each Subsidiary.

        3.4. Qualifications to Do Business. Each Subsidiary is qualified to do business and are in good standing in each jurisdiction (listed on Schedule 3.4 to this Agreement) where the character or location of the employment of personnel or the nature of the business and activities conducted by such Subsidiary requires such qualification, except in such jurisdictions where the failure to be so qualified and to be in good standing, individually or in the aggregate, would not have a Material Adverse Effect.

        3.5. Capitalization of Subsidiaries. The capitalization of each Subsidiary is as set forth on Schedule 3.5 hereto. Except as set forth on
Schedule 3.5, there are not and, as of the Closing, there will not be, any outstanding securities of any Subsidiary or options, warrants, subscriptions, convertible debentures or other rights, commitments or any other similar agreements for the purchase of any securities of any Subsidiary. Other than the RHP Limited Partnership Agreement, the Company is not a party to any voting trust agreements or other contracts, agreements or arrangements restricting voting rights or transferability with respect to the issued and outstanding capital stock of any Subsidiary.

        3.6. Ownership of RHP Partnership Interests. As of the date of this Agreement and as of the Closing, the Partners do and will own all of the issued and outstanding Partnership Interests of RHP as set forth on Schedule 3.6 hereto. Except as set forth on Schedule 3.6, there have been no changes in the record ownership of any Partnership Interests or other equity interests of RHP within the one (1) year period ending on the Effective Time of this Agreement.

        3.7. RHP Assets and Liabilities; Subsidiaries and Other Affiliates.

               (a) Except as set forth on Schedule 3.7, (i) RHP has no ownership interests or other rights in any assets or property and (ii) RHP has no liabilities or obligations of any kind or nature.

               (b) Except as set forth on Schedule 3.7, RHP does not have any subsidiaries and does not own, either directly or indirectly, any interest or investment, whether debt or equity (other than an interest as a creditor holding a trade account receivable), or any obligation, option or right to acquire any such interest, direct or indirect, in any other corporation or other entity other than the Subsidiaries.

        3.8. Equity Ownership of Subsidiaries. Except as set forth on Schedule 3.8, all the issued and outstanding shares of capital stock of each Subsidiary are validly issued, fully paid and nonassessable and are owned by RHP or by a wholly-owned Subsidiary, free and clear of any Encumbrances, and there are no proxies issued and outstanding or restrictions on voting with respect to any such shares.

        3.9.   Authority.

               (a) RHP has the necessary limited partnership power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by RHP have been duly authorized by the Advisory Committee and the General Partner of RHP in accordance with applicable law and the RHP Limited Partnership Agreement. No further action will be necessary on the part of RHP to make this Agreement valid and binding upon RHP in accordance with its terms. This Agreement has been duly and validly executed and delivered by RHP and this Agreement (assuming due authorization, execution and delivery by the other parties hereto) constitutes the legal, valid and binding obligation of RHP, enforceable in accordance with its terms (except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally or by general principles of equity). Neither the execution, delivery nor performance of this Agreement by RHP, nor the consummation of the transactions contemplated hereby, nor compliance by RHP with the terms and provisions of this Agreement nor the Certificates of Merger will result in a violation or breach of any term or provision of the RHP Limited Partnership Agreement, or of any statute, rule or regulation applicable to RHP or its businesses, properties, assets or personnel, or except as described on
Schedule 3.9(a), conflict with or constitute a violation or breach of, or a default under (or an event which, with the passage of time or the giving of notice, or both, would constitute a default under), nor give any party a right to accelerate the due date of any indebtedness or obligation under, any indenture, mortgage, deed of trust, contract or agreement to which RHP is a party or to which its properties or assets are subject, or any judgment, decree, writ or other court order to which RHP is a party or by which RHP or its businesses, properties, assets or personnel are bound; except, in each case, where it would not have a Material Adverse Effect, either individually or in the aggregate.

               (b) Except for filing the Certificates of Merger with the Delaware and Pennsylvania Secretaries of State (as appropriate), filing any necessary qualification or withdrawal documents with state authorities, obtaining any necessary third-party consents and compliance with any federal or state securities laws requirements, RHP is not required to submit any notice, report or other filing with any federal, state or local governmental authority in connection with the execution or delivery or performance by RHP of this Agreement or the consummation of the transactions contemplated herein.

        3.10. Company Financial Statements. RHP has delivered to QuadraMed and the Merger Subs true, complete and correct copies of the Company Financial Statements. Except as set forth on Schedule 3.10, the Company Financial Statements (i) present fairly, in all material respects, the financial position of the Subsidiaries covered thereby at said dates and the results of their respective operations and cash flows for the periods therein specified in accordance with generally accepted accounting principles, consistently applied and maintained throughout the periods indicated, except as set forth therein, subject, in the case of interim and unaudited financial statements, to audit and year-end adjustments and accruals and the absence of footnotes and, in the case of the interim financial statements of Resource Holdings and Healthcare Research Affiliates, Inc., the absence of statements of shareholders' equity and cash flows, and (ii) have been prepared from the books and records of the Subsidiaries.

        3.11.         Undisclosed Liabilities.

               (a) Except for (i) liabilities disclosed or provided for on the Company Financial Statements, or in the footnotes thereto (ii) liabilities incurred in the ordinary course of business and not required to be set forth in the Company Financial Statements under generally accepted accounting principles, which could not reasonably be foreseen to have a Material Adverse Effect, either individually or in the aggregate, (iii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1996, (iv) liabilities incurred in connection with the execution of this Agreement, (v) Contracts or commitments disclosed on any Schedule to this Agreement or not required to be so disclosed pursuant to the terms of this Agreement, and (vi) any liability disclosed on any other Schedule to this Agreement, the Company does not have any material direct or indirect indebtedness, liability or obligation, accrued, absolute or contingent (whether or not of a kind required by generally accepted accounting principles to be set forth on a balance sheet) (the "Liabilities"), other than the Liabilities set forth on
Schedule 3.11.

               (b) Neither RHP nor any of the Subsidiaries have paid any of the fees or expenses of the Company Advisors in connection with this Agreement or the transactions contemplated hereby.

        3.12. Absence of Certain Changes. Except as set forth on Schedule 3.12 or as provided for in this Agreement, since October 31, 1997, the Subsidiaries have conducted their business only in the ordinary course and consistent with prior practice, and the Subsidiaries have not:

               (a) Discharged or satisfied any material Encumbrance or paid any material obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than liabilities shown on the Company Financial Statements and liabilities incurred since the date of the Company Financial Statements in the ordinary course of business and consistent with prior practice;

               (b) Subjected (or permitted to be subjected) any of its property, business or assets, tangible or intangible to any material Encumbrance other than Permitted Encumbrances;

               (c) Sold, transferred, leased to others or otherwise disposed of any of its assets or canceled or compromised any material debt or claim, or knowingly waived or released any claim or right of substantial value except in the ordinary course of business consistent with prior practice;

               (d) Terminated or received any notice of termination of any Contract or suffered any damage, destruction or loss (whether or not covered by insurance) which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

               (e) To the Company's knowledge, encountered any labor union organizing activity, had any actual or threatened employee strikes, workdowns or lockouts;

               (f) Transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, or entered into any Contract relating to, any Intellectual Property or modified any existing rights with respect thereto except as disclosed on other Schedules hereto;

               (g) Except as required in accordance with applicable laws, adopted, entered into or amended any Employee Benefit Plan or made any change in the actuarial methods or assumptions used in funding or determining benefit equivalences thereunder, and except for year-end bonuses in accordance with past practice, made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable to any director, officer or employee of the Company earning over $75,000 during the 1997 calendar year;

               (h) Made any capital expenditures or capital additions or betterments or commitments therefor in excess of $50,000 individually or $250,000 in the aggregate;

               (i) Instituted, settled or agreed to settle, or had a judgment rendered against the Company in, any material litigation, action or proceeding before any court or governmental body (domestic or foreign) relating to the Company or its businesses, assets or properties;

               (j) Accepted any Contract for performance of services or orders in a material amount from any hospital, health care provider or other customer with terms not within the ordinary course of business which will require performance subsequent to the Closing;

               (k) Revalued any of its assets or written off as uncollectible any notes or accounts receivable which, individually or in the aggregate, is material to the Company or its businesses, except writedowns and write-offs in the ordinary course of business.

               (l) Entered into any agreement or made any commitment to take any of the actions described in paragraphs (a) through (l) above; or

               (m)    Experienced any Material Adverse Effect.

        3.13.         Assets.

               (a) Except as set forth on Schedule 3.13(a), each Subsidiary has marketable title to, or a valid leasehold interest in, or other legal right to use, all of the material properties and assets it owns or uses in its business, except inventory (if any) sold or other assets disposed of or used since October 31, 1997 in the ordinary course of business. None of such assets or properties owned by a Subsidiary are subject to any Encumbrances, except (i) imperfections of title and Encumbrances incurred or made in the ordinary course of business which are not material in amount and do not materially impair the usefulness of such properties and assets in the conduct of the business of the Company, (ii) liens for taxes, assessments or other governmental charges or levies which are either not yet delinquent or are being contested in good faith and by appropriate proceedings, can be paid without material penalty and which do not materially impair the usefulness of such properties and assets in the conduct of the business of the Company, (iii) Encumbrances which are either reflected, or securing liabilities reflected, on the Company Financial Statements or securing liabilities incurred since the date thereof in the ordinary course of business or (iv) Encumbrances reflected on Schedule 3.13(a)(i) (collectively, "Permitted Encumbrances"). Except as set forth on Schedule 3.13(a), all of such properties and assets owned, leased or used by the Company are adequate for all current operations of the business of the Company.

               (b) RHP has delivered to QuadraMed a complete list, which is true and correct in all material respects, of all equipment, machinery, tools, equipment, motor vehicles and other tangible personal property (other than inventory (if any) and supplies acquired in the ordinary course of business) owned, leased or used by the Company, except for any items having a current book value less than $15,000.

        3.14.         Real Property Matters.

               (a) Schedule 3.14 includes a complete and accurate description of all of the Real Property. The Real Property includes all land used for the conduct of the business and operations of the Company. To the knowledge of the Company, the activities carried on in such Real Property are not in violation of or in conflict with any applicable zoning, environmental or health regulation or ordinance or any other law, statute, regulation or ordinance which such violation or conflict would have a Material Adverse Effect. RHP has delivered to QuadraMed and the Merger Subs true, correct and complete copies of the Real Property Leases and copies of all material reports of any engineers, environmental consultants or other consultants in its possession relating to any of the Real Property that were prepared within the past five (5) years.

               (b) Except as disclosed on Schedule 3.14, there are no tenants (other than the Company) occupying space on any Real Property leased by the Company.

               (c) Each of the Real Property Leases is valid and enforceable in accordance with its terms, the Company has not received any notice of any, and there exists no event of default by the Company or event which constitutes or would constitute (with notice or lapse of time or both) a default by the Company in any material respect under any Real Property Lease, except as otherwise provided in Schedule 3.14.

        3.15. Intellectual Property. Schedule 3.15 sets forth all patents, trademarks, service marks, trade names, copyrights, all applications for any of the foregoing and all permits, grants and licenses running to or from the Subsidiaries relating to any of the foregoing that are material to the business of the Subsidiaries (collectively, the "Intellectual Property"). To the extent that it would have a Material Adverse Effect and except as set forth on Schedule 3.15, to the Company's knowledge, the Subsidiaries are not in violation of, or infringing upon, any patent, trademark, service mark, trade name or copyright of any third party, and no written claims have been asserted, nor is there any litigation pending or threatened claiming such infringement. Except as set forth on Schedule 3.15, the Subsidiaries have not licensed or encumbered any Intellectual Property owned by them to any third party, nor have any other distribution rights been granted by the Subsidiaries to a third party. Except as set forth on Schedule 3.15, the Subsidiaries have not entered into any other agreements whereby the Subsidiaries have been appointed as a distributor or licensee of any products, patents or trademarks owned by a third party. Except as set forth on Schedule 3.15, the Subsidiaries have not entered into any agreement which restricts the use of any of the Intellectual Property. To the Company's knowledge, the Subsidiaries are not in breach of any agreement set forth in Schedule 3.15, nor have any claims with respect to any agreement been asserted nor is there any litigation pending or threatened claiming any such breach, nor have any claims been asserted that any of the terms and conditions of such agreements violate the laws of any jurisdiction or treaty to the extent that, in each case, it would have a Material Adverse Effect. To the Company's knowledge, and except as provided in
Schedule 3.15, the Subsidiaries own or have licensed from third parties, and have the right to use, all necessary Intellectual Property in order to conduct their business in all material respects as currently conducted.

        3.16. Proprietary Information of Third Parties. To the Company's knowledge, no Third Party has claimed in writing that any Person currently employed by the Company has (i) violated or may be violating any terms or conditions of his or her employment, non-competition or non-disclosure agreement with such Third Party, (ii) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such Third Party or (iii) interfered or may be interfering in the employment relationship between such Third Party and any of its present or former employees.

        3.17. Software. Except as set forth on Schedule 3.17:

               (a) The computer software of the Subsidiaries included in the Intellectual Property (the "Software") performs in all material respects in accordance with the documentation and other written material used in connection with the Software and to the Company's knowledge is free of material defects in programming and operation, is in machine-readable form, contains all current revisions of the Software and includes all computer programs, materials and processes related to the Software. RHP has made available to QuadraMed and the Merger Subs complete and correct copies of all existing user manuals related to the Software.

               (b) To the Company's knowledge, no employee of the Company is in default under any term of any employment contract or noncompetition agreement with the Company relating to the Software, or any other contract or any restrictive covenant with the Company relating to the Software or its development or exploitation. To the Company's knowledge, the Software was developed entirely by employees and consultants of the Company. Each such employee was, during the time of such employee's participation in such development, exclusively an employee of the Company. The Software does not include, to the Company's knowledge, any inventions of any employees or consultants made prior to the time such employees or consultants became employees or consultants of the Company nor, to the Company's knowledge, any intellectual property of any previous employer of such employee or consultant.

               (c) All right, title and interest in and to the Software is owned by the Company, free and clear of all Encumbrances except for Permitted Encumbrances or other

Encumbrances which would not materially impair the value or use of such Software, and, except for non-exclusive licenses granted to customers in the ordinary course of business, no party other than the Company has any interest in the Software, including, without limitation, any security interest, license, contingent interest or otherwise. To the Company's knowledge, the Company's development, use, sale or exploitation of the Software does not violate in any material respect any rights of any other person or entity and the Company has not received any communication alleging such a violation. Other than employees, consultants and sales agents, the Company does not have any obligation to compensate any person for the development, use, sale or exploitation of the Software nor has the Company granted to any other person or entity other than customers and sales agents any license, option or other rights to develop, use, sell or exploit in any manner the Software, whether requiring the payment of royalties or not.

               (d) The Company has used commercially reasonable efforts to prohibit the public disclosure of the source code for the Software to any person or entity other than certain employees and consultants of the Company. The Company used commercially reasonable efforts to protect the confidential and proprietary nature of the Software. There have been no patents applied for and no copyrights registered for any part of the Software.

        3.18.         Tax Matters.

               (a) All Tax Returns and reports of the Company required by law to be filed as of the date hereof have been filed, and all Taxes imposed upon the Company or any of its properties, assets or income which are due and payable, or claimed in writing by any taxing authority to be due and payable, as of the date hereof have been paid or reserved for, other than taxes, assessments, fees and charges being contested in good faith by the Company concerning an amount which in the aggregate is not material to the business of the Company and except for extensions set forth on Schedule 3.18(a). The Company has paid or made provision in the Company Financial Statements for the payment of all unpaid Taxes of the Company through the date of the Company Financials accrued for or applicable to the period then ended. FRA and its Subsidiary utilize the accrual method of accounting for tax purposes.

               (b) Except as set forth on Schedule 3.18(b), there are no claims for Taxes pending against the Company and the Company does not know of any threatened claim for Tax deficiencies, and there are not now in force any waivers or agreements by the Company for the extension of time for the assessment of any tax, nor has any such waiver or agreement been requested by the IRS or any other taxing authority.

               (c) Except as set forth on Schedule 3.18(c), within the past three years, the federal income Tax Returns of the Company have not been examined by the IRS. The Company has no liability for any federal, state or other Taxes of any other corporation or entity, including, without limitation, by reason of the application of Treas. Reg. Section

1.1502-6. Except as set forth on Schedule 3.18(c), the Company is not required to file any tax returns or to pay any Taxes in foreign countries.

               (d) The Company has paid or is withholding and will pay when due to the proper taxing authorities all withholding amounts required to be withheld with respect to all Taxes on income, unemployment, social security or other similar programs or benefits with respect to salary and other compensation of directors, officers and employees of the Company.

               (e) Schedule 3.18(e) lists those states where the Company is required to file a Tax Return.

               (f) The Tax Returns filed by the Company have reported accurately, in all material respects, all information required to be included on such Tax Returns.

               (g) Except as set forth on Schedule 3.18(g), the Company has not executed a waiver or consent extending any statute of limitation for the assessment or collection of any tax, which waiver or consent remains in effect.

               (h) Except as set forth on Schedule 3.18(h), the Company has not received a tax ruling or entered into any agreement with any taxing authority, which ruling or agreement has or could have a material adverse effect on the Taxes of the Company payable on or after the Closing.

               (i) Except as set forth on Schedule 3.18(i), the Subsidiaries have not been included in a federal consolidated income tax return and/or state consolidated, combined or unitary income tax return.

               (j) The Company has not at any time consented to have the provisions of Section 341(f) of the Code apply to it.

               (k) Except as set forth on Schedule 3.18(k), the Company is not subject to any joint venture, partnership or other arrangement or Contract which is treated as a partnership for federal income tax purposes, other than the limited partnership of RHP. The Company is not a party to any tax sharing agreement.

               (l) The Company is not and will not be required to recognize after the date hereof any taxable income in respect of accounting method adjustments required to be made under Section 481 of the Code or an equivalent state or local laws provision, other than as set forth on Schedule 3.18(l) (which describes such adjustment, the reason therefor and the amount or estimated amount (which estimate has been made in good faith, and is considered reasonable)) of such adjustment. No representation is made as to the effect of any accounting method changes or adjustments made by QuadraMed, Surviving Corporation A or Surviving Corporation B after the Closing or as a result of the transactions contemplated by this Agreement.

               (m) The Company has not made or become obligated to make, and will not as a result of any event connected with the transactions contemplated by this Agreement become obligated to make, any "excess parachute payment" as defined in Section 280G of the Code.

        3.19. Legal and Regulatory Matters. Except as set forth on Schedule 3.19: (i) there is no suit, action, arbitration, known governmental investigation or other proceeding, nor any order, decree or judgment pending or, to the Company's knowledge, threatened by or against the Company, or the transactions contemplated hereby that has, or could reasonably be expected to have, a Material Adverse Effect; (ii) there are no judgments, decrees or orders enjoining the Company in respect of, or the effect of which is to prohibit any business practice or the acquisition of any property or the conduct of any aspect of the business of the Company that has, or could reasonably be expected to have, a Material Adverse Effect; (iii) the Company has complied and is complying with all laws, ordinances, treaties and government rules, orders and regulations applicable to it or its properties, assets, personnel or business, non-compliance with which could have a Material Adverse Effect; (iv) the Company has obtained all material Licenses necessary for the ownership of its properties and the conduct of its business as currently conducted, and all such Licenses are currently in full force and effect; and (v) RHP has provided QuadraMed and the Merger Subs with access to all Government Communications as to which any unresolved issue remains.

        3.20. Employees. The Company has not been nor is it a party to any collective bargaining agreements with respect to any of its employees or with respect to any contract or agreement with a labor union or any local or subdivision thereof, nor has it been charged with any unresolved unfair labor practices, nor, to the Company's knowledge, is there any present union organizing activity among any of its employees. To the Company's knowledge, there are no controversies, claims, suits, actions or proceedings pending or threatened between the Company and its employees which have or could reasonably be expected to have a Material Adverse Effect.

        3.21. Billings. All billings to customers which are party to Contracts of the Company have been accurate in all material respects. To the Company's knowledge, there are no existing or threatened disputes regarding any services rendered or billings to such customers that would have a Material Adverse Effect.

        3.22. Insurance. Schedule 3.22 to this Agreement lists all insurance policies of the Company, indicating the type of insurance, carrier, policy number, amount of coverage (including deductible), premiums and expiration dates. Except as set forth on Schedule 3.22, such policies are in full force and effect and all premiums now due and owing with respect to such policies have been paid in full, and the Company has not made any borrowings or incurred any indebtedness, the collateral for which was any of such policies. To the Company's knowledge, the Company is not in default with respect to any provision contained in any such policy and the Company has not received any notice of cancellation or nonrenewal of any such policy. No representation is made as to the transferability of any policy or the effect of the transactions contemplated by this Agreement.

        3.23. Personnel.

               (a) RHP has delivered to QuadraMed, Sub A and Sub B the names of all directors, officers and employees of the Company earning over $75,000 in 1997, indicating (i) the positions within the Company held by each such person and (ii) the current annual salary rates for each such person and the amounts payable in 1997 as bonus or other compensation for each such person.

               (b) RHP has delivered to QuadraMed, Sub A and Sub B a description of the Company's policies regarding severance or other benefits that may be payable to any Company employee if his or her employment were terminated.

        3.24. Employee Benefit Plan(s). Except as set forth on Schedule 3.24, neither the Company nor any Affiliate of the Company which would be deemed a "single employer" with the Company under Sections 414(b) or (c) of the Code presently maintains any Employee Benefit Plan. Each Employee Benefit Plan has been administered in compliance with applicable law and with its terms, except where such non-compliance has not resulted in a Material Adverse Effect. The Company does not presently maintain, and has not maintained within the past five
(5) years, any Employee Benefit Plan which is subject to Section 412 of the Code or Section 302 of ERISA, including any "multi-employer plan" (as defined in Section 4001(a)(3) of ERISA). To the knowledge of the Company, neither the Company, nor any other "disqualified person" or "party-in-interest" (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any prohibited transactions in connection with any Employee Benefit Plan that could reasonably be expected to result in the imposition of a penalty pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA, or a tax pursuant to Section 4975(a) of the Code which is reasonably expected to have a Material Adverse Effect. To the Company's knowledge, there are no actions, suits or claims (other than routine claims for benefits) pending or threatened against any Employee Benefit Plan of the Company or their assets, or arising out of such Employee Benefit Plan, and, to the knowledge of the Company, no facts exist which could give rise to any such actions, suits or claims which might have a Material Adverse Effect.

        3.25. Compliance with Environmental Laws. Except as set forth in
Schedule 3.25: (i) the Company and all its operations are and have been in compliance with all Environmental Laws except where any such noncompliance would not result in a Material Adverse Effect; (ii) neither the Company nor any of its predecessors used, released or disposed of any Hazardous Substance in any manner that would reasonably be expected to result in a Material Adverse Effect and
(iii) to the Company's knowledge, there is and has been no condition, activity or event respecting the Company that would reasonably be expected to subject QuadraMed or the Surviving Corporations to any liability under any Environmental Law that would result in a Material Adverse Effect.

        3.26. Bank and Brokerage Accounts. Schedule 3.26 lists (i) the names and addresses of all banks and brokerage firms in which the Subsidiaries have accounts or safe deposit boxes, lock boxes, vaults and the account numbers relating thereto and (ii) the name of each person authorized to draw on any such account or have access to any such boxes or vaults.

        3.27. Contracts.

               (a) Except as set forth on Schedule 3.27(a), no Subsidiary is a party to any:

                   (i) Contract for the employment, severance or termination with any of its directors or officers, or any collective bargaining agreement;

                   (ii) Contract for the sale of any of its assets, property or rights outside the ordinary course of business consistent with prior practice (other than this Agreement) which has not yet been fully performed in all material respects;

                   (iii) Contract that requires the Company to indemnify or act as an indemnitor, guarantor or surety, for any other person or entity other than a Subsidiary;

                   (iv) Contract restricting the Company from conducting business anywhere in the world;

                   (v) Agreement, note, debenture, loan, mortgage, indenture or other obligation for or relating to borrowed money or commitments for obtaining borrowed money, in each case in excess of $50,000;

                   (vi) Contract, lease or commitment which involves the future payment by or to it of more than $50,000, except (i) licensing agreements and software leases entered into in the ordinary course, (ii) other Contracts or commitments for the sale of goods or purchase or lease of equipment, tooling, supplies, services or raw materials in each case entered into in the ordinary course of business consistent with prior practice and (iii) Contracts which may be canceled by it upon sixty (60) or fewer days notice without payment of any penalty or fee in connection therewith;

                   (vii) Letter of credit or power of attorney;

                   (viii) Joint venture contract or similar arrangement or agreement which is likely to involve future payments by it in excess of $50,000; or

                   (ix) Contract to which any Partner, stockholder, officer or director of the Company or any "affiliate" or "associate" of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act), is presently a party, including, without limitation, any agreement or other arrangement providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, any such person or entity.

               (b) Except as specified on Schedule 3.27(b), all Contracts required to be listed on Schedule 3.27(a) are valid and binding, enforceable in accordance with their respective terms and in full force and effect. Neither the Company nor, to the Company's knowledge, any other party thereto, is in material breach of any provision of or in material default under any term of any such agreement, and to the Company's knowledge there exists no condition or event which after lapse of time or notice (or both) would constitute any such breach or default or result in any right to accelerate or loss of rights. True and complete copies of all such Contracts have been delivered to QuadraMed, Sub A and Sub B.

        3.28. Material Misstatements or Omissions. The statements, representations and warranties of RHP contained in this Agreement (including the schedules hereto), taken together, do not contain and will not contain any untrue statement of a material fact and do not or will not omit to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances made, not misleading.

        3.29. Broker's, Finders or Other Transaction Fees. There are no broker's or finder's fees or obligations due to persons engaged by RHP or any of the Partners or any of the Company's employees, officers or directors in connection with the transactions contemplated by this Agreement, except for the fees and expenses of its investment bankers, counsel and accountants as set forth on
Schedule 3.29.

        3.30. Customers and Suppliers. As of the date hereof, no customer which individually accounted for more than 5% of the Company's gross revenues during the twelve (12) month period preceding the date hereof has notified the Company that it will stop, or decrease materially the rate of, buying services or products of the Company, other than expirations of Contracts in the ordinary course or any such actions which would not reasonably be expected to have a Material Adverse Effect. As of the date hereof, no material supplier of the Company has indicated to the Company that it will stop, or decrease the rate of, supplying materials, products or services to the Company, other than expirations of Contracts in the ordinary course or any such actions which would not reasonably be expected to have a Material Adverse Effect.

        3.31. Investment Representations of RHP. RHP represents and warrants to QuadraMed and the Merger Subs as follows:

               (a) RHP is an "accredited investor" within the meaning of Rule 501(a) of the Securities Act.

               (b) RHP is aware that the QuadraMed Shares have not been registered under the Securities Act or any applicable state securities laws, and agrees that the QuadraMed Shares will not be offered or sold in the absence of registration under the

Securities Act and any applicable state securities laws or an exemption from the registration requirements of the Securities Act and any applicable state securities laws, subject to Section 4.8 hereof. RHP will not transfer the Shares in violation of the provisions of any applicable federal or state securities laws, subject to Section 4.8 hereof. In this connection, RHP represents that it is familiar with SEC Rule 144 promulgated pursuant to the Securities Act ("Rule 144"), as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

               (c) RHP understands that the offering and sale of the QuadraMed Shares is exempt from registration under the Securities Act, by virtue of
Section 4(2) of the Securities Act, based, in part, upon representations, warranties and agreements contained in this Agreement, and that QuadraMed may rely on such representations, warranties and agreements in connection therewith.

               (d) RHP is acquiring the QuadraMed Shares for its own account and for investment, and not with a view to the distribution thereof or with any present intention of distributing or selling any of the Shares except in compliance with the Securities Act, subject to Section 4.8 hereof.

                                   ARTICLE IV.

                                COVENANTS OF RHP

                   RHP hereby covenants and agrees as follows:

        4.1. Conduct of Company's Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement or disclosed on any Schedule hereto, RHP shall not do, cause or permit any of the following, or allow, cause or permit any of its Subsidiaries to do, cause or permit any of the following, without the prior written consent of QuadraMed, which consent shall not be unreasonably withheld:

                      (a) Material Contracts. Enter into any contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its contracts, other than in the ordinary course of business consistent with past practice and in no event shall such contract, commitment, amendment, modification or waiver be in excess of $250,000;

                      (b) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, shares of a Subsidiary's capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of its Subsidiaries' common stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement;

                      (c) Intellectual Property. Transfer to any person or entity any rights to its Intellectual Property other than in the ordinary course of business consistent with past practice;

                      (d) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

                      (e) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole, except in the ordinary course of business consistent with past practice;

                      (f) Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

                      (g) Leases. Enter into any operating lease in excess of $25,000 each;

                      (h) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $25,000 in any one case or $100,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Financial Statements;

                      (i) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice;

                      (j) Insurance. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

                      (k) Employee Benefit Plans; New Hires; Pay Increases. Adopt or amend any employee benefit or stock purchase or option plan, or hire any new director level or officer level employee (except that it may hire a replacement for any current director level or officer level employee if it first provides QuadraMed advance notice regarding such hiring decision), pay any special bonus or special remuneration to any employee or director, or increase the salaries or wage rates of its employees other than in the ordinary course of business;

                      (l) Severance Arrangements. Grant any severance or termination pay (i) to any partner, director or officer or (ii) to any other employee except (A) payments made pursuant to written agreements existing on the date hereof or (B) grants which are made in the ordinary course of business in accordance with its past practice;

                      (m) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with QuadraMed prior to the filing of such a suit, or (iii) for a breach of this Agreement;

                      (n) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its Subsidiaries' business, taken as a whole, or acquire or agree to acquire any equity securities of any corporation, partnership, association or business organization;

                      (o) Taxes. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, provided that this covenant shall not apply to the tax position of RHP;

                      (p) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

                      (q) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 4.1 (a) through (p) above.

        4.2. Access and Information. The Company will grant reasonable access to QuadraMed and its counsel, accountants and other representatives, during reasonable working hours throughout the period from the date hereof to the Closing and upon reasonable prior notice, to all of the Company and the Company's properties, books, contracts, commitments and records, and will furnish QuadraMed during such period with reasonable access to key Company employees and to all such information concerning the affairs of the Company as QuadraMed reasonably requests, including copies and/or extracts of pertinent records, documents and contracts.

        4.3.   Further Efforts.

               (a) RHP shall use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Mergers and the other transactions contemplated hereby in accordance with the terms of this Agreement. In case further action is required to carry out the purposes of this Agreement, RHP will use reasonable efforts to effectuate all such action.

               (b) As soon as reasonably practicable after the date hereof, and in any event on or prior to the Closing, RHP will use reasonable efforts to obtain the consents of all necessary governmental entities to the Mergers. No consents of any party to the Contracts of the Company shall be required as a condition to the Closing.

        4.4. Confidentiality. In the event of the termination of this Agreement, the Company and its representatives shall keep all information with respect to QuadraMed which has been disclosed to the Company pursuant to this Agreement confidential in accordance with the terms of the Confidentiality Agreement by and between the Company and QuadraMed and shall promptly return to QuadraMed all written information provided to the Company by QuadraMed.

        4.5. Subsequent Events. RHP shall promptly, and in any event prior to the Closing, advise QuadraMed in writing of the occurrence of any event or the existence of any state of facts of which the Company obtains knowledge which in any material respect would render any representation or warranty of RHP hereunder inaccurate or which would preclude satisfaction of any condition contained in Article VII or Article VIII of this Agreement; provided, that no such notification shall affect any such representation, warranty or condition. RHP shall have the right, without being deemed to be in breach of its representations and warranties set forth in Article III, to supplement or amend the Schedules to this Agreement with respect to any matter arising after the date hereof; provided, however that RHP obtains the prior written consent of QuadraMed, which consent shall not be unreasonably withheld.

        4.6. Public Announcement. So long as this Agreement is in effect, RHP nor any of its Affiliates shall issue or cause the issuance or the publication of any press release or any other public announcement (including, without limitation, disclosure to employees) with respect to the Mergers or any other transaction contemplated by this Agreement without the prior review and written consent of QuadraMed, unless required by law.

        4.7. Exclusive Dealing. From the execution of this Agreement until the Closing or the earlier termination of this Agreement, RHP (i) will not directly or indirectly, through any representative or otherwise, solicit or entertain offers with or in any manner encourage, discuss, accept or consider any proposal of any other Person relating to the acquisition of RHP or RHP Partnership Interests, its assets or business, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation or otherwise (other than sales of inventory or other dispositions in the ordinary course), and (ii) will immediately notify QuadraMed regarding any contact between RHP and any other Person or their respective representatives regarding any such offer or proposal or any related inquiry, except as contemplated by Section 4.9.

        4.8. Restrictions on Transferability of QuadraMed Shares, Compliance with Securities Act.

               (a) Subject to Sections 4.8(c) and (d) below, the QuadraMed Shares shall not be transferable in the absence of an effective registration statement under the Securities Act or an exemption therefrom. In the absence of an effective registration statement under the Securities Act, neither the QuadraMed Shares nor any interest therein shall be sold, transferred, assigned or otherwise disposed of, unless QuadraMed shall have previously received an opinion of counsel knowledgeable in federal securities law, in form and substance reasonably satisfactory to QuadraMed and accompanied by such supporting documents as QuadraMed may reasonably request, to the effect that registration under the Securities Act is not required in connection with such disposition or as otherwise provided below. QuadraMed shall be entitled to give stop transfer instructions to its transfer agent with respect to the QuadraMed Shares in order to enforce the foregoing restrictions.

               (b) The certificate or certificates representing the QuadraMed Shares issued to RHP at the Closing shall bear the following legend restricting transfer:

        "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED. NOTWITHSTANDING THE FOREGOING, THESE SECURITIES MAY BE TRANSFERRED TO THE PARTNERS OF RESOURCE HEALTH PARTNERS, L.P. ("RHP") OR THE PARTNERS OF THE GENERAL PARTNER OF RHP WITHOUT AN OPINION OF COUNSEL, PROVIDED THAT SUCH TRANSFER IS ACCORDANCE WITH THE TERMS AND CONDITIONS SET FORTH IN THE ACQUISITION AGREEMENT AND PLAN OF MERGER DATED DECEMBER 29, 1997 AMONG QUADRAMED CORPORATION, RHP AND THE OTHER PARTIES THERETO."

               (c) Notwithstanding anything to the contrary herein contained, the parties acknowledge that RHP intends to transfer the QuadraMed Shares (including any such shares released from escrow and any shares received in payment of indemnification claims under Section 10.3) to the Partners and the General Partner intends to further transfer QuadraMed Shares it receives to its partners, from time to time after the Closing, and that one or more of such transferees may not be "accredited investors" within the meaning of Rule 501(a) of the Securities Act.

               (d) RHP agrees that, as a condition to transferring any QuadraMed Shares to a transferee, (i) RHP will require such transferee to provide an investment representation letter in substantially the form of Exhibit G to this Agreement (the "Investment Representation Letter") and (ii) RHP will provide to QuadraMed and, to the extent required, to QuadraMed's transfer agent, a written notice from RHP requesting such transfer, and representing that (A) the transferee is a partner of RHP or RHP GP, L.P., (B) the transfer does not require registration under the Securities Act, and (C) the transferee has executed and delivered to RHP a copy of the Investment Representation Letter, a copy of which shall be attached to such notice. RHP may also, at its option, obtain a signed Registration Rights Agreement (or counterpart signature page) from each transferee, and QuadraMed agrees each such transferee shall thereupon become a party to such agreement, all on the terms of the Registration Rights Agreement. QuadraMed agrees that such transfers may be made, that it shall not issue any stop transfers, and that it will not require any opinion in respect of such transfers. QuadraMed shall, and will instruct the transfer agent to, cause such transfer of QuadraMed Shares to be effected and record such transfer in the names of each transferee and will provide RHP with such copies of QuadraMed's public filings as RHP may reasonably request.

        4.9.   Third Party Acquisitions.

               (a) RHP agrees that neither it nor any of its employees or partners shall, and it shall direct and use its reasonable best efforts to cause its agents and representatives (including the Company Advisors), not to directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries in respect of, or the making of any proposal for, a Third Party Acquisition. RHP further agrees that neither it nor any of its employees shall, and it shall direct and use its reasonable best efforts to cause all Company Advisors not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Third Party relating to the proposal of a Third Party Acquisition or other wise facilitate any effort or attempt to make or implement a Third Party Acquisition; provided, however, that if at any time prior to the Effective Time, the Advisory Committee of RHP determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to RHP's Limited Partners under applicable law, RHP may, in response to an inquiry, a proposal or offer for a Third Party Acquisition which was not solicited subsequent to the date hereof, (x) furnish only such information with respect to RHP to any such person pursuant to a customary confidentiality agreement as was delivered to QuadraMed prior to the execution of this Agreement and (y) participate in the discussions and negotiations regarding such inquiry, proposal or offer. RHP shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Parties conducted heretofore with respect to any of the foregoing. RHP shall take the necessary steps to promptly inform all Company Advisors of the obligations undertaken in this Section 4.9. RHP agrees to notify QuadraMed promptly if (i) any inquires relating to or proposals for a Third Party Acquisition are received by RHP or any of the Company Advisors, (ii) any confidential or other non-public information about RHP is requested from RHP or any of the Company Advisors, or (iii) any negotiations or discussions in connection with a possible Third Party Acquisition are sought to be initiated or continued with RHP or any of the Company Advisors indicating, in connection with such notice, subject to the fiduciary duties of the Advisory Committee of RHP under applicable law, the principal terms and conditions of any proposals or offers, including the identity of the offering party, and thereafter shall keep QuadraMed informed in writing, on a reasonably current basis, on the status and terms of any such proposals or offers and the status of any such negotiations or discussions.

               (b) Except as permitted by this Section 4.9(b), the Advisory Committee of RHP shall not withdraw its recommendation of the Mergers and other transactions contemplated hereby or approve or recommend, or cause RHP to enter into any agreement with respect to, any Third Party Acquisition. Notwithstanding the preceding sentence, if the Advisory Committee of RHP determines in its good faith judgment, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to RHP's Limited Partners under applicable law, the Advisory Committee may withdraw or alter its recommendation of the Mergers and the other transactions contemplated hereby, or approve or recommend or cause RHP to enter into an agreement with respect to a Superior Proposal, but in each case only (i) after providing written notice to QuadraMed (a "Notice of Superior Proposal") advising QuadraMed that the Advisory Committee has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and (ii) if QuadraMed does not, within four
(4) business days (or within two (2) business days with respect to any amendment to any Superior Proposal which was noticed at least four (4) days prior to such amendment) after QuadraMed's receipt of the Notice of Superior Proposal, make an offer which the Advisory Committee of RHP determines in its good faith judgment (based on the advice of the financial advisor of RHP) to be as favorable to RHP's Limited Partners as such Superior Proposal; provided, however, that RHP shall not be entitled to enter into any agreement with respect to a Superior Proposal unless this Agreement is concurrently terminated by its terms pursuant to Section 11.1(g)(i).

        4.10. Pooling of Interests. RHP acknowledges that the Mergers are intended to be pooling of interests transactions. RHP agrees that it shall not transfer any of the QuadraMed Shares issued in the Mergers, other than a transfer to the partners of RHP or RHP GP, L.P. in accordance with Section 4.8, until the publication by QuadraMed of financial results that include at least thirty (30) days of combined operations of QuadraMed and the Subsidiaries. QuadraMed shall notify RHP promptly upon the publication of such financial results.


                                   ARTICLE V.

                         REPRESENTATIONS AND WARRANTIES
                          OF QUADRAMED, SUB A AND SUB B

               Except as disclosed in a document of even date herewith and delivered by QuadraMed, Sub A and Sub B to the Company prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the

"QuadraMed Disclosure Schedule"), QuadraMed, Sub A and Sub B represent and warrant, jointly and severally, to the Company as follows:

        5.1. Organization and Good Standing. QuadraMed, Sub A and Sub B are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and have full corporate power and authority to own, lease and operate their respective properties and carry on their respective businesses and to enter into, deliver and perform their respective obligations under and to consummate the transactions contemplated by this Agreement. QuadraMed, Sub A and Sub B are qualified to do business and are in good standing in each jurisdiction where the character or location of the employment of personnel or the nature of the business and activities conducted by them, as the case may be, require such qualification, except in such jurisdiction where the failure to be so qualified and in good standing would not be material to the business of QuadraMed and its subsidiaries, taken as a whole. QuadraMed, Sub A and Sub B have delivered to RHP true and complete copies to their respective charters and bylaws.

        5.2.   Capitalization of QuadraMed, Sub A and Sub B

               (a) Except as described in this Section 5.2 or Schedule 5.2, the authorized and outstanding capital stock of QuadraMed is as set forth in the section entitled "Description of Capital Stock" in QuadraMed's Prospectus dated October 21, 1997 as filed with the Securities and Exchange Commission and as previously delivered to RHP. There are no other outstanding shares of capital stock or voting securities of QuadraMed other than shares of QuadraMed Common Stock issued after October 21, 1997 upon the exercise of options or warrants. All outstanding shares of QuadraMed have been duly authorized, validly issued, fully paid and are nonassessable and free of any liens or Encumbrances other than any liens or Encumbrances created by or imposed upon the holders thereof. Except for options or warrants that were outstanding as of October 21, 1997, there are no other options, warrants, calls, rights, commitments or agreements of any character to which QuadraMed is a party or by which it is bound obligating QuadraMed to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of QuadraMed or obligating QuadraMed to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. The shares of QuadraMed Common Stock to be issued pursuant to the Mergers will be duly authorized, validly issued, fully paid, and non-assessable.

               (b) As of the date of the Closing, the authorized capital stock of Sub A consists of 1,000 shares of Sub A Common Stock, par value $0.001 and the authorized capital stock of Sub B consists of 1,000 shares of Sub B Common Stock, par value $0.001, all of which shares are issued and outstanding and owned beneficially and of record by QuadraMed. All of the Sub A Common Stock and Sub B Common Stock outstanding on the date hereof has been duly authorized and validly issued and is fully paid and nonassessable. All of the outstanding Sub A Common Stock and Sub B Common Stock is, and immediately prior to the Effective Time will be, owned by QuadraMed.

        5.3.   Authority.

               (a) QuadraMed, Sub A and Sub B have the necessary corporate power and authority to enter into and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by QuadraMed, Sub A and Sub B have been duly authorized by the Board of Directors of QuadraMed, Sub A and Sub B in accordance with applicable law. No further corporate action is necessary on the part of QuadraMed, Sub A or Sub B to make this Agreement valid and binding upon QuadraMed, Sub A and Sub B in accordance with its terms. This Agreement has been duly and validly authorized, executed and delivered by QuadraMed, Sub A and Sub B and this Agreement (assuming due authorization, execution and delivery by the other parties hereto) constitutes the legal, valid and binding obligation of QuadraMed, Sub A and Sub B, enforceable in accordance with its terms (except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally or by general principles of equity). Neither the execution, delivery nor performance of this Agreement by QuadraMed, Sub A or Sub B, nor the consummation of the transactions contemplated hereby, nor compliance by QuadraMed, Sub A or Sub B with the terms and provisions of this Agreement nor the Certificates of Merger will result in a violation or breach of any term or provision of QuadraMed's, Sub A's or Sub B's Certificates of Incorporation or Bylaws, or of any statute, rule or regulation applicable to QuadraMed, Sub A or Sub B or the business, properties, assets or personnel of QuadraMed and its subsidiaries, taken as a whole, or conflict with or constitute a violation or breach of, or a default under (or an event which, with the passage of time or the giving of notice, or both, would constitute a default under), nor give any party a right to accelerate the due date of any indebtedness or obligation under, any indenture, mortgage, deed of trust, contract or agreement to which QuadraMed, Sub A or Sub B is a party or to which the properties or assets of QuadraMed and its subsidiaries, taken as a whole are subject, or any instrument, judgment, decree, writ or other restriction to which either QuadraMed, Sub A or Sub B is a party or by which the business, properties, assets or personnel of QuadraMed and its subsidiaries, taken as a whole are bound, except where such conflict, violation, breach or default, either individually or in the aggregate, would not result in a Material Adverse Effect.

               (b) Except for filing the Certificates of Merger with the Delaware and Pennsylvania Secretaries of State (as appropriate), filing any necessary qualification or withdrawal documents with state authorities, complying with any federal or state securities law requirements and filing a Notification Form for Listing of Additional Shares with Nasdaq National Market, neither QuadraMed nor the Merger Subs are required to submit any notice, report or other filing with any federal, state or local governmental authority in connection with the execution or delivery or performance by QuadraMed, Sub A and Sub B of this Agreement or the consummation of the transactions contemplated herein. QuadraMed does not have Annual Net Sales or Total Assets of $100,000,000 or more. Capitalized terms used in the preceding sentence shall have the meanings given to them under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder.

        5.4. QuadraMed Shares. As of the Closing, the QuadraMed Shares have been duly reserved for delivery pursuant to the terms of this Agreement and will, when so delivered, be duly authorized, validly issued, fully paid and nonassessable shares and will be free and clear of all liens, charges, restrictions, claims, preemptive rights and Encumbrances.

        5.5. QuadraMed SEC Filings. QuadraMed has furnished to RHP a true and complete copy of the QuadraMed SEC Filings made since September 30, 1997, and, prior to the Effective Time, QuadraMed shall promptly furnish to RHP a true and complete copy of any additional QuadraMed SEC Filings. The QuadraMed SEC Filings, true, correct and complete copies of which have been furnished to RHP, have been duly filed, were in substantial compliance with the requirements of their respective report forms, were complete and correct in all material respects as of the dates at which the information under the respective forms were furnished and contained, as of such date, do not contain an untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements made therein not misleading, and since September 30, 1997, there has not been any Material Adverse Effect. The consolidated financial statements of QuadraMed and the related notes and schedules included in the QuadraMed SEC Filings comply fully with the requirements of the Exchange Act and present fairly the consolidated financial position of Quadramed in accordance with generally accepted accounting principles consistently applied, as of the dates indicated, and the results of its operations and changes in financial position for the periods therein specified (subject, in the case of unaudited interim financial statements, to year-end adjustments). The QuadraMed SEC Filings constitute all of the documents required by applicable securities laws to be filed by it and all such reports have been true, complete and correct in all material respects.

        5.6. Absence of Certain Changes. Except as disclosed on Schedule 5.6 or in the QuadraMed SEC Filings and since September 30, 1997 (the "QuadraMed Balance Sheet Date"), QuadraMed has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a material adverse effect to QuadraMed; (ii) any acquisition, sale or transfer of any material asset of QuadraMed or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any material change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by QuadraMed or any revaluation by QuadraMed of any of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of QuadraMed, or any direct or indirect redemption, purchase or other acquisition by QuadraMed of any of its shares of capital stock; or (v) any negotiation or agreement by QuadraMed or any of its subsidiaries to do any of the things described in the preceding clauses
(i) through (iv) (other than negotiations with RHP and its representatives regarding the transactions contemplated by this Agreement).

        5.7. Absence of Undisclosed Liabilities. Except as disclosed on Schedule
5.7 QuadraMed has no obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in QuadraMed's Quarterly Report on Form 10-Q for the period ended September 30, 1997 (the "QuadraMed Balance Sheet"), (ii) those incurred in the ordinary course of business and not required to be set forth in the QuadraMed Balance Sheet under generally accepted accounting principles and which are not material, and (iii) those incurred in the ordinary course of business since the QuadraMed Balance Sheet Date and consistent with past practice and would not have a material adverse effect.

        5.8. Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon QuadraMed or any of its subsidiaries which has or reasonably could be expected to have the effect of prohibiting or materially impairing any current or future business practice of QuadraMed or any of its subsidiaries, any acquisition of property by QuadraMed or any of its subsidiaries or the conduct of business by QuadraMed or any of its subsidiaries as currently conducted or as proposed to be conducted by QuadraMed or any of its subsidiaries.

        5.9. Legal and Regulatory Matters. Except as disclosed in QuadraMed's SEC Filings, (i) there is no suit, action, arbitration, known governmental investigation or other proceeding, nor any order, decree or judgment pending or, to the knowledge of QuadraMed, threatened by or against QuadraMed or any of its properties, assets or business, or the transactions contemplated hereby, which if determined adversely could reasonably be expected to have a Material Adverse Effect; (ii) there are no judgments, decrees or orders enjoining QuadraMed in respect of, or the effect of which is to prohibit any business practice or the acquisition of any property or the conduct of business in any area that is material to the business of QuadraMed; (iii) QuadraMed has complied and is complying with all laws, ordinances, treaties and governmental rules, orders and regulations applicable to it or its properties, assets, personnel or business, non-compliance with which could reasonably be expected to have a Material Adverse Effect; and (iv) QuadraMed has obtained all material Licenses necessary for the ownership of its properties and the conduct of its business as currently conducted, and all such Licenses are currently in full force and effect.

        5.10. Broker's Fees. There are no broker's or finder's fees or obligations due to persons engaged by QuadraMed, Sub A or Sub B or any of their employees, officers or directors in connection with the transactions contemplated by this Agreement, except for fees and expenses of its counsel, accountants and investment bankers.

        5.11. Material Misstatements or Omissions. The statements, representations and warranties of QuadraMed, Sub A and Sub B contained in this Agreement (including the schedules hereto) taken together, do not contain any untrue statement of a material fact and do not state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances made, not misleading.

        5.12. Eligibility to Use Form S-3. QuadraMed currently meets the "registrant requirements" set forth in the general instructions to Form S-3 under the Securities Act of 1933, as amended.


                                   ARTICLE VI.

                     COVENANTS OF QUADRAMED, SUB A AND SUB B

       QuadraMed and the Merger Subs hereby covenant and agree as follows:

        6.1. Conduct of QuadraMed's Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, QuadraMed agrees (except to the extent expressly contemplated by this Agreement, disclosed on any schedule hereto, or as consented to in writing by RHP), to carry on its business and its subsidiaries' business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay and to cause its subsidiaries to pay debts and Taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its and its subsidiaries' present business organizations, use its best efforts consistent with past practice to keep available the services of its and its subsidiaries' present officers and key employees and use its best efforts consistent with past practice to preserve its and its subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its subsidiaries, to the end that its and its subsidiaries' goodwill and ongoing businesses shall be unimpaired at the Effective Time. QuadraMed agrees to promptly notify RHP of any event or occurrence not in the ordinary course of its or its subsidiaries' business, and of any event which could have a material adverse effect on QuadraMed's business, taken as a whole. Notwithstanding anything in this Section 6.1 to the contrary, QuadraMed may negotiate and consummate acquisitions of businesses or assets without providing notice to or obtaining the consent of RHP. Without limiting the foregoing, except as expressly contemplated by this Agreement, QuadraMed shall not do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent RHP:

                      (a) Charter Documents. Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

                      (b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries; or

                      (c) Other. Take, or agree in writing or otherwise to take, any of the actions described in Sections 6.1(a) and (b) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

        6.2.   Further Efforts.

               (a) QuadraMed agrees to use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Mergers and the other transactions contemplated hereby in accordance with the terms of this Agreement. In case at any time any further action is necessary or desirable to carry out the purposes of this Agreement, QuadraMed will use reasonable efforts to effectuate all such action.

               (b) As soon as reasonably practicable after the date hereof, and in any event on or prior to the Closing, QuadraMed will use reasonable efforts to obtain the consents of all necessary governmental entities to the Mergers and the continued operation by the Company of its business, properties, assets, leaseholds, licenses, contracts and agreements.

        6.3. Confidentiality. In the event of the termination of this Agreement, QuadraMed and its representatives shall keep all information with respect to the Company which has been disclosed to QuadraMed pursuant to this Agreement confidential in accordance with the terms of the Confidentiality Agreement previously entered into by and between RHP and QuadraMed and shall promptly return to RHP all written information provided to QuadraMed by RHP.

        6.4. Public Announcement. So long as this Agreement is in effect, QuadraMed shall not, and shall cause its Affiliates not to, issue or cause the publication of any press release or any other public announcement (including, without limitation, disclosure to employees) with respect to the Mergers or any other transaction contemplated by this Agreement without the prior review, and consultation with, RHP with respect to such press release or other public announcement, unless required by law. Notwithstanding the foregoing, RHP acknowledges and agrees that, after consulting with RHP, QuadraMed may issue a press release announcing the execution of this Agreement and may make any filings required pursuant to the Exchange Act, which document shall be presented to RHP for review and comment and which shall be reasonably satisfactory to RHP prior to issuance or filing.

        6.5. Benefits for Retained Employees. QuadraMed agrees to cover (or cause to be covered) each employee (or their dependents) of the Company who accepts or continues employment with the Surviving Corporation effective as of and from the Closing under QuadraMed's Employee Benefit Plans that are in existence for comparably situated employees as of such date. Such employees shall be granted service credit for their period of employment with the Company and its Affiliates for eligibility to participate and vesting purposes in the applicable Employee Benefit Plans maintained by QuadraMed where such vesting is allowed by law, including, without limitation, disability programs and vacation. Without limiting the foregoing, such employees and their dependents shall become eligible to participate in QuadraMed's group medical plan as of the Closing and shall be granted service credit for their period of employment with the Company and its Affiliates, if they are employed in a position or status that is eligible to participate in such group medical plan.

        6.6. Subsequent Events. QuadraMed shall promptly, and in any event prior to the Closing, advise RHP in writing of the occurrence of any event or the existence of any state of facts of which QuadraMed obtains knowledge which in any material respect would render any representation or warranty of QuadraMed hereunder inaccurate or which would preclude satisfaction of any condition contained in Article VII or Article IX of this Agreement; provided, that no such notification shall affect any such representation, warranty or condition.

        6.7. Treatment of Mergers as Reorganization. QuadraMed, Sub A and Sub B shall not take, and shall cause their Affiliates not to take, such action that would cause the acquisition of Resource Holdings and FRA to fail to qualify as a Reorganization within the meaning of Section 368 of the Code.

                                  ARTICLE VII.

                          GENERAL CONDITIONS PRECEDENT

         The obligations of each party hereto to consummate the Mergers and the other transactions contemplated by this Agreement shall be subject to fulfillment and satisfaction on or prior to the Closing of each of the following conditions:

        7.1. No Injunctions. No injunction or restraining or other order issued by a court of competent jurisdiction which prohibits the consummation of the transactions contemplated, including, without limitation, the issuance of the QuadraMed Shares by this Agreement shall be in effect (each party agreeing to use reasonably diligent efforts to have any such injunction or order lifted), and no governmental action or proceeding shall have been commenced or threatened in writing seeking any injunction or restraining or other order that seeks to prohibit, restrain, invalidate or set aside consummation of the transactions contemplated by this Agreement.

        7.2. No Governmental Proceedings. No action will have been taken, and no statute, rule or regulation will have been enacted, by any state or federal government agency that would render the consummation of the Mergers illegal.

        7.3. Governmental Approvals. All governmental filings or approvals required in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, compliance with federal and state securities laws, shall have been made or received.

        7.4. Escrow Agreement. The parties thereto shall have executed and delivered the Escrow Agreement.

        7.5. Simultaneous Mergers. The Mergers shall have occurred simultaneously at the Closing.


                                  ARTICLE VIII.

            CONDITIONS PRECEDENT TO QUADRAMED'S, SUB A'S AND SUB B'S
                              OBLIGATIONS TO CLOSE

        The obligations of QuadraMed, Sub A and Sub B to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions (unless waived pursuant to Section 11.4 hereof):

        8.1. Certificates of RHP. The representations and warranties of RHP under Article III shall have been true in all material respects when made and shall be true in all material respects as of the Closing with the same effect as though made at such time, except for changes occurring or arising after the date of this Agreement in carrying out the transactions contemplated herein or which have been approved in writing by QuadraMed or in the ordinary course of business. At the Closing, RHP shall have delivered a certificate, signed by an executive officer of RHP, dated as of the Closing Date, certifying that RHP has materially performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

        8.2. No Material Adverse Effect. Since October 31, 1997, the Company shall not have experienced any Material Adverse Effect.

        8.3. Legal Opinion of RHP's Counsel. QuadraMed, Sub A and Sub B shall have received opinions, dated as of the Closing, of Proskauer Rose LLP, counsel for RHP, and Crawford, Wilson, Ryan & Agulnick, special Pennsylvania counsel for Resource Holdings, substantially in form and substance set forth as Exhibits H and I hereto, respectively.

        8.4. Certified Resolutions. RHP shall have delivered to QuadraMed, Sub A and Sub B true and complete copies of the resolutions of its Advisory Committee and the Boards of Directors of Resource Holdings and FRA, pursuant to which the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby were duly and validly authorized, adopted and approved, certified by the a proper officer and to be in full force and effect as of the Closing.

        8.5. Employment Agreements. Employment agreements attached in the form of Exhibit J shall be executed and delivered at the Closing by Craig Camp, Eugene Hoekendorf, Mark Wallis, Joel Weinberg and Joseph Riley.

        8.6. Proceedings Satisfactory to Counsel. All proceedings taken by the Company and the Partners and all instruments executed and delivered by the Company and the Partners on or prior to the Closing in connection with the transactions contemplated herein shall be reasonably satisfactory in form and substance to the counsel for QuadraMed, Sub A and Sub B.


                                   ARTICLE IX.

                          CONDITIONS PRECEDENT TO RHP'S
                              OBLIGATIONS TO CLOSE

        The obligations of RHP and the Partners to consummate the Mergers and the other transactions contemplated by this Agreement are subject to the fulfillment and satisfaction at or prior to the Closing of each of the following conditions (unless waived pursuant to Section 11.4 hereof):

        9.1. Certificates of QuadraMed, Sub A and Sub B. The representations and warranties of QuadraMed, Sub A and Sub B under Article V shall have been true in all material respects when made and shall be true in all material respects as of the Closing with the same effect as though made at such time, except for changes occurring or arising after the date of this Agreement in carrying out the transactions contemplated herein. QuadraMed, Sub A and Sub B shall have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing, and QuadraMed, Sub A and Sub B shall have delivered to the Company certificates of QuadraMed, Sub A and Sub B, dated as of the Closing and signed by an executive officer of QuadraMed, Sub A and Sub B, certifying that QuadraMed, Sub A and Sub B have materially performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to Closing.

        9.2. Certified Resolutions. QuadraMed, Sub A and Sub B shall have delivered to the Company true and complete copies of the resolutions of their respective Boards of Directors pursuant to which the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby were duly and validly authorized, adopted and approved, certified by the Secretary of each and to be in full force and effect as of the Closing.

        9.3. Legal Opinion. RHP shall have received an opinion, dated as of the Closing, of Brobeck, Phleger & Harrison, LLP, counsel for QuadraMed, Sub A and Sub B substantially in form and substance set forth on Exhibit K hereto.

        9.4. Registration Rights Agreement. The parties shall have executed and delivered the Registration Rights Agreement.

        9.5. Employment Agreements. Employment agreements attached in the form of Exhibit J shall be executed at the Closing by Craig Camp, Eugene Hoekendorf, Mark Wallis, Joel Weinberg and Joseph Riley.

        9.6. Closing Considerations and Expenses. QuadraMed shall have (a) delivered Closing Consideration A and Closing Consideration B to RHP in accordance with Article II, including amounts to be placed into escrow pursuant to Section 10.2(c), and (b) paid all expenses and liabilities referred to in Sections 2.14 and 2.15 to be paid at the Closing.

        9.7. Proceedings Satisfactory to Counsel. All proceedings taken by QuadraMed, Sub A and Sub B and all instruments executed and delivered by QuadraMed, Sub A and Sub B on or prior to the Closing in connection with the transactions contemplated herein shall be reasonably satisfactory in form and substance to the counsel for RHP and the Partners.

                                   ARTICLE X.

                SURVIVAL OF REPRESENTATIONS AND INDEMNIFICATIONS

        10.1. Survival of Representations, Etc.

               (a) RHP Survival. All representations and warranties and all covenants of RHP contained in this Agreement will survive the Closing and remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement, until one (1) year from the date of Closing (the "RHP Survival Period"), at which time they shall expire; provided, however, that, to the extent a claim is made in writing by QuadraMed pursuant to Section 10.2 prior to the expiration with respect to any breach of any such representation, warranty or covenant, the RHP Survival Period with respect to such claim shall be extended until such claim is finally determined or settled, whereupon such representation, warranty or covenant will expire.

               (b) QuadraMed Survival. QuadraMed's, Sub A's and Sub B's representations, warranties and covenants contained in this Agreement will survive the Closing and remain in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement, in the case of representations and warranties, until one (1) year from the date of Closing, and, in the case of covenants, for the duration of the covenants in accordance with their terms (the "QuadraMed Survival Period"), at which time they shall expire; provided, however, that to the extent a claim is made in writing by RHP pursuant to

Section 10.3 prior to the expiration with respect to any breach of any such representation, warranty or covenant, the QuadraMed Survival Period with respect to such claim shall be extended until such claim is finally determined or settled whereupon such representation, warranty or covenant will expire.

        10.2. Indemnification by RHP.

               (a) RHP, to the extent of the Escrow Shares, will indemnify and hold harmless QuadraMed, Sub A and Sub B, and their respective officers, directors, agents and Affiliates (each a "QuadraMed Indemnified Person" and, collectively, the "QuadraMed Indemnified Persons"), from and against any and all actions, causes of actions, losses, costs, damages, liabilities and expenses including, without limitation, reasonable out-of-pocket legal fees and expenses ("Losses"), arising out of or relating to any misrepresentation or breach of or default in connection with any of the representations, warranties and covenants given or made by RHP, Resource Holdings or FRA in this Agreement, in any exhibit or schedule hereto or any certificate, document or instrument delivered by or on behalf of RHP pursuant hereto. Any claim for indemnification hereunder must be made in writing on or prior to the expiration of the RHP Survival Period; provided, however, that any claim made prior to such expiration shall continue until such claim is finally determined or settled.

               (b) Notwithstanding the foregoing, RHP shall have no liability with respect to the matters described in paragraph (a) above unless and until the aggregate amount of Losses for which the QuadraMed Indemnified Persons are entitled to indemnification exceeds $200,000 (the "Threshold Amount"). At such time as the aggregate Losses exceed the Threshold Amount, the QuadraMed Indemnified Persons shall be indemnified to the full extent of all such Losses in excess of the Threshold Amount, to the extent of the Escrow Shares. Notwithstanding the foregoing, any Losses for which the QuadraMed Indemnified Persons are entitled to indemnification relating to a breach of Section 3.11(b) hereof shall not be subject to the Threshold Amount for any purpose hereof.

               (c) As security for the obligation to indemnify the QuadraMed Indemnified Persons hereunder, concurrently with the payment of the Closing Considerations by QuadraMed, RHP shall deposit the Escrow Shares with the Escrow Agent pursuant to the terms of the Escrow Agreement, as provided in Section 2.10.

               (d) Anything herein to the contrary notwithstanding, (i) neither RHP nor any Partner or other Person shall be liable to any QuadraMed Indemnified Person for any Losses for which a claim is made pursuant to this Section 10.2 or otherwise other than to the extent of the Escrow Shares, and (ii) any and all Losses to be indemnified pursuant to this Section 10.2 shall be limited to and paid solely from the Escrow Shares. Any Losses to be indemnified pursuant to this Section 10.2 shall be reimbursed by the payment of the appropriate number of Escrow Shares, calculated as provided herein, subject to the limitation in the preceding sentence. To the extent any Loss is to be reimbursed by the payment of Escrow Shares, the number of Escrow Shares to be paid shall be calculated by dividing the amount of such claim by the QuadraMed Stock Value. For the purposes of this
Section 10.2(d), in the event QuadraMed is acquired by merger or otherwise, the term "Escrow Shares" shall include all amounts received in exchange for or in respect of the Escrow Shares.

               (e) QuadraMed Indemnified Persons shall not be entitled to recover under Section 10.2 to the extent the subject matter of the claim is reimbursed by insurance proceeds (including title insurance) received by QuadraMed, Surviving Corporation A, Surviving Corporation B or any other Subsidiary.

               (f) The amount of any recovery by any QuadraMed Indemnified Person pursuant to Section 10.2 shall be net of any actual Tax benefits inuring to such QuadraMed Indemnified Person to the extent such Tax benefits result from such claim.

        10.3. Indemnification by QuadraMed, Sub A and Sub B. QuadraMed, Sub A and Sub B will indemnify and hold harmless RHP, each of its Partners and their respective officers, directors, agents and Affiliates ("RHP Indemnified Persons") from and against any and all Losses arising out of or relating to any misrepresentation or breach of or default in connection with any of the representations, warranties and covenants given or made by QuadraMed, Sub A and Sub B in this Agreement, in any exhibit or schedule hereto or any certificate, document or instrument delivered by or on behalf of QuadraMed, Sub A or Sub B pursuant hereto.

        10.4. Procedure for Indemnification of Claims. If a QuadraMed Indemnified Person or a RHP Indemnified Person (referred to herein as the "Indemnified Person") shall have a claim for which such Indemnified Person seeks indemnification pursuant to this Article X, the Indemnified Person shall give prompt written notice of such claim to RHP (in the case of a claim by a QuadraMed Indemnified Person), or to QuadraMed (in the case of a claim by a RHP Indemnified Person) (referred to herein as the "Indemnifying Person"), including in such notice a brief description of the facts upon which such claim is based and, to the extent known, the amount thereof. The giving of such notice shall not be condition precedent to indemnification hereunder; however, failure to give prompt notice shall reduce the Indemnified Person's recovery from the Indemnifying Person by an amount equal to the damages, costs and expenses (including attorneys fees) or other Losses caused by such delay. If, after the amount of the claim is specified in writing by the Indemnified Person, the Indemnifying Person objects to any such claim, it may give written notice to the Indemnified Person within thirty (30) days of the later of receipt of the Indemnified Person's notice of claim or the specification by the Indemnified Person of the amount of the claim, advising the Indemnified Person of its objection. If no such notice is timely received from the Indemnifying Person by the Indemnified Person, the Indemnified Person will be entitled to indemnification hereunder in the amount of the Loss arising out of the claim specified in the notice of claim. If the Indemnifying Person advises the Indemnified Person within such thirty (30) day period that it objects to the claim, the Indemnified Person and the Indemnifying Person shall promptly meet and use their good faith efforts to settle the dispute. If the Indemnified Person and the Indemnifying Person are unable to reach agreement within thirty

(30) days after the Indemnifying Person objects to the claim, then the disputed portion of the claim shall be submitted to arbitration in accordance with
Section 12.1. If the Arbitrators shall determine that the Indemnified Person is entitled to indemnification with respect to the dispute submitted, the Indemnified Person will be entitled to indemnification hereunder in the amount determined by such Arbitrators.

        10.5. Settlement or Compromise. Any settlement or compromise made or caused to be made by the Indemnified Person or, the Indemnifying Person, as the case may be, of any third party claim, suit, action or proceeding of the kind referred to in Section 10.4 shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise, but no such settlement or compromise may be agreed to without the consent of both the Indemnified Person and the Indemnifying Person, such consent not to be unreasonably withheld or delayed. The Indemnified Person will give the Indemnifying Person at least thirty (30) days notice of any proposed settlement or compromise of any claim, suit, action or proceeding it is defending, during which time an Indemnifying Person may assume the defense of such claim, suit, action or proceeding and if it does so the proposed settlement or compromise may not be made.

        10.6. Third Party Claims. If a claim by a third party is made against an Indemnified Person for which the Indemnified Person is entitled to indemnification under this Article X, the Indemnified Person shall promptly notify the Indemnifying Person in writing of such claim. Such notice shall set forth such information with respect to such claim as is then available to the Indemnified Person. In the event the Indemnifying Person elects to undertake to conduct and control, through counsel of its own choosing, and at its sole risk and expense, the good faith settlement and/or defense of such claim, the Indemnified Person shall cooperate fully with the Indemnifying Person in connection therewith; provided: (a) the Indemnified Person shall be entitled to participate in such settlement or defense through counsel of its own choosing, provided that the fees and expense of such counsel shall be fully borne by the Indemnified Person, and (b) the Indemnifying Person shall have, on a timely basis, notified the Indemnified Person in writing of its election to undertake the settlement or defense and confirmed in writing the obligation of the Indemnifying Person to indemnify the Indemnified Person for the liability asserted in such claim. The Indemnifying Person shall obtain the written consent of the Indemnified Person, which consent shall not be unreasonably withheld, prior to ceasing to defend, settle or otherwise dispose of such claim if as a result thereof the Indemnified Person would become subject to injunctive or other equitable relief or the business of the Indemnified Person would be materially adversely affected in any manner. So long as the Indemnifying Person is reasonably contesting any such claim in good faith, the Indemnified Person shall fully cooperate with the Indemnifying Person in the defense or settlement of such claim as is reasonably required by the Indemnifying Person, and the Indemnified Person shall not pay or settle such claim without the consent of the Indemnifying Person; provided, however, that notwithstanding the foregoing, the Indemnified Person shall have the right to pay or settle any such claim at any time without the consent of the Indemnifying Person if, and only if, in such event, the Indemnified Person shall have waived in writing any right to indemnification therefor. If the Indemnifying Person does not give the Indemnified Person the timely written notice of the undertaking referred to in clause (b) of this Section 10.6, the Indemnified Person shall thereafter have the right to contest, defend, settle or compromise the claim as a reasonably prudent person would (as if no indemnification were available), but shall not settle or compromise such claim except as provided in
Section 10.5, and shall keep the Indemnifying Person informed of the progress of such matter.

        10.7. Certificate of Incorporation and Bylaws. Notwithstanding anything to the contrary herein contained, all present and former officers, directors, officers, employees, agents and representatives of the Subsidiaries who were entitled to indemnification under the charter or by-laws of any such Subsidiary or otherwise shall continue to be entitled to indemnification by Surviving Corporation A, Surviving Corporation B or such Subsidiary as applicable, or their respective successors, from and against any claims, actions or other liabilities arising after the Closing for which such Person would have been entitled to indemnification by the Company if such matter had arisen prior to the Closing. This provision is intended to be for the benefit of such directors, officers, employees, agents and representatives each of whom shall be a third party beneficiary hereunder.

        10.8. Exclusivity. The indemnification provisions contained in this
Article X shall be the sole and exclusive remedy for the breach of this Agreement or any action taken in connection with this Agreement, to the extent permitted by applicable law, except for claims of fraud by any party.


                                   ARTICLE XI.

                                   TERMINATION

        11.1. Termination. This Agreement and the Mergers contemplated hereby may be terminated at any time prior to the Closing, whether before or after approval of this Agreement and the Mergers, as follows, and in no other manner:

               (a) By mutual written consent of QuadraMed and RHP;

               (b) By QuadraMed or RHP if any of the conditions set forth in
Article VII shall not have been satisfied as of the date of the Closing;

               (c) By QuadraMed if any of the conditions set forth in Article X shall have not been satisfied as of the date of the Closing;

               (d) By RHP if any of the conditions set forth in Article IX shall have not been satisfied as of the date of the Closing;

               (e) By either QuadraMed or RHP if the Closing shall have not been consummated on or before December 31, 1997; provided, however, with respect to
(b)-(e) that the terminating party has complied with or performed or tendered performance of all covenants and agreements, and satisfied all conditions contained herein which are to be complied with, performed or satisfied by such party immediately prior to or at the Closing; provided, further, that a party shall promptly notify the other parties hereto in writing if it becomes aware of circumstances which would cause such other party to breach or be unable to comply with or perform the conditions set forth in Article VII, VIII or IX as is appropriate;

               (f) By QuadraMed if (i) the Advisory Committee of RHP or any committee thereof shall have withdrawn or modified in a manner adverse to QuadraMed, Sub A or Sub B its approval or recommendation of this Agreement, the Mergers or any other transaction contemplated by this Agreement; and either (A) the Advisory Committee of RHP or any committee thereof shall have recommended to the partners of RHP acceptance of a Third Party Acquisition or (B) RHP shall have entered into any definitive agreement with respect to a Third Party Acquisition; or (ii) RHP shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement which breach cannot be or has not been cured 20 days after the giving of written notice to RHP;

               (g) By RHP if (i) the Advisory Committee of RHP shall have withdrawn or modified in a manner adverse to QuadraMed, Sub A or Sub B its approval or recommendation of this Agreement or the Mergers in order to approve the execution by RHP of a definitive agreement providing for a Third Party Acquisition contemplated by a Superior Proposal, provided that RHP shall have compiled with the provisions of Section 4.9 and thereafter shall comply with
Section 11.3 below; or (ii) QuadraMed, Sub A or Sub B shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement which beach cannot be or has not been cured 20 days after the giving of written notice to RHP, Sub A or Sub B, as applicable;

               (h) By QuadraMed, if the Fair Market Value shall be less than $18.50 per share unless RHP agrees that, in such event, the Fair Market Value shall be $18.50 per share for purposes of the Mergers; or

               (i) By RHP, if the Fair Market Value exceeds $32.00 per share at the Effective Time of the Mergers.

        11.2. Effect of Termination. In the event that this Agreement is terminated pursuant to Section 11.1 hereof, all further obligations of the parties hereto under this Agreement shall terminate without further liability of any party to another, and each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance of and compliance with all agreements and conditions contained herein or therein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel; provided, that the obligations of RHP contained in Section 4.4 hereof and the obligations of QuadraMed, Sub A and Sub B contained in Section 6.3 hereof shall survive any such termination; and provided, further, that nothing herein shall relieve any party of any liability with respect to or arising out of any breach of its obligations, covenants or agreements hereunder and such termination shall not constitute an election of remedies nor limit the non-breaching parties from pursuing whatever rights and remedies they may have at law, in equity or otherwise.

        11.3. Certain Payments. In the event that this Agreement is terminated pursuant to Section 11.1(f)(i) or Section 11.1(g)(i) and the Third Party Acquisition referred to in Section 11.1(g)(i) is consummated within one year after termination, then RHP shall pay QuadraMed promptly upon consummation of the Third Party Acquisition (but in no event later than two business days after the consummation of the Third Party Acquisition shall have occurred) a fee of One Million Dollars ($1,000,000), which amount shall be payable in immediately available funds.

        11.4. Waiver of Conditions. If any of the conditions specified in
Article VII hereof has not been satisfied, QuadraMed and RHP may nevertheless mutually agree to proceed with the transactions contemplated hereby. If any of the conditions specified in Article VIII hereof has not been satisfied, QuadraMed, Sub A and Sub B may nevertheless at the election of QuadraMed proceed with the transactions contemplated hereby. If any of the conditions specified in
Article IX hereof has not been satisfied, RHP may nevertheless at the election of RHP proceed with the transactions contemplated hereby.

        11.5. Payment of Expenses. QuadraMed shall pay directly at the Closing (except as otherwise indicated on Schedule 3.29) all fees and expenses of the Company Advisors in connection with this Agreement and the transactions contemplated hereby. All such fees and expenses are listed on Schedule 3.29 hereto. RHP hereby represents and warrants that the Company has not previously paid any portion of such fees or expenses. QuadraMed shall pay directly all fees and expenses incurred in connection with registration and listing on Nasdaq of the QuadraMed Shares.


                                  ARTICLE XII.

                                     GENERAL

        12.1. Arbitration.

               (a) For purposes of arbitration pursuant to Section 6.1(c), Indemnified Person and the Indemnifying Person shall each select an arbitrator to serve on a three party arbitration panel and the arbitrators so selected shall select the third arbitrator to serve on such panel. The arbitration panel so selected shall be referred to herein as the "Arbitrators." If any of the selected Arbitrators decline or are unable to serve for any reason, the appointed Arbitrators shall select another arbitrator. Upon their failure to agree on another arbitrator, the jurisdiction of any court of the State of California shall be invoked to make such selection. The Arbitrators selected to serve hereunder shall be qualified by training and experience for the matters for which such Arbitrators are designated to serve.

               (b) Any arbitration pursuant to Section 10.4, shall be conducted as follows:

                   (i) The Arbitrators shall follow the Commercial Arbitration Rules of the American Arbitration Association, except as otherwise provided herein. The Arbitrators shall substantially comply with the rules of evidence; shall grant essential but limited discovery; shall provide for the exchange of witness lists and exhibit copies; and shall conduct a pretrial and consider dispositive motions. Each party shall have the right to request the Arbitrators to make findings of specific factual issues.

                   (ii) The Arbitrators shall complete their proceedings and render their decision within thirty (30) days after submission of the dispute to them, unless the parties agree to an extension. Each party shall cooperate with the Arbitrators to comply with procedural time requirements and the failure of either to do so shall entitle the Arbitrators to extend the arbitration proceedings accordingly and to impose sanctions on the party responsible for the delay, payable to the other party. In the event any arbitrator does not fulfill their responsibilities on a timely basis, either party shall have the right to require a replacement and the appointment of a new arbitrator.

                   (iii) The decision of the Arbitrators shall be final and binding upon the parties and accordingly a judgment by any court of the State of California or any other court of competent jurisdiction may be entered in accordance therewith.

                   (iv) Any arbitration shall be conducted in the State of California.

               (c) The costs of the arbitration conducted pursuant hereto shall be borne equally by the parties to such arbitration, except that each party shall bear its own legal and accounting expenses and other expenses relating to its participation in such arbitration.

        12.2. Amendments. Subject to applicable law, this Agreement, the Certificates of Merger and any exhibit attached hereto or thereto may be amended by the parties hereto at any time prior to the Effective Time; provided, however, that any such amendment must be in writing and executed by all parties hereto.

        12.3. Assignment. The rights under this Agreement shall not be assignable nor the duties delegable by any party without the written consent of the other parties and nothing contained in this Agreement, express or implied, is intended to confer upon any person or entity, other than the parties hereto and their successors in interest and permitted assignees, any rights or remedies under or by reason of this Agreement unless so stated to the contrary. Officers, directors and others entitled to indemnification under Section 10.7 are third party beneficiaries hereunder for purposes of enforcing such indemnification rights.

        12.4. Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), (ii) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

               To QuadraMed:        QuadraMed Corporation
                                    80 E. Sir Francis Drake Blvd., Suite 2A
                                    Larkspur, Ca  94939
                                    Fax:   (415) 464-3953
                                    Attn:  Keith M. Roberts

               With a copy to:      Brobeck, Phleger & Harrison LLP
                                    Spear Street Tower
                                    One Market
                                    Spear Tower
                                    San Francisco, CA  94105
                                    Fax:   (415) 442-1010
                                    Attn:  Scott D. Lester

               To RHP:              Resource Health Partners, L.P.
                                    c/o J.P. Morgan Investment Corporation
                                    101 California Street
                                    San Francisco, CA 94111
                                    Fax: (415) 954-4737
                                    Attn: John Van Hooser

               With copies to:      J.P. Morgan Investment Corporation
                                    101 California Street
                                    San Francisco, CA 94111
                                    Fax: (415) 954-4737
                                    Attn: John Van Hooser

                                    Proskauer Rose LLP
                                    1585 Broadway
                                    New York, New York 10036-8299
                                    Fax:   (212) 969-2900
                                    Attn: Steven L. Kirshenbaum

        12.5. Further Assurances/Access.

               (a) QuadraMed, Sub A and Sub B on the one hand, and RHP, on the other hand, agree that from time to time after the Closing, at the other's request and without further consideration or consent, each will execute and deliver such additional instruments as the other may reasonably request to confirm more effectively the status of FRA and Resource Holdings as subsidiaries of QuadraMed, and, from and after the date hereof if there are any rights of the Company vis-a-vis third parties which would not continue beyond the time of the Mergers without the consent of any such third party, to try with the cooperation and assistance of each other to obtain such consent promptly.

               (b) QuadraMed, Surviving Corporation A and Surviving Corporation Sub B shall grant reasonable access to RHP and its counsel, accountants and other representatives, during reasonable working hours from and after the Closing and upon reasonable prior notice, to all of properties, books, contracts, commitments and records related to the business and operations of the Subsidiaries, and will furnish RHP during such period with reasonable access to key employees and to all such information concerning the affairs of the Subsidiaries as RHP reasonably requests, including copies and/or extracts of pertinent records, documents and contracts.

        12.6. Entire Agreement. This Agreement (including all exhibits and schedules attached hereto and thereto and all documents delivered as provided for herein and therein) contain the entire agreement among the parties hereto with respect to the subject matter hereof and the transactions contemplated hereby and supersedes all prior negotiations, discussions and undertakings, both written and oral, among the parties hereto, with respect to the subject matter hereof; provided, however, that the Confidentiality Agreement between the parties hereto shall continue in full force and effect.

        12.7. Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile (with originals to follow by United States mail), and such facsimile shall be conclusive evidence of the consent and ratification of the signatories hereto.

        12.8. Governing Law. This Agreement shall be construed by and enforced in accordance with the laws of the State of New York without giving effect to the principles of the conflicts of laws, except insofar as the laws of Delaware or Pennsylvania apply to the Mergers.



                  (Remainder of Page Intentionally Left Blank)

        IN WITNESS WHEREOF, the parties have duly executed this Acquisition Agreement and Plan of Merger as of the date first written above.


                                    QUADRAMED CORPORATION


                                    By:  [/s/]  JOHN V. CRACCHIOLO
                                         ---------------------------------------
                                         Name: John V. Cracchiolo
                                         Title: Executive Vice President,
                                                Chief Financial Officer and
                                                Secretary



                                    RH ACQUISITION CO.


                                    By:  [/s/]  JOHN V. CRACCHIOLO
                                         ---------------------------------------
                                         Name: John V. Cracchiolo
                                         Title: Vice President and Chief
                                                Financial Officer


                                    FA ACQUISITION CO.


                                    By:  [/s/]  JOHN V. CRACCHIOLO
                                         ---------------------------------------
                                         Name: John V. Cracchiolo
                                         Title: Vice President and Chief
                                                Financial Officer



                                    RESOURCE HEALTH PARTNERS, L.P.
                                    By: RHP GP, L.P., its general partner
                                    By: RHP Health, Inc., its general partner


                                    By:  TED J. ACKROYD
                                         ---------------------------------------
                                         Name: Ted J. Ackroyd
                                         Title: President





       [SIGNATURE PAGE NO. 1 TO ACQUISITION AGREEMENT AND PLAN OF MERGER]

                                    RESOURCE HOLDINGS, LTD.


                                    By:  [/s/] TED J. ACKROYD
                                         ---------------------------------------
                                         Name: Ted J. Ackroyd
                                         Title: President


                                    FRA ACQUISITION INC.


                                    By:  [/s/] TED J. ACKROYD
                                         ---------------------------------------
                                         Name: Ted J. Ackroyd
                                         Title: President


       [SIGNATURE PAGE NO. 2 TO ACQUISITION AGREEMENT AND PLAN OF MERGER]

                                   EXHIBIT "A"

                                ESCROW AGREEMENT

                                ESCROW AGREEMENT


        This Escrow Agreement (the "Agreement") dated as of December 29, 1997 by and among QuadraMed Corporation, a Delaware corporation ("QuadraMed"), RH Acquisition Co., a Delaware corporation ("Sub A") and FA Acquisition Co., a Delaware corporation ("Sub B"), Resource Health Partners, L.P., a Delaware limited partnership ("RHP"), Resource Holdings, Ltd., a Pennsylvania corporation ("Resource Holdings") and FRA Acquisition Inc., a Delaware corporation ("FRA") and State Street Bank and Trust Company (the "Escrow Agent").

                                    RECITALS

               A. This Agreement is being entered into by the parties pursuant to Section 2.9(b) of that certain Acquisition Agreement and Plan of Merger dated as of December 29, 1997 (the "Merger Agreement") by and among QuadraMed, Sub A and Sub B and RHP, Resource Holdings and FRA, pursuant to which Sub A will be merged with and into Resource Holdings (the "Sub A Merger") and Sub B will be merged with and into FRA (the "Sub B Merger" and, together with the Sub A Merger, the "Mergers") and QuadraMed will issue to RHP shares of Common Stock of QuadraMed ("QuadraMed Shares") in exchange for all outstanding capital stock of Resource Holdings and FRA, all on the terms and conditions set forth in the Merger Agreement.

               B. Pursuant to the Merger Agreement, RHP has agreed to deposit in escrow a portion of the QuadraMed Shares received by RHP in the Mergers as security for its obligation to indemnify QuadraMed, Sub A and Sub B pursuant to the Merger Agreement, all on the terms set forth herein.

               NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

        1.     Establishment of Escrow.

               (a) After the issuance and delivery of the QuadraMed Shares to RHP pursuant to the Merger Agreement, RHP shall cause to be deposited with the Escrow Agent, to be held in an escrow account established by the Escrow Agent for the purposes hereof (the "Escrow Account") and designated QuadraMed Escrow Account, or any account having a similar designation, certificates for an aggregate of 155,014 QuadraMed Shares, duly endorsed in blank or with appropriate executed stock powers, to be held in accordance with the terms and conditions of this Agreement. For the purposes of this Agreement, in the event QuadraMed is acquired by merger or otherwise, the term "Escrow Shares" shall include all amounts received in exchange for or in respect of the Escrow Shares.


                                       1.

               (b) The Escrow Agent hereby agrees to act as escrow agent, to accept delivery of the Escrow Shares, and to hold, safeguard and disburse the Escrow Shares pursuant to the terms and conditions hereof.

        2. Release of Escrow Shares. The Escrow Shares shall be held by the Escrow Agent until the Escrow Agent is required to release the Escrow Shares pursuant to the terms hereof. Promptly following December 29, 1998 (the "Initial Escrow Release Date"), the Escrow Agent shall cause all Escrow Shares to be released and transferred to RHP; provided, however, that in the event that the Escrow Agent has received a Claim Notice (as defined below) of any Claim or Claims (as defined below) prior to the Initial Escrow Release Date and either
(i) the Escrow Agent receives joint written instructions from or on behalf of QuadraMed and RHP ("Joint Instructions") instructing the Escrow Agent to release all or a portion of the Escrow Shares as specified in the Joint Instructions or
(ii) the Escrow Agent receives notice from either QuadraMed or RHP of the entry of a final non-appealable order of a court of competent jurisdiction (together with a legal opinion by counsel for the presenting party, providing an unqualified opinion that the court order is final and non-appealable, which the Escrow Agent shall act on without further question) (a "Final Order") with respect to such Claim or Claims and the disposition of such portion of the Escrow Shares, and instructing the Escrow Agent to release all or a portion of the Escrow Shares in accordance with such Final Order, then, in such event, the Escrow Agent shall release all or a portion of the Escrow Shares specified in such Joint Instructions or Final Order, as the case may be.

        3.     Claims.

               (a) Notice. From time to time on or before December 29, 1998, QuadraMed may provide written notice to RHP and the Escrow Agent (a "Claim Notice") specifying in reasonable detail the nature and dollar amount of one or more claims (a "Claim" or "Claims") being made under Article X of the Merger Agreement, certifying that such Claim is being made in accordance with the requirements of Section 10.2 of the Merger Agreement, and setting forth (with reasonably detailed calculations) the portion of the Threshold Amount under the Merger Agreement that has not yet been utilized as an offset to prior Claims ("Remaining Threshold Amount"). Thereafter, if RHP gives notice to QuadraMed and the Escrow Agent disputing any Claim or other information contained in the Claim Notice (a "Counter Notice") within thirty (30) days following receipt by the Escrow Agent and by RHP of a Claim Notice regarding such Claim, such Claim shall be resolved as provided in Section 3(b). If no Counter Notice is received by the Escrow Agent within such thirty (30) day period, then the amount of damages claimed by QuadraMed as set forth in the related Claim Notice shall be deemed established for purposes of this Agreement, and, at the end of such thirty (30) day period, the Escrow Agent shall release and transfer promptly, and in any event within five (5) days, the number of Escrow Shares equal to the dollar amount of the Claim (after giving effect to the application of the Remaining Threshold Amount), divided by $23.8688, which released Escrow Shares shall be in full satisfaction of such Claim. The Escrow Agent shall have no duty to inquire into or consider whether a Claim complies with the requirements of the Merger Agreement.


                                       2.

               (b) If a Counter Notice is given with respect to a Claim, the Escrow Agent shall release and transfer all or a portion of the Escrow Shares from the Escrow Account only (i) in accordance with the Claim Notice to the extent a Claim is not disputed by a Counter Notice, (ii) in accordance with Joint Instructions or (iii) in accordance with a Final Order. The number of QuadraMed Shares to be released from the Escrow Account pursuant to clauses (i) and (iii) of the immediately preceding sentence shall (after giving effect to the application of the Remaining Threshold Amount), be equal to the dollar amount of the Claim divided by $23.8688.

               (c) QuadraMed and RHP agree to deliver promptly appropriate Joint Instructions to the Escrow Agent upon reaching a mutually agreed resolution of any Claim or upon issuance of a Final Order.

        4.     Provisions Regarding the Escrow Agent.

               (a) Liability of the Escrow Agent.

                   (i) This Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto, including the Merger Agreement, except for those contained in this Agreement.

                   (ii) The Escrow Agent shall not be liable for any losses, costs or expenses, except for its own gross negligence or willful misconduct. In no event shall the Escrow Agent and its officers, directors and employees be liable to any party for indirect, special, punitive or consequential damages (including, without limitation, lost profits). The Escrow Agent shall not incur any liability for (i) any act or failure to act made or omitted in good faith, or (ii) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement, that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel, including in-house counsel, in connection with the Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by it in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

               (b) Duties of Escrow Agent.

                   (i) The Escrow Agent shall not be under any duty to give the Escrow Shares held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder.


                                       3.

                   (ii) The Escrow Agent does not have any interest in the Escrow Shares deposited hereunder but is serving as escrow holder only and having only possession thereof. Any payments of income from this Escrow Shares shall be subject to withholding regulations then in force with respect to United States taxes. The parties hereto will, if necessary, provide the Escrow Agent with appropriate Internal Revenue Service Forms W-8 or W-9 for tax identification number certification, or non-resident alien certifications. The parties hereto understand that if their tax identification numbers are not certified to the Escrow Agent, the Internal Revenue Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the Escrow Account.

                   (iii) The Escrow Agent makes no representation as to the validity, value, genuineness or collectability of any security or other document held by or delivered to it.

                   (iv) The Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other assets or property deposited in the Escrow Shares established hereunder.

               (c) Resignation of The Escrow Agent. The Escrow Agent may resign at any time upon giving at least thirty (30) days' written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished in accordance with this section. The parties shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree on a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon the effective appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

               (d) Controversies. In the event of any disagreement among the parties hereto other than the Escrow Agent resulting in adverse Claims or demands being made in connection with the Escrow Shares, or in the event that the Escrow Agent is in doubt as to what action it should take hereunder, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent shall be entitled to retain all or any portion of the Escrow Shares subject to such dispute, without liability to any party, until the Escrow Agent shall have received (i) Joint Instructions or (ii) a Final Order, in which event the Escrow Agent shall disburse the Escrow Shares in accordance with such Joint Instructions or Final Order. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings.

               (e) Fees and Expenses. QuadraMed shall pay the Escrow Agent compensation (as payment in full) for the services to be rendered by the Escrow Agent hereunder in the amount of Two Thousand Five Hundred Dollars ($2,500) at the time of execution of this Agreement and



                                       4.

agree to reimburse the Escrow Agent for all reasonable expenses, disbursements and advances incurred or made by the Escrow Agent in performance of its duties hereunder (including reasonable fees, expenses and disbursements of its counsel). Any such compensation and reimbursement to which the Escrow Agent is entitled shall be borne by QuadraMed. The Escrow Agent shall be entitled to reimbursement on demand to QuadraMed for all reasonable legal fees and expenses incurred in connection with the preparation and administration of this Agreement or the escrow created hereby which are in excess of its compensation for normal services hereunder, including without limitation, payment of any reasonable legal fees and expenses incurred by the Escrow Agent in connection with the resolution of any Claim by any party hereunder.

               (f) Indemnification of the Escrow Agent.

                   (i) QuadraMed agrees to indemnify and hold the Escrow Agent and its officers, directors and employees harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel, and disbursements that may be imposed on the Escrow Agent or incurred by the Escrow Agent in connection with the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter.

                   (ii) QuadraMed and RHP, jointly and severally, agree to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to the payment under the Escrow Account under this Agreement, and to indemnify and hold the Escrow Agent harmless from and against any taxes, additions for late payment, interest, penalties and other expenses, that may be assessed against the Escrow Agent in any such payment or other activities under this Agreement. QuadraMed and RHP undertake to instruct the Escrow Agent in writing with respect to the Escrow Agent's responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting in connection with its acting as Escrow Agent under this Agreement. QuadraMed and RHP, jointly and severally, agree to indemnify and hold the Escrow Agent harmless from any liability on account of taxes, assessments or other governmental charges, including without limitation the withholding or deduction or the failure to withhold or deduct the same, and any liability for failure to obtain proper certifications or to properly report to governmental authorities, to which the Escrow Agent may be or become subject in connection with or which arises out of this Agreement, including costs and expenses (including reasonable legal fees and expenses), interest and penalties. This
Section 4(f) shall survive notwithstanding any termination of this Agreement.

                   (iii) The Escrow Agent shall have no more or less responsibility or liability on account of any action or omission of any book-entry depository or subescrow agent employed by the Escrow Agent than any such book-entry depository or subescrow agent has to the Escrow Agent, except to the extent that such action or omission of any book-entry depository or subescrow agent was caused by the Escrow Agent's own gross negligence, bad faith or willful misconduct.



                                       5.

        5. Ownership. QuadraMed acknowledges and agrees that RHP is, and shall be treated as, the owner, and shall retain all rights of ownership, of any and all portions of the Escrow Shares not distributed to QuadraMed hereunder, and, accordingly, RHP shall retain all voting rights and rights to dividends with respect to any Escrow Shares so held. RHP agrees that, for purposes of federal and other taxes based on income, RHP will be treated as the owner of the Escrow Shares for so long as such Escrow Shares are held in the Escrow Account, and that RHP will report all income, if any, that is earned on, or derived from, the Escrow Shares as its income in the taxable year or years in which such income is properly included and pay any taxes attributable thereto. The Escrow Agent shall not be entitled to any offset against the Escrow Shares.

        6. Partner Representative. The parties acknowledge that, following the date hereof, RHP may transfer the QuadraMed Shares to the partners of RHP, and the general partner of RHP may further transfer QuadraMed Shares to its partners in accordance with the Merger Agreement, RHP or such Partners may designate a representative ("Partner Representative") to receive notices and make all determinations with regard to any Claim Notices or other actions required of RHP under this Agreement. In such event, RHP shall notify QuadraMed and the Escrow Agent of such election, including the identity and address of the Partner Representative, and the Partner Representative shall thereafter have all of the rights of RHP under this Agreement, but will have no liability hereunder. Such appointment shall not relieve RHP of its obligations hereunder. The Escrow Agent shall be entitled to rely on all instructions, notices and actions of the Partner Representative as if the Escrow Agent had received such instructions or notices or such actions had been taken by RHP.

        7. Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), (ii) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

To QuadraMed:                QuadraMed Corporation
                             80 East Sir Francis Drake Blvd., Suite 2A
                             Larkspur, California 94939
                             Attention: Keith M. Roberts, Esq.
                             Telephone: (415) 461-7725
                             Facsimile: (415) 464-3953


                                       6.

With a copy to:              Brobeck, Phleger & Harrison LLP
                             One Market, Spear Street Tower
                             San Francisco, California 94105
                             Attention: Scott D. Lester, Esq.
                             Telephone: (415) 442-1635
                             Facsimile: (415) 442-1010

To RHP:                      Resource Health Partners, L.P.
                             c/o J.P. Morgan Investment Corporation
                             101 California Street
                             San Francisco, California 94111
                             Telephone: (415) 954-4782
                             Facsimile: (415) 954-4737
                             Attn: John Van Hooser

With a copy to:              Proskauer Rose LLP
                             1585 Broadway
                             New York, NY 10036-8299
                             Attention: Steven Kirshenbaum, Esq.
                             Telephone: (212) 969-2000
                             Facsimile:  (212) 969-2900

To the Escrow Agent:         State Street Bank & Trust Company
                             Two International Place
                             Boston, Massachusetts 02110
                             Attention: Corporate Trust Department
                             Fifth Floor, QuadraMed Escrow Account
                             Facsimile:   (617) 664-5365


        8. Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same Agreement. This Agreement may be executed by facsimile, with such facsimile copy to serve as conclusive evidence of the consent and ratification of the matters contained herein by the parties hereto.

        9. Section Headings. The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

        10. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any



                                       7.

other right, power or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party, (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

        11. Exclusive Agreement; Modification. This Agreement and the Merger Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitute a complete and exclusive statement of the terms of the agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended except by a written agreement executed by or on behalf of QuadraMed, RHP and the Escrow Agent.

        12. Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard to conflicts of law principles.

        13. Consent to Jurisdiction and Service. Each of the parties hereto, other than the Escrow Agent, hereby absolutely and irrevocably consent and submit to the jurisdiction of the courts in the Commonwealth of Massachusetts and of any Federal court located in said Commonwealth in connection with any actions or proceedings brought against QuadraMed and RHP by the Escrow Agent arising out of or relating to this Escrow Agreement. In any such action or proceeding, QuadraMed and RHP hereby absolutely and irrevocably waive personal service of any summons, complaint, declaration or other process and hereby absolutely and irrevocably agree that the service thereof may be made by certified or registered first-class mail directed to QuadraMed and RHP, as the case may be, at their respective addresses in accordance with Section 7 hereof.

        14. Force Majeure. The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire communication line failures, computer viruses, power failures, earthquakes or other disasters.

        15. Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.



                                       8.

        IN WITNESS WHEREOF, the parties have delivered this Escrow Agreement as of the date first written above.



QUADRAMED CORPORATION                   RESOURCE HEALTH PARTNERS, L.P.
                                        By:RHP GP, L.P., its general partner
                                        By:RHP Health, Inc., its general partner


By:                                     By:
    ------------------------------          ------------------------------
     Name:                                   Name:
     Title:                                  Title:


RH ACQUISITION CO.                      RESOURCE HOLDINGS, LTD.


By:                                     By:
    ------------------------------          ------------------------------
     Name:                                   Name:
     Title:                                  Title:


FR ACQUISITION CO.                      FRA ACQUISITION INC.


By:                                     By:
    ------------------------------          ------------------------------
     Name:                                   Name:
     Title:                                  Title:


STATE STREET BANK AND TRUST COMPANY


By:
    ------------------------------
     Name:
     Title:


                    [SIGNATURE PAGE TO THE ESCROW AGREEMENT]


                                       9.

                                   EXHIBIT "B"

                          REGISTRATION RIGHTS AGREEMENT

                          REGISTRATION RIGHTS AGREEMENT


        This Registration Rights Agreement (the "Agreement") is entered into as of December 29, 1997, by and among QuadraMed Corporation, a Delaware corporation ("QuadraMed"), Resource Health Partners, L.P., a Delaware limited partnership ("RHP") and each of the partners of RHP and each of the partners of RHP's general partner at the time each such partner becomes a holder of the Common Stock of QuadraMed (each a "Stockholder" and collectively, the "Stockholders"), and when each such party executes a counterpart signature page hereto.


        WHEREAS, pursuant to that certain Acquisition Agreement and Plan of Merger by and among QuadraMed, RH Acquisition Co., a Delaware corporation ("Sub A") and FA Acquisition Co., a Delaware corporation ("Sub B"), on the one hand, and RHP, Resource Holdings Ltd., a Pennsylvania corporation ("Resource Holdings") and FRA Acquisition Inc., a Delaware corporation ("FRA") on the other hand, dated as of December 29, 1997 (the "Merger Agreement"), (i) Sub A shall be merged with and into Resource Holdings and Sub B shall be merged with and into FRA (each a "Merger," and together, the "Mergers"), and (ii) by virtue of the Mergers, RHP shall receive an amount of shares of QuadraMed's Common Stock (the "Shares") in exchange for each issued and outstanding share of Resource Holdings Common Stock and each issued and outstanding share of FRA Common Stock.

        WHEREAS, following the Mergers, it is anticipated that RHP may transfer the Shares to its partners and the general partner of RHP may transfer the Shares it receives to its partners, all in accordance with the terms and conditions of the Merger Agreement.

        WHEREAS, QuadraMed desires to grant certain registration rights for the Shares, and QuadraMed and the Stockholders desire that this Agreement shall govern the rights of the Stockholders to cause QuadraMed to register the Shares, as well as certain other matters as set forth herein.

        NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each signatory hereto, it is agreed as follows:

        1.     Definitions.

               (a) The term "register", "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document;

               (b) The term "Registrable Securities" means (1) the Shares issued to RHP pursuant to the Merger Agreement and transferred by RHP to the Stockholders and (ii) any Common Stock issued or issuable with respect to the securities referred to in clause (i) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities will cease to be Registrable Securities when they have been distributed to the public pursuant to an offering registered under the Securities Act or sold to the public through a broker, dealer or market maker in compliance with any exemption under the Securities Act, including, without limitation, Rule 144 promulgated by the SEC under the Securities Act (or any similar rule then in force);

               (c) A person will be deemed to be a "Holder" of Registrable Securities whenever such person owns or has the right to acquire directly or indirectly such Registrable Securities (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitation upon the exercise of such right,) whether or not such acquisition has actually been effected;

               (d) The term "Form S-3" means such form under the Securities Act as in effect on the date hereof or any comparable or successor form under the Securities Act subsequently adopted by the Securities and Exchange Commission ("SEC") which permits inclusion or incorporation of substantial information by reference to other documents filed by QuadraMed with the SEC;

               (e) The term "Securities Act" means the Securities Act of 1933, as amended.

               (f) The term "1934 Act" means the Securities Exchange Act of 1934, as amended.

               (g) The term "SEC" means the Securities and Exchange Commission.

        2.     Registration.

               (a) QuadraMed shall prepare, and, on or prior to the date which is thirty (30) days after the effective date of the Merger (the "Merger Effective Date"), file with the SEC a Registration Statement on Form S-3 (or, if Form S-3 is not then available, on such form of Registration Statement as is then available to effect a registration of the Registrable Securities, subject to the consent of the Holders, which consent will not be unreasonably withheld) covering the resale of the Registrable Securities. QuadraMed shall use its best efforts to obtain effectiveness of the registration statement as soon as practicable but in any event within three (3) months of the date of this Agreement.

               (b) Eligibility for Form S-3. QuadraMed represents and warrants that it meets the registrant eligibility and transaction requirements for the use of Form S-3 for registration of the sale by the Holders of the Registrable Securities and QuadraMed shall file all reports required to be filed by QuadraMed with the SEC in a timely manner so as to maintain such eligibility for the use of Form S-3.

        3. Obligations of QuadraMed. In connection with the registration of the Registrable Securities, QuadraMed shall have the following obligations:

               (a) QuadraMed shall prepare and file with the SEC not later than thirty (30) days after the date of this Agreement a registration statement with respect to the Registrable Securities and thereafter shall use its best efforts to cause such registration statement to become effective as soon as possible after filing and shall keep such registration statement effective at all times until two (2) years following the later of (i) the effective date of such registration statement and (ii) the publication by QuadraMed of financial results that include at least thirty (30) days of combined operations of QuadraMed, Resource Holdings, FRA and their respective subsidiaries.

               (b) QuadraMed shall prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to keep the registration statement effective at all times and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

               (c) QuadraMed shall furnish to RHP and its legal counsel promptly after the same is prepared and publicly distributed, filed with the SEC, or received by QuadraMed, one copy of the registration statement and any amendment thereto, each preliminary prospectus and prospectus and each amendment or supplement thereto. QuadraMed shall furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them. QuadraMed will immediately notify each Holder by facsimile of the effectiveness of the registration statement or any post-effective amendment. QuadraMed will promptly respond to any and all comments received from the SEC, with a view towards causing any registration statement or any amendment thereto to be declared effective by the SEC as soon as practicable and shall promptly file an acceleration request as soon as practicable following the resolution or clearance of all SEC comments, or, if applicable, following notification by the SEC that the registration statement or any amendment thereto will not be subject to review. QuadraMed hereby agrees to keep RHP apprised of the status of the registration statement.

               (d) QuadraMed shall use its best efforts to (i) register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders, (ii) prepare and file in those jurisdictions such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof, and (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times, provided that QuadraMed shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

               (e) As promptly as practicable, QuadraMed shall notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and QuadraMed shall use its best efforts promptly to prepare a supplement or amendment to the registration statement to correct such untrue statement or omission, and deliver such number of copies of such supplement or amendment to each Holder as such Holder may reasonably request.

               (f) In the event Stockholders that hold a majority-in-interest of the Registrable Securities being offered in the offering select underwriters for the offering, such determination to be binding on all Holders, QuadraMed shall enter into and perform its obligations under an underwriting agreement, in usual and customary form, including, without limitation, customary indemnification and contribution obligations, with the underwriters of such offering.

               (g) QuadraMed shall use its best efforts to prevent the issuance of any stop order or other suspension of effectiveness of a registration statement, and, if such an order is issued, to obtain the withdrawal of such order as soon as practicable and to notify each Holder who holds Registrable Securities being sold (or, in the event of an underwritten offering, the managing underwriters) of the issuance of such order and the resolution thereof.

               (h) QuadraMed shall permit counsel designated by RHP to review the registration statement and all amendments and supplements thereto (as well as all requests for acceleration or effectiveness thereof) a reasonable period of time prior to their filing with the SEC, and not file any document in a form to which such counsel reasonably objects and will not request acceleration of the registration statement without prior notice to such counsel. The sections of the registration statement covering information with respect to the Holders, the Holders' beneficial ownership of securities of QuadraMed or the Holders intended method of disposition of Registrable Securities shall conform to the information provided to QuadraMed by each of the Holders.

               (i) At the request of any Holder, QuadraMed shall (i) furnish, on the date that Registrable Securities are delivered to an underwriter, if any, for sale in connection with the registration statement or, if such securities are not being sold by an underwriter, on the date of effectiveness thereof an opinion, dated as of such date, from counsel representing QuadraMed for purposes of such registration statement, in form, scope and substance as is customarily given in an underwritten public offering, addressed to the underwriters, if any, and the Holders and (ii) use its best efforts to furnish, on the date that Registrable Securities are delivered to an underwriter, if any, for sale in connection with the registration statement or, if such securities are not being sold by an underwriter, on the date of the effectiveness thereof, a letter, dated such date, from QuadraMed's independent certified public accountants in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and the Holders.

               (j) QuadraMed shall make available for inspection by (i) any Holder, (ii) any underwriter participating in any disposition pursuant to the registration statement, (iii) one firm of attorneys and one firm of accountants or other agents retained by the Holders, and (iv) one firm of attorneys retained by all such underwriters (collectively, the "Inspectors") all pertinent financial and other records, and pertinent corporate documents and properties of QuadraMed (collectively, the "Records"), as shall be reasonably deemed necessary by each Inspector to enable each Inspector to exercise its due diligence responsibility, and cause QuadraMed's officers, directors and employees to supply all information which any Inspector may reasonably request for purposes of such due diligence; provided, however, that each Inspector shall hold in confidence and shall not make any disclosure (except to a Holder) of any Record or other information which QuadraMed determines in good faith to be confidential, and of which determination the Inspectors are so notified, unless
(a) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in any Registration Statement, (b) the release of such Records is ordered pursuant to a subpoena or other order from a court or government body of competent jurisdiction, or (c) the information in such Records has been made generally available to the public other than by disclosure in violation of this or any other agreement. QuadraMed shall not be required to disclose any confidential information in such Records to any Inspector until and unless such Inspector shall have entered into confidentiality agreements (in form and substance satisfactory to QuadraMed) with QuadraMed with respect thereto, substantially in the form of this Section 3(j). Each Holder agrees that it shall, upon learning that disclosure of such Records is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt notice to QuadraMed and allow QuadraMed, at its expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, the records deemed confidential. Nothing herein (or in any other confidentiality agreement between QuadraMed and any Holder) shall be deemed to limit the Holder's ability to sell Registrable Securities in a manner which is otherwise consistent with applicable laws and regulations.

               (k) QuadraMed shall hold in confidence and not make any disclosure of information concerning any Holder provided to QuadraMed unless (i) disclosure of such information is necessary to comply with federal or state securities laws, (ii) the disclosure of such information is necessary to avoid or correct a misstatement or omission in any registration statement, (iii) the release of such information is ordered pursuant to a subpoena or other order from a court of governmental body of competent jurisdiction, or
(iv) such information has been made generally available to the public other than by disclosure in violation of this or any other agreement. QuadraMed agrees that it shall, upon learning that disclosure of such information concerning a Holder is sought in or by a court of governmental body of competent jurisdiction or through other means, give prompt notice to such Holder prior to making such disclosure, and allow the Holder, at its expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, such information.

               (l) QuadraMed shall (i) cause all the Registrable Securities covered by the registration statement to be listed on each national securities exchange on which securities of the same class or series issued by QuadraMed are then listed, if any, if the listing of such Registrable Securities is then permitted under the rules of such exchange, or (ii) secure the designation and quotation, of all the Registrable Securities covered by the registration statement on the Nasdaq National Market and, without limiting the generality of the foregoing, to arrange for at least two market makers to register with the National Association of Securities Dealers, Inc. ("NASD") as such with respect to such Registrable Securities.

               (m) QuadraMed shall provide a transfer agent and registrar, which may be a single entity, for the Registrable Securities not later than the effective date of the registration statement.

               (n) QuadraMed shall cooperate with the Holders who hold Registrable Securities being offered and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing Registrable Securities to be offered pursuant to the registration statement and enable such certificates to be in such denominations or amounts, as the case may be, as the managing underwriter or underwriters, if any, or the Holders may reasonably request and registered in such names as the managing underwriter or underwriters, if any, or the Holders may request, and, within three (3) business days after a registration statement which includes Registrable Securities is ordered effective by the SEC, QuadraMed shall deliver, and shall cause legal counsel selected by QuadraMed to deliver, to the transfer agent for the Registrable Securities (with copies to the Holders whose Registrable Securities are included in such registration statement) a letter of instruction and an opinion of such counsel in the usual and customary form and satisfactory to such transfer agent.

        4.     Furnish Information.

               It shall be a condition precedent to the obligations of QuadraMed to complete the registration pursuant to this Agreement with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to QuadraMed such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder's Registrable Securities.

        5.     Expenses of Registration.

               (a) All expenses incident to QuadraMed's performance or compliance with the Agreement, including, without limitation, all registration, filing, listing and qualification fees, printer's fees and fees and disbursements of counsel, independent certified public accountants and all other persons retained by QuadraMed and all fees and expenses for separate counsel, if any, retained by the holders of the Registrable Securities in connection with such registration (collectively, the "Registration Expenses"), will be borne by QuadraMed.

               (b) Notwithstanding the foregoing, the Holders of the Registrable Securities shall be obligated to pay, pro rata among the Holder of the Registrable Securities on the basis of the number of securities owned by each such Holder the underwriting discounts and commission relating to the Registrable Securities included in any registration hereunder.

        6. Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of the Agreement.

        7. Indemnification. In the event any Registrable Securities are included in a registration statement under this Agreement:

               (a) To the extent permitted by law, QuadraMed will indemnify, hold harmless and defend (i) each Holder and RHP, (ii) the directors, officers, partners, employees, agents and each other person who controls any Holder or RHP within the meaning of the Securities Act or the 1934 Act, (iii) any underwriter (as defined in the 1933 Act) for the Holders, and (iv) the directors, officers, partners, employees and each person who controls any such underwriter within the meaning of the Securities Act or the 1934 Act, if any (each, an "Indemnified Person"), against any losses, claims, damages, liabilities or expenses (joint or several) (collectively, together with actions, proceedings or inquiries by any regulatory or self-regulatory organization, whether commenced or threatened, in respect thereof, "Claims") to which any of them may become subject, insofar as such Claims arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by QuadraMed of the Securities Act, the 1934 Act, any state securities law or other law or any rule or regulation promulgated under the Securities Act or the 1934 Act or any state securities law or other law; and QuadraMed will pay to each such Indemnified Person, as incurred, any legal or other expenses reasonably incurred such Indemnified Person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of QuadraMed (which consent shall not be unreasonably withheld), nor shall QuadraMed be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder.

               (b) In connection with any registration statement in which a Holder is participating, to the extent permitted by law, each such selling Holder severally and not jointly will indemnify and hold harmless QuadraMed, each of its directors, each of its officers who has signed the registration statement, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder and each person, if any, who controls QuadraMed within the meaning of the Securities Act, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act or the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation by such Holder, in each case to the extent (and only to the extent) that such Violation occurs by reason of reliance upon and in conformity with written information furnished to QuadraMed by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 7(b), in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 7(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld, provided, further, however, that the Holder shall be liable under this Agreement (including this Section 7(b) and Section 8) only for that amount as does not exceed the net proceeds to such Holder as a result of the sale of Registrable Securities pursuant to such registration statement.

               (c) Promptly after receipt by an indemnified party under this
Section 7 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 7, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel (to be selected by Holders holding a majority of the Registrable Securities included in the Registration Statement), with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party to the extent of such prejudice of any liability to the indemnified party under this Section 7, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 7.

               (d) No indemnifying party, in the defense of any claim arising out of a Violation shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation and, in the event the terms of such judgment or settlement include any term other than the payment by the indemnifying party of money damages, the indemnifying party shall not so consent or enter into such a settlement without the consent of each indemnified party (which will not be unreasonably withheld) whether or not the terms thereof include such a release.

               (e) The obligations of QuadraMed and Holders under this Section 7 shall survive the completion of any offering of Registrable Securities in a registration statement under this Agreement, and otherwise.

        8.     Contribution.

        To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under Section 7 to the fullest extent permitted by law; provided, however, that
(i) no contribution shall be made under circumstances where the maker would not have been liable for indemnification under the fault standards set forth in
Section 7, (ii) no seller of Registrable Securities guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any seller of Registrable Securities who was not guilty of such fraudulent misrepresentation, and (iii) contribution (together with any indemnification or other obligations under this Agreement) by any seller of Registrable Securities shall be limited in amount to the net amount of proceeds received by such seller from the sale of such Registrable Securities.

        9. Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of QuadraMed to the public without registration or pursuant to a registration on Form S-3, QuadraMed agrees to:

               (a) Make and keep public information available, as those terms are understood and defined in SEC Rule 144;

               (b) File with the SEC in a timely manner all reports and other documents required of QuadraMed under the Securities Act and the 1934 Act; and

               (c) Furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by QuadraMed that it has complied with the reporting requirements of SEC Rule 144, Securities Act and the 1934 Act or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3, (ii) a copy of the most recent annual or quarterly report of QuadraMed and such other reports and documents so filed by QuadraMed, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

        10. Assignment of Registration Rights. A Holder may assign its rights under this Agreement (but only with all related obligations) to a transferee or assignee of such securities, provided that, within a reasonable time after such transfer, QuadraMed is furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act.

        11. Amendment of Registration Rights. Any provision of the Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of QuadraMed and the Holders of a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities and QuadraMed.

        12.    Miscellaneous.

               (a) Successors and Assigns. All covenants and agreements in the Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. In addition, whether or not any express assignment has been made, the provisions of the Agreement which are for the benefit of purchasers or holders of Registrable Securities are also for the benefit of, and enforceable by, any subsequent holder of Registrable Securities.


               (b) Counterparts; Facsimile. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective, and binding upon QuadraMed on the date hereof and upon each Holder when such Holder signs and returns the acknowledgment in the form of Exhibit A attached hereto.

               (c) Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a section of this Agreement.

               (d) Severability. Whenever possible each provision and term of this Agreement will be interpreted in a manner to be effective and valid but if any provision or term of this Agreement is held to be prohibited by law or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in this Agreement are held to be unreasonable, arbitrary or against public policy, such covenants will be considered divisible with respect to scope, time and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against the parties hereto.

               (e) Governing Law. The Agreement shall be governed by the laws of the State of New York, without regard to the conflicts of law principles.

               (f) Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior written and oral agreements and understandings between QuadraMed, on the one hand, and the Holders and RHP, on the other hand, with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

               (g) Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon receipt by the party to be notified at such party's address set forth at the end of this Agreement or at such other address as such party shall have furnished QuadraMed in writing, or, until any such party so furnishes an address to QuadraMed, then to and at the address of the last holder of the shares covered by this Agreement who has so furnished an address to QuadraMed.

               (h) Delays or Omissions; Remedies Cumulative. It is agreed that no delay or omission to exercise any right, power or remedy accruing to the parties, upon any breach or default of QuadraMed under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach of default, or any acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character by a party of any breach or default under this Agreement, or any waiver by a party of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in writing and that all remedies, either under this Agreement, or by law or otherwise afforded to a party, shall be cumulative and not alternative.

               (i) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

               (j) Actions by Holders. Whenever any action, consent or other determination is required on the part of the Holders to be made pursuant to this Agreement, such determination shall be made by the Holders of the majority of Registrable Securities then outstanding.

                  (Remainder of Page Intentionally Left Blank)

        IN WITNESS WHEREOF, the parties have duly executed this Registration Rights Agreement as of the date first written above.



                                      QUADRAMED CORPORATION



                                      By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                      RESOURCE HEALTH PARTNERS, L.P.
                                      By: RHP GP, L.P., its general partner
                                      By: RHP Health, Inc., its general partner



                                      By:
                                           -------------------------------------
                                           Name:
                                           Title:




                                 SIGNATURE PAGE
                      TO THE REGISTRATION RIGHTS AGREEMENT

                           STOCKHOLDER SIGNATURE PAGE
                      TO THE REGISTRATION RIGHTS AGREEMENT




                                   By:
                                      -------------------------------------
                                   Print Name:
                                              -----------------------------
                                   Address:
                                           --------------------------------

                                           --------------------------------

                                           --------------------------------

                                   EXHIBIT "C"

                           SUB A CERTIFICATE OF MERGER

                              CERTIFICATE OF MERGER
                                     MERGING
                               RH ACQUISITION CO.
                                  WITH AND INTO
                             RESOURCE HOLDINGS, LTD.
                         -------------------------------

            Pursuant to Section 252 of the General Corporation Law of
                              the State of Delaware
                          -----------------------------


        RH Acquisition Co., a Delaware corporation ("Merger Sub"), and Resource Holdings, Ltd., a Pennsylvania corporation ("Resource Holdings"), DO HEREBY CERTIFY AS FOLLOWS:

        FIRST: That Merger Sub was incorporated on December 18, 1997, pursuant to the Delaware General Corporation Law (the "Delaware Law"), and that Resource Holdings was incorporated on June 29, 1992, pursuant to Pennsylvania Law.

        SECOND: That an Acquisition Agreement and Plan of Merger (the "Agreement"), dated as of December 29, 1997, by and among QuadraMed Corporation, FA Acquisition Co. and Merger Sub, on the one hand, and Resource Health Partners, L.P., Resource Holdings and FRA Acquisition Inc., on the other hand, setting forth the terms and conditions of the merger of Merger Sub with and into Resource Holdings (the "Merger"), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 252 of the Delaware Law.

        THIRD: That the name of the surviving corporation (the "Surviving Corporation") shall be Resource Holdings, Ltd.

        FOURTH: That pursuant to the Agreement, the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Resource Holdings.

        FIFTH: That an executed copy of the Agreement is on file at the principal place of business of the Surviving Corporation at the following address:

                      Resource Holdings, Ltd.
                      80 E. Sir Francis Drake Blvd., Suite 2A
                      Larkspur, CA 94939

        SIXTH: That a copy of the Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

        SEVENTH: That the Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

        EIGHTH: That the Surviving Corporation hereby agrees that it may be served with process in the State of Delaware as provided in Section 252, and hereby appoints the Secretary of State of the State of Delaware as its agent to accept service of process, and a copy of such service of process shall be mailed to the Surviving Coorporation at the following address:

                      Resource Holdings, Ltd.
                      80 E. Sir Francis Drake Blvd., Suite 2A
                      Larkspur, CA 94939

        IN WITNESS WHEREOF, each of Merger Sub and Resource Holdings has caused this Certificate of Merger to be executed in its corporate name this __ day of December, 1997.

                               RH Acquisition Co.


                               By:
                                   ------------------------------------------
                                   John V. Cracchiolo, Vice President and Chief
                                   Financial Officer

ATTEST:


----------------------------
Keith Roberts, Secretary

                               Resource Holdings, Ltd.


                               By:
                                   ------------------------------------------
                                   Ted Ackroyd, President and Chief Executive
                                   Officer

ATTEST:


-----------------------------
        , Secretary

                                   EXHIBIT "D"

                           SUB B CERTIFICATE OF MERGER

                             CERTIFICATE OF MERGER

                                    MERGING

                               FA ACQUISITION CO.

                                 WITH AND INTO

                              FRA ACQUISITION INC.


                             ----------------------

           Pursuant to Section 251 of the General Corporation Law of
                             the State of Delaware

                             ----------------------

     FA Acquisition Co., a Delaware corporation ("Merger Sub"), and FRA Acquisition Inc., a Delaware corporation ("FRA"), DO HEREBY CERTIFY AS FOLLOWS:

     FIRST: That Merger Sub was incorporated on December 18, 1997, pursuant to the Delaware General Corporation Law (the "Delaware Law"), and that FRA was incorporated on October 30, 1995, pursuant to the Delaware Law.

     SECOND: That an Acquisition Agreement and Plan of Merger (the "Agreement"), dated as of December 29, 1997, by and among QuadraMed Corporation, RH Acquisition Co. and Merger Sub, on the one hand, and Resource Health Partners, L.P., Resource Holdings, Ltd. and FRA, on the other hand, setting forth the terms and conditions of the merger of Merger Sub with and into FRA (the "Merger"), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the Delaware Law.

     THIRD: That the name of the surviving corporation (the "Surviving Corporation") shall be FRA Acquisition Inc.

     FOURTH: That pursuant to the Agreement, the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of FRA Acquisition Inc.

     FIFTH: That an executed copy of the Agreement is on file at the principal place of business of the Surviving Corporation at the following address:

          FRA Acquisition, Inc.
          80 E. Sir Francis Drake Blvd., Suite 2A
          Larkspur, CA 94939

     SIXTH: That a copy of the Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

     SEVENTH: That the Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

     IN WITNESS WHEREOF, each of Merger Sub and FRA has caused this Certificate of Merger to be executed in its corporate name this ___ day of December, 1997.



                                        FA Acquisition


                                        By: ____________________________________
                                            John V. Cracchiolo, Vice President
                                            and Chief Financial Officer


ATTEST:


________________________________
Keith Roberts, Secretary



                                        FA Acquisition Inc.


                                        By: ____________________________________
                                            Ted Ackroyd, President and Chief
                                            Executive Officer

ATTEST:


________________________________
             , Secretary

                                   EXHIBIT "E"

                             SUB A MERGER AGREEMENT

                          AGREEMENT AND PLAN OF MERGER
                                       OF
                               RH ACQUISITION CO.,
                             A DELAWARE CORPORATION,
                                       AND
                             RESOURCE HOLDINGS, LTD.
                           A PENNSYLVANIA CORPORATION


               THIS AGREEMENT AND PLAN OF MERGER dated as of December 29, 1997 (the "Merger Agreement") is between RH Acquisition Co., a Delaware corporation ("Acquisition"), and Resource Holdings, Ltd., a Pennsylvania corporation ("RH"). Acquisition and RH are sometimes referred to herein as the "Constituent Corporations."

                                 R E C I T A L S

               A. Acquisition is a corporation duly organized and existing under the laws of the State of Delaware and has an authorized and issued capital of 1,000 shares of Common Stock, $.001 par value per share ("Acquisition Common Stock"). All shares of Acquisition Common Stock issued and outstanding are held by QuadraMed Corporation, a Delaware corporation ("QuadraMed").

               B. RH is a corporation duly organized and existing under the laws of the State of Pennsylvania and has an authorized capital of 10,000,000 shares of Common Stock, no par value ("RH Common Stock"). As of the date of this Merger Agreement, 3,005,296.33 shares of RH Common Stock were issued and outstanding. No other shares were outstanding as of the date of this Merger Agreement. All shares of RH Common Stock issued and outstanding are held by Resource Health Partners, L.P., a Delaware limited partnership ("RHP").

               C. This Merger Agreement is being entered into pursuant to that certain Acquisition Agreement and Plan of Merger dated as of December 29, 1997 (the "Acquisition Agreement") by and among QuadraMed, RHP, Acquisition, RH and the other parties thereto, pursuant to which Acquisition will be merged with and into RH (the "Merger") and QuadraMed will issue to RHP shares of Common Stock of QuadraMed ("QuadraMed Shares") in exchange for all outstanding capital stock of RH, all on the terms and conditions set forth in the Acquisition Agreement and this Merger Agreement.

               D. The respective Boards of Directors of Acquisition and RH have approved this Merger Agreement and have directed that this Merger Agreement be submitted to a vote of their respective stockholders and executed by the undersigned officers.

               NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the parties hereto agree, subject to the terms and conditions hereinafter set forth, as follows:


                                       1.

                                    I. MERGER

               1.1 Merger. In accordance with the provisions of this Merger Agreement, the Pennsylvania Business Corporation Law and the Delaware General Corporation Law, Acquisition shall be merged with and into RH (the "Merger"), the separate existence of Acquisition shall cease and RH shall be, and is herein sometimes referred to as, the "Surviving Corporation," and the name of the Surviving Corporation shall be "Resource Holdings, Ltd."

               1.2 Filing and Effectiveness. The Merger shall not become effective until the following actions shall be completed:

                      (a) This Merger Agreement and Merger shall have been
               adopted and approved by the directors and stockholders of each Constituent Corporation in accordance with the requirements of the Pennsylvania Business Corporation Law and the Delaware General Corporation Law;

                      (b) All of the conditions precedent to the consummation of the Merger specified in this Merger Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof;

                      (c) An executed Articles of Merger and an executed Merger
               Agreement meeting the requirements of the Pennsylvania Business Corporation Law shall have been filed with the Secretary of State of Pennsylvania; and

                      (d) An executed Certificate of Merger meeting the
               requirements of the Delaware General Corporation Law shall have been filed with the Secretary of State of the State of Delaware.

               The Merger shall become effective as of the date and time when the executed Articles of Merger meeting the requirements of the Pennsylvania Business Corporation Law shall have been filed with the Pennsylvania Secretary of State. The date and time when the Merger shall become effective, as aforesaid, is herein called the "Effective Time of the Merger."

               1.3 Effect of the Merger. Upon the Effective Time of the Merger, the separate existence of Acquisition shall cease and RH, as the Surviving Corporation, (i) shall continue to possess all of its assets, property, rights, privileges, immunities, powers, interests, franchises and authority as constituted immediately prior to the Effective Time of the Merger, (ii) shall be subject to all actions previously taken by its and Acquisition's Board of Directors, (iii) shall succeed, without other transfer, to all of the assets, property, rights, privileges, immunities, powers, interests, franchises and authority of Acquisition in the manner more fully set forth in the Pennsylvania Business Corporation Law and the Delaware General Corporation Law, (iv) shall continue to be subject to all of its debts, liabilities and obligations as constituted immediately prior to the Effective Time of the Merger, and (v) shall succeed, without other transfer, to all of the debts, liabilities and obligations of Acquisition in the same manner as if RH had itself incurred them, all as more fully provided under the applicable provisions of the Pennsylvania Business Corporation Law and the Delaware General Corporation Law.



                                       2.

                  II. CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

               2.1 Articles of Incorporation. The Articles of Incorporation of RH, attached hereto as Exhibit A, as in effect immediately prior to the Effective Time of the Merger shall continue in full force and effect as the Articles of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

               2.2 Bylaws. The Bylaws of RH as in effect immediately prior to the Effective Time of the Merger shall continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

               2.3 Directors and Officers. The directors and officers of Acquisition immediately prior to the Effective Time of the Merger shall be the directors and officers of the Surviving Corporation until their successors shall have been duly elected and qualified or until as otherwise provided by law, the Articles of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.


                  III. MANNER AND BASIS OF CONVERSION OF STOCK

               3.1 RH Shares. At the Effective Time of the Merger, each share of RH Common Stock issued and outstanding immediately prior to the Effective Time of the Merger will be canceled and extinguished and be converted automatically into the right to receive a number of shares of common stock, par value $0.01 per share, of QuadraMed ("QuadraMed Common Stock") equal to the quotient obtained by dividing (A) the amount obtained by dividing [$ ] by the Fair Market Value (as defined below)(such quotient referred to as the "Closing Consideration") by (B) the number of shares of RH Common Stock outstanding at the Effective Time of the Merger. At the Effective Time of the Merger, all rights in respect of such shares of RH Common Stock shall cease to exist, other than the right to receive the Closing Consideration. Until surrendered, each outstanding certificate, if any, which prior to the Effective Time of the Merger represented issued and outstanding shares of RH Common Stock shall be deemed for all corporate purposes to evidence the right to receive such amount. "Fair Market Value" with respect to each of the shares of QuadraMed Common Stock shall mean the average of the Daily Price per share of the shares of QuadraMed Common Stock (adjusted for any stock splits or other reclassifications during the applicable time period) for the twenty (20) consecutive trading days immediately preceding the second business day prior to the Effective Time of the Merger. "Daily Price" of the shares of QuadraMed Common Stock shall mean the last reported sales price on such day reported by the National Association of Securities Dealers, Inc.
Automated Quotation System.

               3.2 Acquisition Common Stock. Upon the Effective Time of the Merger, each share of Acquisition Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by Acquisition, the holder of such shares or any other person, be cancelled.



                                       3.

               3.3 Exchange of Certificates. After the Effective Time of the Merger, the holder of RH Common Stock shall be entitled to receive in exchange therefor a certificate representing the number of shares of QuadraMed Common Stock into which the surrendered shares were converted as herein provided. Until so surrendered, each outstanding certificate theretofore representing shares of RH Common Stock shall be deemed for all purposes to represent the number of whole shares of QuadraMed Common Stock into which such shares of RH Common Stock were converted in the Merger.

               The registered owner on the books and records of the Surviving Corporation of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation, have and be entitled to exercise any voting and other rights with respect to and to receive dividends and other distributions upon the shares of QuadraMed Common Stock represented by such outstanding certificate as provided above.

                                   IV. GENERAL

               4.1 Further Assurances. From time to time, the parties shall execute and deliver such deeds, acknowledgements and other instruments, and shall take or cause to be taken such further and other actions as shall be appropriate or necessary in order to vest or perfect in or conform of record or otherwise the title to and possession of all the assets, property, rights, privileges, immunities, powers, interests, franchises and authority of Acquisition and RH in the Surviving Corporation and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of RH are fully authorized in the name and on behalf of Acquisition or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

               4.2 Amendment. The Boards of Directors of the Constituent Corporations may amend this Merger Agreement at any time prior to the Effective Time of the Merger, provided that an amendment made subsequent to the adoption of this Merger Agreement by the stockholders of either Constituent Corporation shall not: (1) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Constituent Corporation, (2) alter or change any term of the Articles of Incorporation of the Surviving Corporation to be effected by the Merger, or (3) alter or change any of the terms and conditions of this Merger Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of either Constituent Corporation.

               4.3 Registered Office. The registered office of the Surviving Corporation in the State of Pennsylvania shall be the registered office of RH, and the registered agent of the Surviving Corporation shall be the registered agent of RH.

               4.4 Agreement. Executed copies of this Merger Agreement will be on file at the principal place of business of the Surviving Corporation at 80 East Sir Francis Drake Blvd., Suite 2A, Larkspur, California, 94939, and copies thereof will be furnished to any stockholder of either Constituent Corporation, upon request and without cost.



                                       4.

               4.5 Governing Law. This Merger Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Pennsylvania and, so far as applicable, the merger provisions of the Pennsylvania Business Corporation Law.

               4.6 Counterparts. In order to facilitate the filing and recording of this Merger Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.



                  (Remainder of Page Intentionally Left Blank)



                                       5.

               IN WITNESS WHEREOF, this Merger Agreement is hereby executed on behalf of the parties hereto and attested by their respective officers thereunto duly authorized.



                                        RH ACQUISITION CO.,
                                        a Delaware corporation


                                        By:
                                          ------------------------------------
                                        John V. Cracchiolo, Vice President and
                                        Chief Financial Officer



ATTEST:



-----------------------------------
Keith M. Roberts, Secretary



                                        RESOURCE HOLDINGS, LTD.,
                                        a Pennsylvania corporation



                                        By:
                                          ------------------------------------



ATTEST:


-------------------------


              [Signature Page to the Agreement and Plan of Merger]

                                       6.

                                   EXHIBIT "F"

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

                       ASSIGNMENT AND ASSUMPTION AGREEMENT


               THIS ASSIGNMENT AND ASSUMPTION AGREEMENT dated December 29, 1997 by and between QuadraMed Corporation, a Delaware corporation ("QuadraMed"), and Resource Health Partners, L.P., a Delaware limited partnership ("RHP"), is delivered pursuant to the terms of the Acquistion Agreement and Plan of Merger (the "Merger Agreement"), dated as of December 29, 1997, by and among QuadraMed, RH Acquisition Co., a Delaware corporation, and FA Acquisition Co., a Delaware corporation, on the one hand, and RHP, Resource Holdings, Ltd., a Pennsylvania corporation, and FRA Acquisition, Inc., a Delaware corporation, on the other hand.

               WHEREAS, pursuant to Section 2.15 of the Merger Agreement, RHP and QuadraMed have agreed to enter into this Agreement pursuant to which RHP shall transfer to QuadraMed the Assets (as defined below) and QuadraMed shall assume the Liabilities (as defined below).

               NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

               Section 1. RHP does hereby convey, transfer, sell, assign, deliver, and grant over unto QuadraMed, and QuadraMed does hereby accept and take, effective upon the Closing, all right, title, and interest of RHP in and to all of the assets and properties listed on Schedule A hereto (the "Assets").

               Section 2. RHP hereby represents and warrants that RHP is the lawful owner of the Assets; that RHP has the right to sell the Assets; and that title to the Assets is hereby vested in RHP free and clear of all liens, mortgages, pledges, encumbrances, security interests, equities, charges, and restrictions of any nature whatsoever.

               Section 3. QuadraMed does hereby assume and agree to perform and discharge in accordance with the terms thereof and as required by the Merger Agreement, and to hold RHP harmless from, the liabilities and obligations listed on Schedule A hereto (the "Assumed Liabilities").

               Section 4. RHP and QuadraMed each covenant to the other, and their respective successors and assigns, that such party will at any time and from time to time at the request of the other party duly execute and deliver, or will cause to be executed and delivered, all such further acts, transfers, assignments, novations, and conveyances, powers of attorney, and assurances, as the other party may reasonably request to effect the sale, transfer, conveyance, assignment, novation, and delivery of the Assets and the assumption of the Assumed Liabilities.

        IN WITNESS WHEREOF, RHP and QuadraMed have caused this Assignment and Assumption Agreement to be executed and delivered as of the day and year first above written.


                                  RESOURCE HEALTH PARTNERS, L.P.
                                  BY: RHP GP, L.P., ITS GENERAL PARTNER
                                  BY: RHP HEALTH, INC., ITS GENERAL PARTNER


                                  By:
                                     ------------------------------------------
                                      Name:
                                      Title:

                                  QUADRAMED CORPORATION


                                  By:
                                     ------------------------------------------
                                      Name:
                                      Title:




                                SIGNATURE PAGE TO
                       ASSIGNMENT AND ASSUMPTION AGREEMENT



                                       2.

                                  EXHIBIT "G"

                        INVESTMENT REPRESENTATION LETTER

QuadraMed Corporation
80 East Sir Francis Drake Blvd.
Suite 2A
Larkspur, California 94939
Attn: Keith Roberts

Resource Health Partners, L.P.
c/o J.P. Morgan Investment Corporation
101 California Street
San Francisco, CA  94111
Attn: John Van Hooser

     Re:  Transfer of QuadraMed Common Stock

Dear Sirs:

     QuadraMed Corporation, a Delaware corporation ("QuadraMed"), and Resource Health Partners, L.P., a Delaware limited partnership ("RHP"), have entered into an Acquisition Agreement and Plan of Merger, dated as of December 29, 1997 (the "Merger Agreement"), pursuant to which QuadraMed acquired Resource Holdings, Ltd., a Pennsylvania corporation and a wholly owned subsidiary of RHP ("Resource Holdings"), and FRA Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of RHP ("FRA"). Pursuant to the Merger Agreement, RHP received shares of QuadraMed's Common Stock (the "QuadraMed Shares") which shares RHP or RHP GP, L.P., the general partner of RHP ("RHP GP"), now intend to transfer to the undersigned, as a [general/limited] partner of RHP or of RHP GP. In accordance with the terms and conditions of the Merger Agreement, RHP is required to obtain this representation letter from the undersigned as a condition to the transfer of such shares. Accordingly, the undersigned hereby represents, warrants and covenants to RHP and QuadraMed as follows:

     1. The undersigned is a general or limited partner of RHP or of RHP GP, L.P.

     2. The undersigned is aware that the QuadraMed Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any applicable state securities laws, and understands and agrees that the QuadraMed Shares may not be offered or sold in the absence of registration under the Securities Act and any applicable state securities laws or an exemption from the registration requirements of the Securities Act and any applicable state securities laws. The undersigned will not transfer the QuadraMed Shares in violation of the provisions of any applicable federal or state securities laws.

          3. The undersigned is acquiring the QuadraMed Shares for the undersigned's own account and for investment, and not with a view to the distribution thereof or with any present intention of distributing or selling any of the QuadraMed Shares except in compliance with the Securities Act.

          4. If the undersigned is listed on Appendix A hereto, the undersigned hereby agrees that it will not transfer any of the QuadraMed Shares that are transferred to the undersigned by RHP until the publication by QuadraMed of financial results that include at least thirty (30) days of combined operations of QuadraMed, Resource Holdings, FRA and their respective subsidiaries. The undersigned understands that QuadraMed or RHP will notify it promptly upon the publication of such financial results.

          5. The undersigned also understands that stop transfer instructions will be given to QuadraMed's transfer agent with respect to the QuadraMed Shares transferred to the undersigned and that there will be placed on the certificates for such QuadraMed Shares, or any substitutions therefor, a Legend stating in substance:

          "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED."

          The foregoing representations are true and accurate as of the date hereof.

Dated:
      --------------------------------

Print Name of [General/Limited Partner:
                                                  -----------------------------

Authorized Signature:
                                                  -----------------------------

Print Title (if applicable):
                                                  -----------------------------

Print name of any other person whose
signature is required:
                                                  -----------------------------

Signature:
                                                  -----------------------------

Title (if applicable):
                                                  -----------------------------

                                   APPENDIX A

                              LIST OF "AFFILIATES"


J.P. Morgan Investment Corporation
Mutual Group, Ltd.
Coventry Corporation
Fred Rothenberg
Ted Ackroyd
Craig Camp
Rothenberg Trust
Rothenberg Family Partnership

                                  EXHIBIT "H"

                         OPINION OF PROSKAUER ROSE LLP

[PROSKAUER ROSE LLP LETTERHEAD]



December 29, 1997


QuadraMed Corporation
RH Acquisition Co.
FA Acquisition Co.
80 E. Sir Francis Drake Blvd., Ste. 2A
Larkspur, California 94939

Ladies and Gentlemen:

     We have acted as counsel for Resource Health Partners, L.P., a Delaware limited partnership ("RHP") and FRA Acquisition, Inc., a Delaware corporation ("FRA"), in connection with the acquisition of the business of RHP by QuadraMed Corporation, a Delaware corporation ("QuadraMed"), by means of a (i) merger of RH Acquisition Co., a Delaware corporation and wholly owned subsidiary of QuadraMed ("Sub A"), with and into Resource Holdings, Ltd., a Pennsylvania corporation ("Resource Holdings") and (ii) a merger of FR Acquisition Co., a Delaware corporation and wholly owned subsidiary of QuadraMed ("Sub B"), with and into FRA, pursuant to the terms and conditions of the Acquisition Agreement and Plan of Merger, dated as of December 29, 1997, between RHP, FRA and Resource Holdings, on the one hand, and QuadraMed, Sub A and Sub B, on the other hand (the "Merger Agreement"). QuadraMed, Sub A and Sub B are collectively referred to herein as the "Transferee." This opinion is being rendered to you pursuant to Section 8.3 of the Merger Agreement. Capitalized terms used herein and not otherwise defined shall have the same meaning given to such terms in the Merger Agreement.

     In connection with the opinions expressed herein, we have reviewed execution copies of (i) the Merger Agreement, (ii) the Escrow Agreement referred to therein, and (iii) the Registration Rights Agreement referred to therein. We have also reviewed originals or copies of such corporate documents or records of the RHP and FRA and such other agreements and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.

     In connection with the opinions expressed herein we have made such examination of matters of law and of fact as we considered appropriate or advisable for purposes hereof. As to matters of fact material to the opinions expressed herein, we have relied upon the representations and warranties as to factual matters contained in and made by RHP, FRA and Resource Holdings pursuant to the Merger Agreement and upon certificates and statements of

PROSKAUER ROSE LLP

QuadraMed Corporation
RH Acquisition Co.
FA Acquisition Co.                                                        Page 2
December 29, 1997


government officials and of officers of RHP, FRA and Resource Holdings. We have assumed for the purposes of this opinion letter the genuineness of all signatures, the legal capacity of natural persons, the authenticity of the documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of such copies.

        In rendering these opinions, we have also assumed that the Merger Agreement, the Escrow Agreement, the Registration Rights Agreement and all other agreements executed in connection therewith have been duly and validly executed and delivered by or on behalf of each party thereto other than RHP and FRA, that each party thereto other than RHP and FRA has the power to enter into and perform its obligations thereunder and that such agreements constitute legal, valid, binding and enforceable obligations of each such party.

        Whenever a statement herein is qualified by the expressions "known to us," "to our knowledge," "we are not aware" or a similar phrase or expression with respect to our knowledge of matters of fact, it is intended to mean that our knowledge is based upon the records, documents, instruments and certificates described above and the current actual knowledge of the attorneys in this firm who have devoted substantive attention to the transactions contemplated by the Merger Agreement (but not including any constructive or imputed notice of any information) and that we have not otherwise undertaken any independent investigations for the purpose of rendering this opinion.

        This opinion letter relates solely to the laws of the State of New York, the General Corporation Law of the State of Delaware (the "DGCL"), the Delaware Revised Uniform Limited Partnership Act (the "DRULPA") and applicable federal laws of the United States, and we express no opinion with respect to the effect or applicability of the laws of other jurisdictions.

        The opinions expressed in paragraph number 2 are solely based upon our review of the schedule of limited partners as certified to us by the general partner of RHP and the stock certificate and minute books of FRA.

        Based upon and subject to the foregoing, and subject to the further assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion that:

        1. RHP is a validly existing limited partnership and is in good standing under the laws of Delaware and FRA is duly incorporated and validly existing and in good standing as a corporation under the laws of Delaware. Each of RHP and FRA has the requisite partnership or

PROSKAUER ROSE LLP

QuadraMed Corporation
RH Acquisition Co.
FA Acquisition Co.
December 29, 1997                                                         Page 3

corporate power, as the case may be, and authority to own its respective properties and to conduct its respective businesses as, to our knowledge, they are presently conducted.

          2. To our knowledge, the limited partners of RHP are as set forth on Schedule 3.6 to the Merger Agreement. The authorized capital stock of FRA consists of 10,000 shares of Common Stock, par value $0.01 per share, of which, to our knowledge, 9,000 shares are outstanding as of the date hereof. The outstanding shares of capital stock of FRA are duly authorized, validly issued, fully paid and non-assessable and are held of record by RHP.

          3. Each of RHP and FRA has the requisite partnership or corporate power, as the case may be, and authority to execute, deliver and perform the Merger Agreement. The Merger Agreement has been duly authorized by each of RHP and FRA, has been duly executed and delivered by an authorized officer of each of RHP and FRA and constitutes a legal, valid and binding obligation of each of RHP and FRA, enforceable by the Transferee against RHP and FRA in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws affecting the rights of creditors generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). RHP has the requisite partnership power and authority to execute, deliver and perform the Escrow Agreement and the Registration Rights Agreement. Each of the Escrow Agreement and the
Registration Rights Agreement has been duly and validly authorized by RHP, has been duly executed and delivered by an authorized officer of RHP and constitutes a legal, valid and binding obligation of RHP, enforceable by the Transferee against RHP In accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws affecting the rights of creditors generally; and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          4. Neither the execution or delivery by RHP or FRA of the Merger Agreement, and in the case of RHP, the execution and delivery of the Escrow Agreement and the Registration Rights Agreement, nor the consummation by RHP or FRA of the transactions contemplated thereby will (i) violate any provision of the First Amended and Restated Agreement of Limited Partnership, as amended, or RHP or the Certificate of Incorporation or Bylaws of FRA, (ii) violate or be in conflict with any federal or New York laws or the DGCL or the DRULPA which to our knowledge are applicable to RHP or FRA, or (iii) to our knowledge, violate or contravene any judgment, decree, injunction or order of any federal or New York court or any arbitrator or governmental agency or authority, having jurisdiction over RHP or FRA.

PROSKAUER ROSE LLP

QuadraMed Corporation
RH Acquisition Co.
FA Acquisition Co.                                                       Page 4
December 29, 1997


     5. No consents, approvals or authorizations of or filings with any governmental authority are required on the part of RHP or FRA in connection with the execution, delivery and performance at the Closing by RHP and FRA of the Merger Agreement, and the delivery and performance of the Escrow Agreement and Registration Rights Agreement by RHP, except for such consents, approvals, authorizations or filings (i) which have been obtained, waived or made prior to the date hereof, (ii) referred to in Section 3.9 of the Merger Agreement, or
(iii) are required to comply with federal or state securities laws. We express no opinion with respect to any consents, approvals, authorizations and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder.

     6. We are not aware of any action, proceeding or governmental investigation pending, or threatened in writing, against RHP or FRA which questions the validity or enforceability of the Merger Agreement, the Escrow Agreement and the Registration Rights Agreement (collectively, the "Transaction Documents"), the right of RHP or FRA to enter into the Merger Agreement, or the right of RHP to enter into the Escrow Agreement and the Registration Rights Agreement.

     The foregoing opinions are subject to the following additional limitations, qualifications, assumptions and exceptions:

     a. We express no opinion as to provisions of the Transaction Documents purporting to establish an evidentiary standard or to authorize conclusive determinations by the Transferee or any other Person or allowing the Transferee or any other Person to make determinations in its sole discretion.

     b.   We also express no opinion as to provisions of the Transaction
Documents:

          (1) pursuant to which RHP or FRA agree to make payments without set-off, defense or counterclaim;

          (2) relating to indemnification, contribution or exculpation, to the extent any such provision is contrary to public policy or prohibited by law (including, without limitation, federal and state securities laws);

          (3) providing for the exclusive jurisdiction of a particular court or purporting to waive rights to trial by jury, service of process or objections to the laying of venue or to forum on the basis of forum non conveniens, in connection with any litigation arising out of or pertaining to the Transaction Documents;

PROSKAUER ROSE LLP

QuadraMed Corporation
RH Acquisition Co.
FA Acquisition Co.                                                        Page 5
December 29, 1997


          (4) purporting to waive either illegality as a defense to the performance of contract obligations or any other defense to such performance which cannot, as a matter of law, be effectively waived;

          (5) permitting modification of the Transaction Documents only by means of an agreement in writing signed by the parties thereto;

          (6) requiring payment of attorneys' fees, except to the extent a court determines such fees to be reasonable;

     c. Our opinions in clause (ii) of paragraph 4 above and in paragraph 5 above are limited to laws and regulations normally applicable to transactions of the type contemplated in the Transaction Documents and do not extend to licenses, permits and approvals necessary for the conduct of RHP's business and FRA's business. In addition and without limiting the previous sentence, we express no opinion herein with respect to the effect of any land use, environmental or similar law, any state or federal antitrust law or any local law. Further, we express no opinion as to the effect of or compliance with any state or federal laws or regulations applicable to the transactions contemplated by the Transaction Documents because of the nature of the business of any party thereto other than RHP OR FRA.

     D. We also express no opinion as to Section 12.8 of the Merger Agreement and similar provisions of the other Transaction Documents to the extent that they purport to exclude conflict of law principles under New York law.

     This opinion is rendered as of the date first written above solely for your benefit in connection with the Merger Agreement and may not be delivered to, quoted or relied upon by any person other than you, or for any other purpose, without our prior written consent. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to RHP and FRA. We assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

                              Very truly yours,


                              /s/PROSKAUER ROSE LLP
                              -----------------------
                              Proskauer Rose LLP

                                   EXHIBIT "I"

                         OPINION OF PENNSYLVANIA COUNSEL

                  [CRAWFORD WILSON RYAN & AGULNICK LETTERHEAD]


December 29, 1997


QuadraMed Corporation
RH Acquisition Company
FA Acquisition Company
80 East Sir Francis Drake Boulevard
Suite 2A
Larkspur, California 94939


Gentlemen:

We have acted as counsel for Resource Holdings, Ltd., a Pennsylvania Corporation ("RHL"), in connection with a merger agreement involving RH Acquisition, Co.

In connection with the foregoing transaction we have reviewed the following documents:

1. Certificate of Incorporation, By-Laws, Written Consent of Sole Shareholder and certified Resolutions of the Board of Directors of RHL.

2. Merger Agreement (including the agreement referred to therein to which RHL is a party.)

3.      Articles of Merger, Agreement and Plan of Merger.

The documents listed in Paragraphs 1 through 3 above are hereinafter referred to collectively as the Documents."

We have reviewed the Documents and the Articles of Incorporation, Bylaws and resolutions of RHL's Board of Directors and shareholder, and a Certificate of Good Standing of RHL ("RHL's Organizational Documents"). In addition, we have made inquiries of the President and the Chief Financial Officer of RHL as to each warranty and representation with respect to RHL and its capital stock, stockholder, business and affairs contained in the Documents. The veracity of the responses to these inquiries we have no reason to doubt, but we have made no independent investigation thereof. The review of the Documents and RHL's Organizational Documents and the inquiries made of the President and the Chief Financial Officer of RHL collectively constitute, and are referred to as, "Our Investigation." We have also made such examination of law as we have deemed necessary or appropriate in connection with this opinion.

December 29, 1997
Page 2

Except for Documents signed by RHL, we have assumed the genuineness of all items submitted to us as copies, the legal capacity of all natural persons, and the authenticity of all signatures appearing on any documents relied upon by us.

As a result of Our Investigation, and limited thereby, it is our opinion that:

1. RHL is validly existing and in good standing in the Commonwealth of Pennsylvania.

2. RHL has all legal powers, authorizations and approvals necessary to carry out its business as now conducted.

3. Resource Holdings, Ltd., has the requisite power and authority to execute, deliver, and perform the Merger Agreement. The Merger Agreement (including the agreements referred to therein to which RHL is a party), has been duly authorized by Resource Holdings, Ltd., has been duly executed and delivered by an authorized officer of Resource Holdings, Ltd., and constitutes a legal, valid, and binding obligation of Resource Holdings, Ltd., enforceable by the RH Acquisition Co., of Delaware against Resource Holdings, Ltd., in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, and other similar laws affecting the rights of creditors generally; and (ii) general principles of equity [regardless of whether such enforceability is considered in a proceeding in equity or at law].

4. To the best of our knowledge and belief, there is no suit, action or proceeding pending or threatened against RHL or any of RHL's property (or the shares of capital stock of RHL) or rights which, if adversely determined could;
(i) materially impair RHL's right to carry on its business substantially as now conducted; (ii) materially and adversely affect RHL's financial condition;
(iii) materially and adversely affect the validity of the Documents; or (iv) materially and adversely affect the consummation of the documents contemplated by the Merger Agreement.

5. The underlying transaction constituting the merger does not require the authorization, consent, or approval of any governmental body or agency.

6. RHL's authorized capital stock consists of 10,000,000 shares of common stock, no par value (the "Common Stock"), of which 3,005,296.33 shares are issued and outstanding on the date hereof, and all such shares of Common Stock are owned by Resource Health Partners, L.P. All such outstanding shares of Common Stock have been duly authorized, are validly issued, and are fully paid and non-assessable. The relative rights, restrictions, privileges, and preferences of the Common Stock are stated in the Articles of Incorporation of RHL. To the best of our knowledge, RHL has no options, warrants, or rights to purchase or acquire shares of its capital stock authorized, issued, or outstanding. To the best of our

December 29, 1997
Page 3

knowledge, there are no preemptive rights with respect to the issuance or sale of RHL's capital stock, and no restrictions on the transfer of the shares of Common Stock.

7. Neither the execution or delivery by Resource Holdings, Ltd., of the Merger Agreement nor the consummation by them of the transactions contemplated thereby will (i) violate any provision of the Limited Partnership agreement of RHP or the Certificate of Incorporation or Bylaws of Resource Holdings, Ltd.;
(ii) violate or be in conflict with any federal or Pennsylvania laws; or (iii) to our knowledge violate or contravene any judgment, decree, injunction, or order of any federal or Pennsylvania court or any arbitrator or governmental agency or authority having jurisdiction over Resource Holdings, Ltd..

The opinions expressed above are subject to the following qualifications:

     1. Our opinion is subject to the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to, or affecting, or adjusting the rights of creditors generally.

     2. Our opinion is subject to limitations imposed by general principles of equity upon the specific enforceability of any of the remedies, covenants or other provisions contained in the Documents, and upon the availability of injunctive relief or other equitable remedies, and the application of principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

     3. Certain rights and remedies contained in the Documents may be rendered ineffective, or limited, by applicable laws or judicial decisions governing such provisions, but such laws or judicial decisions do not, for any legal or factual reasons of which we are presently aware, make the Documents inadequate for the practical realization of the benefits intended to be provided by the Documents.

     4. Our opinion is based upon, and relies upon, the current status of the laws of the Commonwealth of Pennsylvania and the United States of America only, and in all respect is subject to future legislation and judicial decisions, and we assume no obligation to advise you of changes in matters of fact or law which may hereafter come to our attention.

     5. The terms "to our knowledge" or "to the best of our knowledge" mean that we have no actual knowledge to the contrary and that, as to opinions rendered herein which are prefaced by either of such terms, we have relied, as to matters of fact solely on Our Investigation.

The foregoing opinions are rendered solely for your benefit and the benefit of any assignee of your rights in the Documents in connection with the referenced transaction and may not

December 29, 1997
Page 4


be relied on by any other person, or used for any other purpose, without our prior, written consent.

This opinion is provided to you as a legal opinion and not as a guarantee of the matters discussed herein. Our opinion is limited to the matters expressly stated herein, and no other opinions may be implied or inferred. Moreover, regardless of the states in which members of this firm are licensed to practice, we express no opinion as to the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

This opinion is rendered as of the date set forth above. We expressly disclaim any obligation to advise you of any changes in the circumstances, laws, or events that may occur after this date or otherwise to update this opinion.

Sincerely,

CRAWFORD WILSON RYAN & AGULNICK

/s/ KEVIN J. RYAN
-----------------
Kevin J. Ryan

KJR pma

                                   EXHIBIT "J"

                              EMPLOYMENT AGREEMENT

                                    FORM OF
                              EMPLOYMENT AGREEMENT

        QuadraMed Corporation, a Delaware corporation (the "Employer"), and
[                  ] (the "Executive"), agree as follows:

        1. Employment and Duties. The Employer shall employ the Executive, and the Executive shall serve the Employer, during the term set forth in Section 2 below. The Executive shall use his best efforts to promote the interests of the Employer, and he shall perform his duties faithfully and diligently, consistent with sound business practices. Subject to the following sentence, the Executive shall devote all his business time to the performance of his duties for the Employer and shall not engage in any other business activities (whether or not competitive with business of the Employer) that interfere with the performance of his duties under this Employment Agreement (the "Agreement"). Nothing in this Agreement shall be deemed to require the Executive to serve the Employer outside the Los Angeles metropolitan area (except for business trips in the ordinary course of business), or to limit the Executive's ability to manage his personal business affairs (it being understood that the management of such personal business affairs shall not interfere with the performance of the Executive's duties under this Agreement).

        2. Term of Employment. The Employer shall employ Executive under this Agreement for a period commencing on the date of this Agreement and expiring at the close of business on December _____, 1998 (the "Initial Termination Date"), except that the Executive's employment shall be subject to earlier termination under Section 4 below. The Employer shall continue to employ the Executive under this Agreement after the Initial Termination Date for successive one (1) year periods ending on succeeding anniversary dates of the Initial Termination Date, unless the Employer or the Executive shall have given written notice to the other at least ninety (90) days before the Initial Termination Date or the applicable anniversary date of the Initial Termination Date that it or he wishes to terminate this Agreement on the Initial Termination Date or that anniversary date, as the case may be.

        3.      Compensation; Benefits.

                (a) As compensation for all services the Executive renders during his employment under this Agreement, the Employer shall pay the Executive
a salary at the rate of $[      ] a year (payable in equal installments
according to the Employer's customary payroll practices). The Employer will deduct and withhold from the salary payable to the Executive under this Section 3(a), any and all applicable federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Employer under applicable statute or regulation.

                (b) The Executive shall be eligible for commissions reasonably similar to the Executive's commission schedule under his employment with Rothenberg Health Systems Inc. immediately prior to this Agreement.

                (c) The Executive will, during his employment under this Agreement, be permitted to participate in such pension, profit sharing, bonus, life insurance, hospitalization, major medical and other employee benefit plans of the Employer that may be in effect from time to time, to the extent the Executive is eligible under the terms of those plans.

        4.      Termination.

                (a) The Executive's employment shall terminate upon his death, and may be terminated at any earlier time at the option of the Employer in its sole and absolute discretion. The Executive may not at any time during his employment under this Agreement and for the six (6) month period thereafter, engage or become interested (as owner, lender, stockholder, partner, director, officer, employee, consultant or otherwise) in any business that is in competition with the healthcare software business of the Employer conducted by the Employer as of the date hereof, taking into account the transactions contemplated by that certain Acquisition Agreement and Plan of Merger by and among the Employer, RH Acquisition Co. and FR Acquisition Co, on the one hand, and Resource Health Partners, L.P. and FRA Acquisition, Inc., on the other hand (the "Employer's Business"), except that the Executive may hold not more than one percent (1%) of the outstanding securities of any class of any publicly-held company engaged in that business; provided, however, that if this Agreement terminates by its terms at the expiration of the Initial Termination Date (or any succeeding anniversary date upon renewal) and either party elects not to renew this Agreement, the Executive may compete with the Employer's Business, in which case the Executive shall only be entitled to the amount of his salary and other benefits accrued to the date of termination. On the termination of the Executive's employment as a result of his death, or at the Employer's option as a result of the Executive's disability or for cause, the Employer shall pay the Executive (or his named beneficiary or estate) the amount of his salary and other benefits accrued to the date of termination (with no reduction for any period of disability prior to termination). On the termination of the Executive's employment at the Employer's option for any other reason, the Employer shall continue to pay the Executive (or his named beneficiary or estate) the amount of his salary, the amount of his commissions earned in the previous six (6) months prior to such termination and other benefits in accordance with this Agreement for a period of six (6) months or, if sooner, until the Executive shall first engage or become interested (as owner, lender, stockholder, partner, director, officer, employee, consultant or otherwise) in any business that is in competition with the Employer's Business (it being understood that he shall not be deemed so to be engaged or interested in a business if he holds one percent (1%) or less of the outstanding securities of any class of any publicly-held company). The right of the Employer to terminate the payments referred to in the preceding sentence should the Executive engage in any of the activities referred to in the preceding sentence shall be non-exclusive and in addition to any legal or equitable remedies available to the Employer. Except as specifically provided in this Agreement, the Employer shall have no other obligation to the Executive (or his named beneficiary or estate).

                (b) As used in this Agreement, (i) the term "disability" means the failure of the Executive substantially to perform his duties and obligations under this Agreement for ninety (90) consecutive days because of any mental or physical incapacity, as determined by a physician mutually agreed upon by the Employer and the Executive, or, if after thirty (30) days they are unable to agree, by a physician selected by the American Arbitration Association, and (ii) the term "cause" means (a) any action by the Executive that constitutes dishonesty, a violation of law or a fraud against the Employer, (b) the indictment of the Executive for a felony, (c) willful misconduct, drunkenness or abuse of any controlled substance by the Executive,
(d) any violation by the Executive of his fiduciary obligations, if any, to the Employer or (e) any material breach by the Executive of this Agreement or any other agreement between him, on the one hand, and the Employer, on the other hand.

        5. Expenses. During the Executive's employment under this Agreement, the Employer shall reimburse the Executive for reasonable business expenses incurred by him in the performance of his duties on behalf of the Employer upon presentation of vouchers or other evidence of such expenses in accordance with the policies of the Employer.

        6. Vacations and Holidays. The Executive will be (i) credited with two (2) weeks accrued vacation as of the date of this Agreement and (ii) entitled to four (4) weeks paid vacation each fiscal year in accordance with the vacation policies of the Employer in effect for its employees from time to time. Vacation must be taken by the Executive at such time or times as approved by the Chairman of the Board, Chief Executive Officer, President or Chief Operating Officer of the Employer. The Executive will also be entitled to the paid holidays set forth in the Employer's policies.

        7.      Restriction on Hiring; Confidentiality.

                (a) The Executive may not at any time during his employment under this Agreement, or within six (6) months after the termination of employment for any reason, hire on his own behalf, or on behalf of any other enterprise, any individual who was an employee of the Employer during the six
(6) month period to the termination of employment.

                (b) The Executive shall at all times during his employment and thereafter hold in confidence all Confidential Information (as defined below) that may have come or may come into his possession or within his knowledge concerning the products, services, processes, businesses, suppliers, customers and clients of the Employer. The Executive agrees that neither he nor any person or enterprise controlled by him will for any reason directly or indirectly, for himself or any other person, use or disclose any trade secrets, proprietary or confidential information, inventions, processes or procedures, patents, trademarks, trade names, customer lists, service marks, service names, copyrights, applications for any of the foregoing or licenses or other rights in respect thereof (collectively, "Confidential Information"), owned or used by, or licensed to, the Employer, provided that the Executive may disclose Confidential Information that has become generally available to the public or other than as a result of a breach of this Agreement by the Executive or pursuant to an order of a court of competent jurisdiction or of a governmental agency, department or commission. Upon termination of his employment under this Agreement, the Executive shall promptly surrender to the Employer all documents that contain Confidential Information and that are within his possession or control.

        8. Remedy. The Executive acknowledges that the remedy at law for breach of any provision of this Agreement would be inadequate and that, in addition to any other remedy the Employer may have for such a breach, the Employer shall be entitled to an injunction restraining any such breach or threatened breach.

        9. Management of Employer. Except as specifically provided in this Agreement, nothing in this Agreement shall (i) give the Executive the right to be employed by or to continue in the employ of the Employer or prevent the termination of his employment by the Employer at any time or (ii) limit the right of the Board of Directors (or other governing body) of the Employer to manage the business and affairs of the Employer.

        10.     Miscellaneous.

                (a) This Agreement shall be binding upon, and inure to the benefit of, the parties' respective successors, assigns, heirs and legal representatives.

                (b) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed wholly in Delaware.

                (c) If any provision of this Agreement, or the application of any provision to any person or circumstance, shall for any reason or to any extent be invalid or unenforceable, the remainder of this Agreement and the application of that provision to other persons or circumstances shall not be affected, but shall be enforced to the full extent permitted by law.

                (d) The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

                (e) Except as otherwise expressly provided in this Agreement, any dispute arising under or in connection with this Agreement shall be resolved by binding arbitration in accordance with the rules and procedures of the American Arbitration Association by a single neutral arbitrator appointed by the American Arbitration Association or its president. Each such arbitration shall be held in San Francisco, California. Judgment upon the arbitrator's award may be entered in any court having jurisdiction. Each party shall bear its or his own costs of any arbitration or litigation, including, without limitation, attorney's fees and expenses, and the costs of the arbitration itself and of the arbitrator shall be borne equally by each party, in each case unless determined otherwise by the arbitrator.

                (f) Any notice or other communication under this Agreement shall be in writing and shall be considered given when mailed by registered mail, return receipt requested, to the parties at the following addresses (or at such other address as a party may specify by notice to the other):

If to the Employer:                QuadraMed Corporation
                                   Attention: Keith M. Roberts
                                   80 East Sir Francis Drake Boulevard, Suite 2A
                                   Larkspur, California 94939

If to the Executive:
                                   _____________________________________________
                                   _____________________________________________
                                   _____________________________________________
                                   _____________________________________________


                (g) This Agreement may be executed in counterparts, each of which shall be considered an original, but both of which together shall constitute the same instrument.

                (h) This Agreement shall be assigned to and shall inure to the benefit of any successor to substantially all the assets and business of the Employer as a going concern, whether by merger, consolidation, liquidation or sale of substantially all the assets of the Employer or otherwise, and the Employer shall cause its successors to assume its obligations under this Agreement (but no such assignment shall relieve it of its obligations under this Agreement).

                (i) This Agreement constitutes the entire understanding of the parties with respect to its subject matter, supersedes all existing agreements between them with respect to that subject matter and cannot be changed or terminated orally.

                                    QUADRAMED CORPORATION


                                    By:_________________________________________
                                    Name:_______________________________________
                                    Title:______________________________________


                                    ____________________________________________

                                   EXHIBIT "K"

                   OPINION OF BROBECK, PHLEGER & HARRISON LLP

                  [BROBECK PHLEGER & HARRISON LLP LETTERHEAD]


                                December 29, 1997




Resource Health Partners, L.P.
Resource Holdings, Ltd.
FRA Acquisition Inc.
c/o J.P. Morgan Investment Corporation
101 California Street
San Francisco, CA 94111

Ladies and Gentlemen:

               We have acted as counsel for QuadraMed Corporation, a Delaware corporation ("QuadraMed"), RH Acquisition Co., a Delaware corporation ("Sub A") and FA Acquisition Co., a Delaware corporation ("Sub B" and, together with QuadraMed and Sub A, the "Companies"), in connection with the acquisition by QuadraMed of the business of Resource Health Partners, L.P., a Delaware limited partnership ("RHP") by means of a (i) merger of Sub A with and into Resource Holdings, Ltd., a Delaware corporation and wholly owned subsidiary of RHP ("Resource Holdings"), and (ii) a merger of Sub B with and into FRA Acquisition Inc., a Delaware corporation and wholly owned subsidiary of RHP ("FRA"), pursuant to the terms and conditions set forth in the Acquisition Agreement and Plan of Merger dated as of December 29, 1997 between the Companies, on the one hand, and Seller, Resource Holdings and FRA, on the other hand (the "Merger Agreement"). RHP, Resource Holdings and FRA are collectively referred to herein as the "Seller." This opinion is being rendered to you pursuant to Section 9.4 of the Merger Agreement. Capitalized terms used herein and not otherwise defined shall have the same meaning given to such terms in the Merger Agreement.

                In connection with the opinions expressed herein, we have reviewed the following:

                        (i)     the Merger Agreement;

                        (ii) the Escrow Agreement, dated as of December 29, 1997 by and among the Companies and RHP;

                  [BROBECK PHLEGER & HARRISON LLP LETTERHEAD]

Resource Health Partners, L.P.                                            Page 2
December 29, 1997



                        (iii) the Registration Rights agreement, dated as of December 29, 1997, by and among QuadraMed and certain stockholders of QuadraMed;

                        (iv) the officer's certificate, dated December 29, 1997 (the "Officer's Certificate"); and

                        (v) originals or copies of such corporate documents or records of the Companies and such other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.

               In connection with the opinions expressed herein we have made such examination of matters of law and of fact as we considered appropriate or advisable for purposes hereof. As to matters of fact material to the opinions expressed herein, we have relied upon the representations and warranties as to factual matters contained in and made by the Companies pursuant to the Merger Agreement and upon certificates and statements of government officials and of officers of the Companies, including the Officer's Certificate. We have assumed for the purposes of this opinion letter the genuineness of all signatures, the legal capacity of natural persons, the authenticity of the documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of such copies.

               In rendering these opinions, we have also assumed that the Merger Agreement, the Escrow Agreement and all other agreements executed in connection therewith (the "Transaction Documents") have been duly and validly executed and delivered by or on behalf of each party thereto other than the Companies, that each party thereto other than the Companies has the power to enter into and perform its obligations thereunder and that the Transaction Documents constitute legal, valid, binding and enforceable obligations of each such party.

               Whenever a statement herein is qualified by the expressions "known to us," "to our knowledge," "we are not aware" or a similar phrase or expression with respect to our knowledge of matters of fact, it is intended to mean that our knowledge is based upon the records, documents, instruments and certificates described above and the current actual knowledge of the attorneys in this Firm who have devoted substantive attention to the transactions contemplated by the Transaction Documents (but not including any constructive or imputed notice of any information) and that we have not otherwise undertaken any independent investigations for the purpose of rendering this opinion.



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               This opinion letter relates solely to the laws of the State of
New York, the General Corporation Law of the State of Delaware and applicable federal laws of the United States, and we express no opinion with respect to the effect or applicability of the laws of other jurisdictions.


               Based upon and subject to the foregoing, and subject to the further assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion that:

               1. The Companies are each corporations duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Companies have the requisite corporate power and authority to own their properties and to conduct their businesses as, to our knowledge, they are presently conducted.

               2. The authorized capital stock of QuadraMed consists of 20,000,000 shares of Common Stock, $0.01 par value, 10,216,539 shares of which are outstanding as of the date hereof, and 5,000,000 shares of Preferred Stock, $0.01 par value, no shares of which are outstanding as of the date hereof. The outstanding shares of capital stock of QuadraMed Corporation are duly authorized, validly issued, fully paid and non-assessable.

               3. The Companies each have the requisite corporate power and authority to execute, deliver and perform the Merger Agreement and the other Transaction Documents and the transactions contemplated thereby, including, without limitation, issuance of the QuadraMed Shares in the Mergers. Each of the Merger Agreement and the other Transaction Documents have been duly and validly authorized by the Companies, have been duly executed and delivered by an authorized officer of the Companies and constitute a legal, valid and binding obligation of the Companies, enforceable by the Seller against the Companies in accordance with their terms, subject to or limited by (i) bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer and other similar laws affecting the rights of creditors generally and (ii) general equitable principles.

               4. Neither the execution or delivery by the Companies of the Transaction Documents nor the consummation by the Companies at the Closing of the transactions contemplated thereby will (i) violate any provision of the Companies' Certificates of Incorporation or Bylaws, (ii) violate or be in conflict with any law which to our knowledge is applicable to the Companies, or
(iii) to our knowledge, violate or contravene any judgment, decree, injunction or order of any court, or any arbitrator or governmental agency or authority, having jurisdiction over the Companies or their properties or by which the Companies may be bound.



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December 29, 1997



               5. No consents, approvals or authorizations of or filings with any governmental authority are required or necessary on the part of the Companies in connection with the execution, delivery and performance at the Closing by the Companies of the Transaction Documents.

               6. Upon issuance of the QuadraMed Shares in the Mergers in accordance with the Merger Agreement, the QuadraMed Shares will be duly authorized, validly issued, fully paid and non-assessable.

               7. We are not aware that there is any action, proceeding or governmental investigation pending, or threatened in writing, against the Companies which questions the validity or enforceability of the Transaction Documents or the right of the Companies to enter into the Transaction Documents.

               The foregoing opinions are subject to the following additional limitations, qualifications, assumptions and exceptions:

               (a) The enforceability of the Companies' obligations under the Transaction Documents may be subject to or limited by (i) bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer and other similar laws affecting the rights of creditors generally; and (ii) general equitable principles (whether relief is sought in a proceeding at law or in equity), including, without limitation, concepts of materiality, reasonableness, good faith, and fair dealing.

               (b) We express no opinion as to provisions of the Transaction Documents purporting to establish an evidentiary standard or to authorize conclusive determinations by the Seller or any other Person or allowing the Seller or any other Person to make determinations in its sole discretion.

               (c) We also express no opinion as to:

                   (i) provisions of the Transaction Documents pursuant to which the Companies' agree to make payments without set-off, defense or counterclaim;

                   (ii) provisions relating to indemnification, contribution or exculpation, to the extent any such provision is contrary to public policy or prohibited by law (including, without limitation, federal and state securities laws);



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Resource Health Partners, L.P.                                            Page 5
December 29, 1997



                   (iii) any provision providing for the exclusive jurisdiction of a particular court or purporting to waive rights to trial by jury, service of process or objections to the laying of venue or to forum on the basis of forum non conveniens, in connection with any litigation arising out of or pertaining to the Transaction Documents;

                   (iv) provisions purporting to waive either illegality as a defense to the performance of contract obligations or any other defense to such performance which cannot, as a matter of law, be effectively waived;

                   (v) any provision permitting modification of the Transaction Documents only by means of an agreement in writing signed by the parties thereto;

                   (vi) any provision requiring payment of attorneys' fees, except to the extent a court determines such fees to be reasonable;


               (d) Our opinions in clause (ii) of paragraph 4 above and in paragraph 5 above are limited to laws and regulations normally applicable to transactions of the type contemplated in the Transaction Documents and do not extend to licenses, permits and approvals necessary for the conduct of the Companies' business. In addition and without limiting the previous sentence, we express no opinion herein with respect to the effect of any land use, environmental or similar law, any state or federal antitrust law or any local law. Further, we express no opinion as to the effect of or compliance with any state or federal laws or regulations applicable to the transactions contemplated by the Transaction Documents because of the nature of the business of any party thereto other than the Companies.

               (f) We also express no opinion as to Section 12.8 of the Merger Agreement and similar provisions of the other Transaction Documents to the extent that they purport to exclude conflict of law principles under New York law.


               This opinion is rendered as of the date first written above solely for your benefit in connection with the Merger Agreement and may not be delivered to, quoted or relied upon by any person other than you, or for any other purpose, without our prior written consent. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by


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Resource Health Partners, L.P.                                            Page 6
December 29, 1997



implication or otherwise, as to any other matters relating to the Companies. We assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

                                            Very truly yours,



                                            BROBECK, PHLEGER & HARRISON LLP